Exhibit 2.1

EXECUTION COPY

STOCK AND ASSET PURCHASE AGREEMENT

among

SOLVAY SA

AND THE OTHER SELLERS NAMED HEREIN

and

ABBOTT LABORATORIES

AND THE OTHER BUYERS NAMED HEREIN

dated as of September 26, 2009

(continued)

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(continued)

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(continued)

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(continued)

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Exhibits

Exhibit A	List of Sellers and Buyers
Exhibit B	Acquired Assets
Exhibit C	Excluded Assets
Exhibit D	Assumed Liabilities
Exhibit E	Excluded Liabilities
Exhibit F	Initial Public Announcement
Exhibit G	Data Room Deposit Agreement

Schedules*
Schedule 1.1(a)	Assigned Intellectual Property
Schedule 1.1(b)	Proceedings Related to the AndroGel Agreements
Schedule 1.1(c)	Knowledge of Buyers
Schedule 1.1(d)	Knowledge of Sellers
Schedule 1.1(e)	Example of the Calculation of the Net Cash
Schedule 1.1(f)	Example of the Calculation of the Net Working Capital
Schedule 2.9(a)(i)	Benchmark Net Working Capital Statement
Schedule 2.9(a)(ii)	Principles for the Calculation of the Closing the Net Working Capital
Schedule 2.9(a)(iii)	Principles for the Calculation of the Closing Net Cash
Schedule 2.10	Allocation of Initial Purchase Price
Schedule 3.1	Organization - List of companies That are in Process of Being Dissolved
Schedule 3.4	Capital Stock of Sold Companies
Schedule 3.6(a)	Financial Statements of Solvay Pharmaceuticals Luxembourg and its consolidated subsidiaries
Schedule 3.6(c)(i)	Financial Statements of Unconsolidated Sold Companies
Schedule 3.6(c)(ii)	List of Unconsolidated Sold Companies
Schedule 3.7	Proceedings
Schedule 3.9	Undisclosed Liabilities
Schedule 3.10	Absence of Certain Changes
Schedule 3.12(b)	Material Owned Real Property
Schedule 3.13(a)	Business Intellectual Property
Schedule 3.13(j)	Proceedings re: Business Intellectual Property
Schedule 3.13(k)	Third Party Infringements of Business Intellectual Property
Schedule 3.14(a)	Material Contracts
Schedule 3.15(c)	Tax Proceedings
Schedule 3.15(d)	Consolidated Tax Returns

Schedule 3.15(h)	Sold Companies Waived Statute of Limitations
Schedule 3.15(l)	Advance Pricing and Similar Agreements
Schedule 3.16	Environmental Matters
Schedule 3.17(a)	List of Business Employees
Schedule 3.17(b)	Non-Compliance with Material Employment Laws
Schedule 3.17(c)	Collective Bargaining Agreements
Schedule 3.17(e)	Change of Control Payments
Schedule 3.18(a)	Seller Non-U.S. Benefits Plans
Schedule 3.18(c)	Seller U.S. Benefit Plans
Schedule 3.18(d)	Transferred U.S. Plans
Schedule 3.18(e)	Administration of Plans
Schedule 3.18(h)	Acceleration of Seller Non-U.S. Benefit Plans and Transferred U.S. Plans
Schedule 3.19(a)	Related Party Contracts
Schedule 3.19(b)	Intercompany Payables and Intercompany Receivables
Schedule 3.21(c)	Products of the Business Sold in Certain Nations
Schedule 3.22(d)	Compliance with Regulatory Laws
Schedule 3.22(f)	Recall, Withdrawal, Suspension and Discontinuance of Products
Schedule 3.22(i)	Compliance by Third Party Manufacturers
Schedule 3.23(a)	List of Insurance Policies to be Terminated as of the Closing Date
Schedule 3.23(c)	Material Insurance Claims
Schedule 5.2	Cooperation
Schedule 5.3(b)(i)	Mandatory Competition/Investment Laws Filings
Schedule 5.3(b)(ii)	Non-Suspensory Competition/Investment Laws Filings
Schedule 5.4	Thai Business Restructuring
Schedule 5.5(a)	List of Intercompany Loans
Schedule 5.5(b)(i)	Balances of Internal Bank Accounts
Schedule 5.5(b)(ii)	Example of Treatment of Internal Bank Accounts
Schedule 5.6(a)	Third Party Financial Indebtedness
Schedule 5.7(a)	Related Party Contracts That Will Not be Terminated at Closing
Schedule 5.11(b)(i)	Sellers Dedicated Employees
Schedule 5.11(b)(ii)	Buyers Dedicated Employees
Schedule 5.15(b)	Solicitation of Certain Transferred Employees
Schedule 5.16	Term Sheet for Transition Services
Schedule 5.17	Insurance Policies
Schedule 5.21	TriCor Cases
Schedule 5.24(a)	List of Intercompany Factoring Receivables
Schedule 7.1	Solvay Pharmaceuticals Belgium Employees

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Schedule 7.2(e)	Pension Liabilities Proceedings
Schedule 7.2(f)	Agreed Assumptions
Schedule 12.10	Arbitration
Schedule 12.17	Schedules to be Completed

* Pursuant to Item 601(b)(2) of Regulation S-K, all schedules listed herein have been omitted. Abbott Laboratories agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission upon request.

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STOCK AND ASSET PURCHASE AGREEMENT

This STOCK AND ASSET PURCHASE AGREEMENT, dated as of September 26, 2009, is entered into by and among Solvay SA, a company organized under the Laws (as defined herein) of Belgium (“Seller Parent”), Stock Sellers (as defined below and set forth on Exhibit A) and Asset Sellers (as defined below and set forth on Exhibit A; and collectively with Seller Parent and Stock Sellers, “Sellers”), on the one hand, and Abbott Laboratories, an Illinois corporation (“Buyer Parent”), Stock Buyers (as defined below and set forth on Exhibit A) and Asset Buyers as defined below and set forth on Exhibit A; and collectively with Buyer Parent and Stock Buyers, “Buyers”), on the other hand.  Sellers and Buyers sometimes are referred to herein collectively as the “Parties” and individually as a “Party”.

W I T N E S S E T H

WHEREAS, Solvay Pharmaceuticals SA, a company organized under the Laws of Belgium (“Solvay Pharmaceuticals Belgium”), owns all the issued and outstanding shares of capital stock of Sodufa BV, a company organized under the Laws of The Netherlands (“Sodufa” and all of such shares being, the “Sodufa Shares”);

WHEREAS, Terlin BV, a company organized under the Laws of The Netherlands (“Terlin”), owns all the issued and outstanding shares of capital stock of Solvay Pharmaceuticals Marketing & Licensing AG, a company organized under the Laws of Switzerland (“SPML” and all of such shares being, the “SPML Shares”, and together with the Sodufa Shares, the “Shares”);

WHEREAS, the Asset Sellers own all the Acquired Assets and are the obligors under all the Assumed Liabilities (each as defined herein);

WHEREAS, Sellers desire to sell, and Buyers desire to purchase, the Business (as defined herein), including the Shares, the Acquired Assets and the Assumed Liabilities, as a going concern, by means of the sale and purchase of the Shares and the Acquired Assets and the assignment of the Assumed Liabilities, on the terms and subject to the limitations and conditions set forth in this Agreement;

WHEREAS, in connection with the transactions contemplated hereby, Sellers will cause the Thai Business Restructuring (as defined herein) described in Section 2.1(c) and Section 5.4 to be consummated; and

WHEREAS, the Parties have agreed to provide and to take up the services contemplated under the Transition Services Agreement (as defined herein).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1            Definitions.  In addition to the terms defined above and other terms defined in other Sections of this Agreement, the following initialized capitalized terms will have the meaning set forth below for purposes of this Agreement:

“Abbott Luxembourg” means Abbott International Luxembourg Sarl, a company organized under the Laws of Luxembourg.

“Abbott Overseas” means Abbott Overseas Luxembourg Sarl, a company organized under the Laws of Luxembourg.

“Aceon/Luvox Investigations” means any existing or future Proceedings (including any purported or certified class actions) filed in any court or before any arbitral body in the Territory against one or more Sold Companies asserting one or more claims (whether based on common Law or statute and whether civil or criminal) for violations of anti-kickback statutes, fraud, consumer fraud, deceptive business or trade practices, false advertising, third-party payor or violations of state or federal false claims acts which arise out of or are related to any action, inaction, event or condition which occurred or existed prior to the Closing Date related to the marketing, promotion or sale of Aceon®, Luvox® or AndroGel, by or on behalf of Seller Parent or its Affiliates, including the conduct that is the subject of the investigations by the State of Texas or New York, the Commonwealth of Virginia or the U.S. Department of Justice into the marketing and promotional practices relating to those products prior to the Closing.

“Acquired Assets” means all assets, property, rights, title, interest and privileges of the Asset Sellers that are primarily used or primarily held for use in the Business as of the Closing Date, including the items listed on Exhibit B, but expressly excluding the Excluded Assets.

“Affiliate” means, with respect to a Person, any other Person directly or indirectly through one or more intermediaries controlling or controlled by, or under direct or indirect common control with, such Person.  For purposes of this definition, a Person will be deemed to control another Person if (a) it owns or controls, directly or indirectly, at least 50% of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation) or (b) it possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of the other Person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.  Each of the Sold Companies will be deemed Affiliates of Seller Parent prior to the Closing and Affiliates of Buyer Parent following the Closing.  Solvac SA (a company organized under the Laws of Belgium, having its registered office at 1050 Brussels, Rue Keyenveld 58, RPM 423.898.710) will not be considered an Affiliate of Seller Parent.

“Agreement” means this Stock and Asset Purchase Agreement (including its Exhibits and Schedules).

“Ancillary Agreements” means, collectively, the Transfer Documents, the Transition Services Agreement and the Data Room Deposit Agreement.

“AndroGel” means testosterone products under the name AndroGel® or any other name used to treat hypogonadism, in gel, oral or any other form or formulation, developed, or to be developed, by or on behalf of the Sold Companies or their Affiliates and marketed, or to be marketed, in the Territory, including any such products marketed under NDA No. 21-015 and NDA No. 22-309.

“AndroGel Agreements” means, collectively, individually or in any combination, (a) the Final Settlement and Release Agreement, dated September 13, 2006, among Unimed, Besins and Watson, (b) the Co-Promotion Agreement, dated September 13, 2006, among Solvay Pharmaceuticals, Inc., Unimed and Watson relating to the co-promotion of AndroGel in the Territory, (c) the Final Settlement and Release Agreement, dated September 13, 2006, among Unimed, Besins, Paddock and Par, (d) the Co-Promotion Agreement, dated September 13, 2006, between Solvay Pharmaceuticals, Inc., Unimed and Par relating to the co-promotion of AndroGel in the Territory, (e) the Backup Manufacturing and Supply Agreement, dated September 13, 2006, among Unimed, Besins and Par relating to back-up manufacturing and supply services for AndroGel, (f) the Patent License Agreement, dated September 13, 2006, between Unimed and Par granting a license to Par by Unimed, (g) the Patent License Agreement, dated September 13, 2006, between Unimed and Watson granting a license to Watson by Unimed, (h) subject to Section 5.1(b)(viii), any other written or oral agreements entered into, before the Closing Date, between either Unimed or Solvay Pharmaceuticals, Inc. or any of their Affiliates, on the one hand, and Watson or any of its Affiliates, on the other hand, relating to AndroGel, and (i) subject to Section 5.1(b)(viii), any other written or oral agreements entered into, before the Closing Date, between Unimed or Solvay Pharmaceuticals, Inc. or any of their Affiliates, on the one hand, and Par or Paddock or any of their respective Affiliates, on the other hand, relating to AndroGel.

“AndroGel Litigation” means any existing or future Proceedings (asserted, instituted or rendered, or otherwise existing or occurring, at, or at any time after, the Closing Date) filed in any court or before any arbitral body in the Territory against one or more Sold Companies asserting one or more claims (whether based on common Law or statute and whether civil or criminal) that the entering into, or performance of the provisions of, the AndroGel Agreements violate any Competition/Investment Laws or other Laws in the Territory, in each case which arise out of or are related to any action, inaction, event or condition which occurred or existed prior to the Closing Date, including (a) the FTC Proceeding or (b) those Proceedings listed on Schedule 1.1(b).

“AndroGel Litigation Costs” means any of: (a) all money paid by Buyer Parent or its Affiliates pursuant to a settlement agreement to a Person who has asserted a claim in connection with an AndroGel Litigation; (b) any monetary damages, restitution, disgorgement, treble damages as required by Law, punitive damages or prejudgement interest awarded against Buyer Parent or any of its Affiliates by a Government Order in connection with an AndroGel Litigation; or (c) any reasonable attorney’s fees or costs incurred by Buyer Parent or its Affiliates in connection with an AndroGel Litigation.

“AndroGel Net Sales” means, for the relevant calendar year, the total gross amount invoiced (or, in the absence of an invoice, billed) on sales of AndroGel in the Territory by Buyer Parent and its Affiliates during the relevant calendar year to third parties, less the following deductions, in each case related specifically to AndroGel and incurred in the ordinary course of business and actually allowed or taken by such third parties and not otherwise recovered by or reimbursed to Buyer Parent or its Affiliates:

(a)           trade, cash and quantity discounts, allowances, adjustments, and rejections, rebates, recall, returns and one percent (1%) return credits;

(b)           price reductions or rebates, retroactive or otherwise, imposed by Governmental Authorities;

(c)           sales, excise, turnover, inventory, value-added, and similar Taxes assessed on sales of the AndroGel, but not including any income Tax paid by or assessed against Buyer Parent or its Affiliates;

(d)           transportation, importation, shipping, insurance and other handling expenses, including when said expenses are determined as a reasonable percentage of the gross amount invoiced which, if applicable, such percentage will be determined in accordance with Buyer Parent’s practices applied to similar products;

(e)           wholesaler inventory purchase program credits provided to wholesalers, retailers and warehousing chains, provided, that the deduction for all such credits will not exceed two percent (2%) of AndroGel Net Sales unless Buyer Parent is unable to negotiate such rate, in which case it will be the negotiated rate;

(f)            chargebacks granted to third party distributors based on sales to their customers; and

(g)           the portion of any management fees, administration fees or equivalent payments earned during the relevant time period by group purchasing organizations, pharmaceutical benefit managers and Medicare prescription drug plans relating specifically to sales of the AndroGel to such third parties.

Subject to the above, AndroGel Net Sales will be calculated in accordance with Buyer Parent’s standard internal policies and procedures, which must be in accordance with GAAP as applied in the United States.  If consideration in addition to or in lieu of money is received for the sale of AndroGel on an arm’s-length transaction, the fair market value of such consideration must be included in the determination of AndroGel Net Sales for such a sale.  AndroGel Net Sales will not include sales, transfers or dispositions between or among Buyer Parent or its Affiliates, sampling, for preclinical, clinical or regulatory purposes conducted by or on behalf of Buyer Parent or its Affiliates in connection with AndroGel or for legitimate charitable purposes at no charge.

“ASC” means Accounting Standards Codification.

“Asset Buyers” means, collectively or individually, (a) Abbott Laboratories Trading (Shanghai) Co., Ltd, a company organized under the Laws of the People’s Republic of China, and/or (b) Abbott Laboratories Services Corp., a company organized under the Laws of the State of Illinois.

“Asset Sellers” means, collectively or individually, (a) Solvay (Shanghai) Co. Ltd, a company organized under the Laws of the People’s Republic of China, and/or (b) Solvay Taiwan Co. Ltd., a company organized under the Laws of Taiwan.

“Assumed Liabilities” means, except as otherwise provided herein, all Liabilities of the Asset Sellers to the extent arising out of, in respect of or relating to the Business or the Acquired Assets before, on or after the Closing Date, including the Liabilities listed on Exhibit D, but expressly excluding the Excluded Liabilities.

“Base Currency” means the currency that a Person uses for purposes of establishing its statutory accounts under local GAAP, except in the case of SPML in which case the currency will be Euros.

“Benchmark Net Working Capital” means the amount of Net Working Capital of the Consolidated Sold Companies as of August 31, 2009 included in the Benchmark Net Working Capital Statement.

“Benchmark Net Working Capital Statement” means the statement set forth on  Schedule 2.9(a)(i) containing the calculation of the Benchmark Net Working Capital together with reasonably supporting documentation.

“Besins” means Laboratories Besins Iscovesco S.A.

“Books and Records” means the files, documents, papers, and other books and records pertaining to the Business, including past and current accounting and financial information and records and related data, regardless of the manner or form (for example, as paper files or computer files) in which such files, documents, papers and other books and records exist or are maintained.

“Business” means the business of researching, developing, manufacturing, selling, marketing or distributing pharmaceutical, vaccine and diagnostics products and related services, as such business is conducted anywhere in the world by Seller Parent and its Affiliates immediately prior to the date of this Agreement (subject to (a) any changes on or prior to Closing permitted in accordance with Section 5.1, and (b) the transactions contemplated by the Thai Business Restructuring), but specifically excluding the Other Businesses.  It is agreed and understood that the Business does not include any Excluded Assets and Excluded Liabilities.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized to be closed in Brussels, Belgium or Chicago, Illinois.

“Business Employee” means (a) the Solvay Pharmaceuticals Belgium Employees, (b) any employee who is employed by the Asset Sellers whose services are primarily related to the Business or (c) any employee who is employed by any Sold Company whose services are primarily related to the Business, in each case under (a), (b) or (c) who is listed on Schedule 3.17(a) (other than any Seller Dedicated Employees).  For the purposes of this definition, any employee who is not actively at work due to vacation, holiday, illness, scheduled time off, approved leave of absence or similar leave (including employees receiving disability benefits) in compliance with the applicable policies of Solvay Pharmaceuticals Belgium, the Sold Companies or the Asset Sellers who has a right under applicable Law to be re-employed by Solvay Pharmaceuticals Belgium, a Sold Company or any Asset Seller will be considered a Business Employee.

“Buyers Mixed-Use Technology” means all Technology that is included in the Assigned Intellectual Property or that is owned by or licensed to the Sold Companies at the Closing (or, in the case of any Deferred Local Business, at the Deferred Local Closing), and that is used in connection with both the Business and any Other Businesses.

“Cash” means, with respect to a Person, (a) the amount of cash, cash equivalents and liquid investments on hand or credited to any account open in the name of such Person with a third party financial institution (plus all uncollected bank deposits, accrued interest and less all outstanding checks) and (b) any positive balances in an internal financial group account maintained by a Sold Company with the Seller Parent and/or any of its Affiliates (other than the Sold Companies) (plus accrued interest), as of the Close of Business on the Closing Date; provided, that, with respect to Solvay India, the amount of “Cash” will be sixty-eight and nine-tenths percent (68.9%) of the cash, cash equivalents and liquid investments on hand or credited to any account open in the name of Solvay India with a third party financial institution (plus all uncollected bank deposits, accrued interest and less all outstanding checks).

“Chinese Asset Buyer” means Abbott Laboratories Trading (Shanghai) Co., Ltd, a company organized under the Laws of the People’s Republic of China.

“Chinese Asset Seller” means Solvay (Shanghai) Co. Ltd.

“CICC” means Solvay Coordination Internationale des Credits Commerciaux (CICC) S.A., a company organized under the Laws of Belgium, and an Affiliate of Seller Parent.

“Close of Business” means the close of business local time in each applicable jurisdiction.

“Closing Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Business, taken as a whole, but will exclude any effect (a) resulting from any change, effect, event, occurrence, state of facts or development of (x) the fenofibrate products of the Business or (y) the research and development activities of the Business, (b) resulting from general economic conditions, (c) affecting companies in the pharmaceuticals business generally, or (d) resulting from the announcement or performance of this Agreement or the transactions contemplated hereby (including effects on the workforce or general labor relations).

“Closing Net Working Capital” means the amount of Net Working Capital of the Consolidated Sold Companies (as adjusted in accordance with this Agreement) as of the Close of Business on the Closing Date, determined in accordance with the provisions of Section 2.9(a); provided, that, with respect to Solvay India, the amount of Closing Net Working Capital will be sixty-eight and nine-tenths percent (68.9%) of the Closing Net Working Capital held by Solvay India.

“Code” means the U.S. Internal Revenue Code of 1986.

“Competition/Investment Law” means any Law that is designed or intended to prohibit, restrict or regulate (a) antitrust, monopolization, restraint of trade or competition, or (b) foreign investment, including the HSR Act and the EC Merger Regulation.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated May 4, 2009, between the Seller Parent and Buyer Parent.

“Consent” means any consent, approval, authorization, clearance, consultation, waiver, Permit, grant, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person or under any Law.

“Consolidated Sold Companies” means, collectively, the Sold Companies which are consolidated for purposes of the Audited Financial Statements and the Unaudited Financial Statements.

“Contract” means any agreement, contract, commitment, instrument, undertaking or arrangement, whether written or oral, excluding any Seller U.S. Benefit Plan and Seller Non-U.S. Benefit Plan.

“Data Room Documents” means each of the documents given into custody (in paper or electronic form) to the notary public Vincent Vroninks in accordance with the terms of the Data Room Deposit Agreement and which are: (a) the documents which were made available to Buyer Parent and its representatives in the physical data room organized by Seller Parent in New York, New York, (b) the documents which were made available to Buyer Parent and its representatives in the electronic data room organized by Seller Parent and accessible to Buyer Parent and its representatives, and (c) those other documents delivered to Buyer Parent and its representatives by or on behalf of Seller Parent prior to the date of this Agreement.

“Data Room Deposit Agreement” means the Data Room Deposit Agreement, dated as of the date hereof, by and among, Buyer Parent, Seller Parent and the notary public Vincent Vroninks, attached hereto as Exhibit G.

“EC Merger Regulation” means the requirements of Council Regulation 139/2004 of the European Community.

“Encumbrance” means (a) with respect to the Shares or any shares of capital stock or equity interests of the Transferred Subsidiaries, any voting trust, shareholder agreement, proxy, right of first refusal or similar restriction, and (b) with respect to any property or asset of the Sold Companies, the Acquired Assets, the Shares or any shares of capital stock or equity interests of the Transferred Subsidiaries, any lien, mortgage, adverse ownership claim, attachment, levy, charge, easement, option or other right to acquire an interest, restriction, pledge, security interest, title defect, lease, sublease, occupancy contract, covenant, encroachment or other encumbrance.

“Environmental Claim” means any notice or Proceeding by any Person alleging Liability or potential Liability (including Liability or potential Liability for any investigation, monitoring, cleanup, remediation, corrective action, removal, abatement, contribution, governmental response, natural resource damages, personal injury, property damage, fines or penalties) relating to any Environmental Losses or in respect of any non-compliance with Environmental Laws.

“Environmental Law” means all Laws in effect on or before the date of this Agreement relating to the environment (including ambient air, surface water, ground water, land surface and subsurface strata), natural resources, pollutants, contaminants, wastes, chemicals, worker protection or public or occupational health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of Hazardous Materials; (b) air, water, land and noise pollution; (c) groundwater, surface water or soil contamination; (d) the release or threatened release into the environment, including the workplace, of Hazardous Materials, including intentional or accidental emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (e) the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Hazardous Materials; (f) underground and aboveground tanks and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (g) safe and healthful working conditions and the protection of employees from hazards; (h) the registration, evaluation, authorization or restriction of Hazardous Materials; or (i) the protection of wild life, plants, habitat, marine sanctuaries and wetlands, including all endangered and threatened species.

“Environmental Losses” means Losses from the release or threatened release of, presence in the environment or workplace, or exposure to, Hazardous Materials or non-compliance with, or Liability under, any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Establishment Registration and Product Listing Requirements” means the then current Establishment Registration and Product Listing Requirements as such term is defined from time to time by the FDA or other relevant Governmental Authorities having jurisdiction over the development, manufacture or sale of products of the Business pursuant to its regulations, guidelines or otherwise.

“Exchange Rate” means the currency exchange rate as published by the European Central Bank on 2.30 pm (CET) on the relevant date on its website or on Reuters (page ECB 37).

“Excluded Assets” means the assets of the Asset Sellers listed on Exhibit C.

“Excluded Liabilities” means, except as otherwise provided herein, all Liabilities (a) to the extent arising out of, in respect of or relating to the Other Businesses or the Excluded Assets before, on or after the Closing Date or (b) relating to the Business or the Acquired Assets to the extent set forth in Exhibit E.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Financial Indebtedness” of any Person means, without duplication, other than any Intragroup Payables, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses (including capital lease obligations), (c) all indebtedness of others referred to in clauses (a) and (b) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance, other than Permitted Encumbrances, upon or in property (including Receivables or Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, (d) agreements, undertakings or arrangements by which such Person guarantees, endorses or otherwise becomes or is contingently liable for the indebtedness referred to in clauses (a) and (b) above of any other Person and (e) any obligations pursuant to any intercompany payables that arose from transactions between such Person, on the one hand, and Sellers or any of their Affiliates (other than any Sold Company) on the other hand (it being agreed and understood that intercompany payables for purposes of this clause (e) will not include any Intercompany Factoring Receivables relating to third party customer invoices and any Intercompany Factoring Payables); provided, that, with respect to Solvay India, the amount of Financial Indebtedness will be sixty-eight and nine-tenths percent (68.9%) of the Financial Indebtedness owed by Solvay India.  Any Intercompany Loans and any negative balance (including debit interest) shown on the statement of any internal financial group accounts that any Sold Company maintains with the Seller Parent or any of its Affiliates (other than the Sold Companies) as of the Close of Business on the Closing Date will be considered Financial Indebtedness for purposes of this Agreement.

“Former Employee” means, as of immediately prior to the Closing, each former employee of Solvay Pharmaceuticals Belgium, any Sold Company or the Asset Sellers, who, at the time of such individual’s termination of employment with Solvay Pharmaceuticals Belgium, such Sold Company, or the Asset Sellers, was primarily employed in the Business.  For purposes of this Agreement, (a) “Non-U.S. Former

Employee” means a Former Employee who, at the time of such individual’s termination of employment or transfer to a U.S. entity, was employed by an employer domiciled outside the United States and (b) “U.S. Former Employee” means a Former Employee who, at the time of such individual’s termination of employment or transfer to a non-U.S. entity, was employed by an employer domiciled inside the United States

“Fournier” means Laboratories Fournier S.A., a company organized under the Laws of France, and Fournier Industrie et Sante SAS, a company organized under the Laws of France.

“Fournier Acquisition Agreements” means or any other agreements pursuant to which Sodufa Pharmaceuticals B.V. and Vivasol SNC acquired Fournier and its Affiliates.

“FTC Proceeding” means the Proceeding titled: Federal Trade Commission et.al. v. Watson Pharmaceuticals, Inc. et.al., Case No. 1:09-cv-955(TWT), originally filed on January 12, 2009 in the United States District Court for the Central District of California and now filed in the United States District Court for the Northern District of Georgia.

“GAAP” means generally accepted accounting principles as consistently applied as in effect in the relevant jurisdiction from time to time.

“Good Clinical Practices Requirements” means all Laws, guidelines and other similar documents or provisions pertaining to the conduct of clinical trials for drug products, vaccines and/or medical devices.

“Good Laboratory Practices Requirements” means all Laws, guidelines and other similar documents or provisions pertaining to laboratory practices in connection with the development, manufacture or distribution of drug products, vaccines and/or medical devices.

“Good Manufacturing Practices Requirements” means all Laws, guidelines and other similar documents or provisions pertaining to the manufacture and distribution of drug products, vaccines and/or medical devices (including those pertaining to design, development, manufacture, storage and distribution).

“Governmental Approval” means any Consent of any Governmental Authority or the expiration or termination of any prescribed waiting period under any Competition/Investment Law, in each case required to permit the consummation of any of the transactions contemplated hereby.

“Governmental Authority” means any United States or foreign federal, state, provincial or local government, quasi-governmental authority or other political subdivision thereof, any government-owned or controlled commercial enterprise, any entity, authority, instrumentality or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government, quasi-governmental authority or other political subdivision, any public international organization, and any supranational organization exercising such functions for any sovereign states, whether international, multinational, regional or otherwise.

“Governmental Order” means, with respect to any Person, any judgment, order, writ, injunction, decree, stipulation, agreement, determination or award entered or issued by or with any Governmental Authority and binding on such Person.

“Hazardous Materials” means any raw material, intermediate, product, byproduct, pollutant, contaminant, chemical, solvent, waste, preparation or any other substance or material (whether solid, semi-solid, liquid or gas) that is (a) defined as a “hazardous substance”, “toxic substance”, “hazardous waste”, “dangerous preparation”, “dangerous substance”, “substance of very high concern” or any other term of similar import under any Environmental Law, (b) infectious, carcinogenic, mutagenic, persistent, ignitable, corrosive, reactive, explosive, poisonous, toxic or otherwise hazardous or dangerous, or (c) listed, defined, designated, classified or otherwise regulated or controlled under, subject to, or that may form the basis for any Liability under any Environmental Law.  The term Hazardous Materials includes petroleum and all byproducts and derivatives thereof, asbestos and asbestos-containing materials in any form or condition, radioactive materials and byproducts, urea-formaldehyde, lead and lead-based paint, polychlorinated biphenyls, and any other material or substance that is or that may present a threat to human health or the environment.

“HRT Litigation” means any existing or future Proceedings (including any purported or certified class actions) filed in any court or before any arbitral body in the Territory against one or more Sold Companies asserting one or more claims (whether based on common Law or statute) for negligence, personal injury, product liability, design defect, breach of warranty, violations of anti-kickback statutes, fraud, consumer fraud, deceptive business or trade practices, false advertising, wrongful death, loss of consortium, violations of state or federal false claims acts, antitrust violations or unfair competition claims, which arise out of or are related to, any action, inaction, event or condition which occurred or existed prior to the Closing Date related to the research, development, manufacturing, marketing, promotion or sale of Estratest, Estratest HS, Estratab, Curretab, Generic MPA and/or Prometrium by or on behalf of Seller Parent or its Affiliates.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS Standards” means (a) with respect to the 2006 and 2007 Audited Financial Statements, GAAP as applied in Luxembourg, and (b) with respect to the 2008 Audited Financial Statements and the Unaudited Financial Statements, generally accepted accounting principles as applied under International Financial Reporting Standards, in each case, consistently applied from period to period and throughout any period in accordance with the past practices of the Sellers.

“Intellectual Property” means all United States, state, international and foreign intellectual property and proprietary rights, including all (a) inventions, improvements thereto and Patents; (b) Trademarks; (c) works of authorship, copyrightable works, mask works, designs, copyrights, websites, web page content and all applications, registrations and renewals in connection therewith; (d) Technology; (e) data exclusivity; (g) copies and tangible embodiments relating to the foregoing; and (h) the right to sue for past, present or future infringement, misappropriation or dilution of any of the foregoing.

“Intragroup Agreements” means any Contracts solely (a) between Sold Companies, or (b) between a Sold Company and an Asset Seller, or (c) between two Asset Sellers, in the case of (b) and (c), solely to the extent relating to the Business.

“Intragroup Payables” means any trade payables solely (a) between Sold Companies, or (b) between a Sold Company and the Asset Seller, or (c) between two Asset Sellers, in the case of (b) and (c) solely to the extent relating to the Business.

“Intragroup Receivables” means any Receivables solely (a) between Sold Companies, or (b) between a Sold Company and the Asset Seller, or (c) between two Asset Sellers, in the case of (b) and (c) solely to the extent relating to the Business.

“Intercompany Factoring Arrangements” means those certain Assignment of Receivables Agreements executed between an Asset Seller (to the extent relating to the Business) or a Sold Company, on the one hand, and CICC and/or Nafta, on the other hand, pursuant to which the applicable Asset Seller or Sold Company assigns to CICC and/or Nafta, upon the shipment of products or rendering of services to a customer, the related customer invoices with or without recourse (i.e. in the case of an assignment without recourse, CICC and/or Nafta have agreed to assume all credit risk of default and collection if the customer does not pay any such invoices when they become due and payable) and, in turn, CICC and/or Nafta have issued an Intercompany Factoring Receivable in an amount equal to such customer invoice and have agreed to pay the applicable Asset Seller or Sold Company the Payee Base Currency Amount of such Intercompany Factoring Receivable on the date that the underlying customer invoice becomes due and payable (except in the case of a commercial dispute regarding the supply of products or rendering of services related to the underlying customer invoice in which case no payment on the disputed amount will be made by CICC and/or Nafta or, to the extent payment has already been made, such disputed amount will be reclaimed by CICC and/or Nafta and, in each case, the underlying customer invoice will be re-assigned to the relevant Asset Seller or Sold Company).  Following payment by CICC and/or Nafta of the Payee Base Currency Amount to the relevant Sold Company or Asset Seller, CICC and/or Nafta are subrogated in the rights of the Sold Company or the Asset Seller under the underlying customer invoice.  Immediately following such payment CICC and/or Nafta will claim the Payor Base Currency Amount from the original debtor (which may be another Sold Company or Asset Seller).  Any conversion into an applicable Base Currency will be based on the Exchange Rate applicable on the date of the assignment of the underlying customer invoice under the Intercompany Factoring Arrangements.

“Intercompany Factoring Payables” means any Payables relating to amounts owed by a Sold Company and/or an Asset Seller (to the extent relating to the Business) to

CICC and/or Nafta as assignees of Intragroup Receivables in respect of which CICC and/or Nafta issued an Intercompany Factoring Receivable.

“Intercompany Factoring Receivables” means any Receivables relating to amounts owed by CICC and/or Nafta, as applicable, to an Asset Seller (to the extent relating to the Business) or a Sold Company pursuant to the assignment with or without recourse of a customer invoice in accordance with the terms of the Intercompany Factoring Arrangements.

“Inventory” means inventory, wherever located, including raw materials, works in process, semi-finished and finished products, stores, replacement and spare parts, packaging materials, operating supplies and inventory on consignment, in transit or deposited in a warehouse.

“Investments” mean any partnership interests or any other equity interest in any corporation, private limited company, limited liability company, general or limited partnership, joint venture, trust or other business associations for registration of any of the foregoing.

“Knowledge of Buyers” means the actual knowledge of the Persons listed on Schedule 1.1(c).

“Knowledge of Sellers” means the actual knowledge (after reasonable due inquiry) of the Persons listed on Schedule 1.1(d).

“Jensen Cash Balance Litigation” means the Proceedings filed in the matter of Wade E. Jensen and Donald D. Goff, Individually and on behalf of all other similarly situated vs. Solvay Chemicals, Inc. Solvay America, Inc. and Solvay America Companies Pension Plan, Case No. 06CV-2731 in the United States District Court for the District of Wyoming.

“LaBounty Agreement” means that certain Environmental Indemnity Agreement executed on February 28, 1997 between Solvay Pharma US Holdings, Inc. and Wyeth (formerly American Home Products Corporation) in connection with the sale to Wyeth of the animal health business of Solvay Pharma US Holdings, Inc. in the Territory.

“LaBounty Liability” means any Liability of Solvay Pharma US Holdings, Inc. (formerly Solvay America, Inc.) arising out of or relating to the LaBounty Agreement.

“Law” means any applicable Governmental Order or any applicable provision of any constitution, statute, law (including the common law), ordinance, decree, injunction, directive, treaty, statute, rule, regulation, Permit, Consent or Registration.

“Leased Real Property” means (a) the real property leased by the Seller Parent or any of its Affiliates (other than the Sold Companies) that is primarily used or held for use in the Business (other than the offices used by the Business and situated at 1050 Brussels, Rue Prince Albert 33) and (b) the real property leased by any of the Sold Companies, in each case, as tenant, subtenant or pursuant to other occupancy right, together with, to the extent leased or subleased by the Seller Parent or any of its Affiliates (other than the Sold Companies) in connection with the Business or any of the Sold Companies, all buildings and other structures, facilities or improvements currently or hereafter located thereof, all fixtures, systems, equipment and items of personal property of the Seller Parent or any of its Affiliates (other than the Sold Companies) related to the Business or any of the Sold Companies attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liability” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Losses” means any and all Proceedings, Liabilities, losses, damages, fines, penalties and costs (in each case including reasonable out-of-pocket expenses (including reasonable attorneys’, accountants’, consultants’, engineers’ and experts’ fees and expenses)).  Any Losses expressed in a currency other than Euros will be converted into Euros using the Monthly Average Exchange Rate in effect for each respective calendar month.

“Manufacturing Facilities” means facilities owned or leased by the Asset Sellers in respect of the Business or the Sold Companies and used for research and development, manufacturing, storage/warehousing or distribution of products of the Business.

“Marinol Litigation” means any existing or future Proceedings (including any purported or certified class actions) filed in any court or before any arbitral body in the Territory against one or more Sold Companies asserting one or more claims (whether based on common Law or statute, and whether civil or criminal) for violations of anti-kickback statutes, fraud, consumer fraud, deceptive business or trade practices, false advertising or violations of state or federal false claims acts, which arise out of or related to any action, inaction, event or condition that occurred or existed prior to the Closing Date related to the marketing, promotion or sale of Marinol® by or on behalf of Seller Parent or its Affiliates, including the conduct that is the subject of the investigation by the United States Department of Justice into the marketing and promotional practices relating to Marinol and/or the subject of the allegations in the complaint filed in the matter of James Hopper, et al. v. Solvay Pharmaceuticals, Inc., et al.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Business, taken as a whole, but will exclude any effect (a) resulting from general economic conditions, (b) affecting companies in the pharmaceuticals business generally, or (c) resulting from the announcement or performance of this Agreement or the transactions contemplated hereby.

“Monthly Average Exchange Rate” means the average exchange rate of the prior calendar month used by Buyers for financial reporting, generally as reported by Bloomberg at 9:00 a.m. on the penultimate Business Day of each calendar month.

“Nafta” means Solvay Finance (America) LLC, a limited liability company organized under the Laws of the State of Delaware and an Affiliate of Seller Parent.

“Net Cash” means the difference between (a) the Cash of the Consolidated Sold Companies minus (b) the Financial Indebtedness of the Consolidated Sold Companies, in all cases as of the Close of Business on the Closing Date and determined on a consolidated basis in accordance with the principles set forth on Schedule 2.9(a)(iii) and, to the extent not inconsistent with such principles, in accordance with IFRS Standards applied on a basis consistent with the 2008 Audited Financial Statements and the Unaudited Financial Statements with respect to the Consolidated Sold Companies.  For purposes of this definition, if the Financial Indebtedness of the Consolidated Sold Companies exceeds the Cash of the Consolidated Sold Companies, then the Net Cash amount will be a negative number.  Schedule 1.1(e) sets forth an example of the calculation of the Net Cash.

“Net Working Capital” means (a) all current assets of the Consolidated Sold Companies (including current prepaid assets and current Receivables net of allowances for doubtful accounts) arising in the Ordinary Course of Business minus (b) all current Liabilities (including Liabilities for Taxes) of the Consolidated Sold Companies, in all cases as of the Close of Business on the Closing Date and determined on a consolidated basis in accordance with the principles set forth on Schedule 2.9(a)(ii) and, to the extent not inconsistent with such principles, in accordance with IFRS Standards applied on a basis consistent with the 2008 Audited Financial Statements and the Unaudited Financial Statements with respect to the Consolidated Sold Companies; provided, however, that Net Working Capital will not include (i) any Cash and Financial Indebtedness included in the calculation of Net Cash, (ii) any positive balance or negative balance shown on the statement of any internal financial group accounts that any Consolidated Sold Company maintains with Seller Parent or any of its Affiliates (other than a Consolidated Sold Company), (iii) any Intercompany Loans and (iv) other than any Intercompany Factoring Receivables supported by a third party customer invoice, any intercompany receivables or intercompany payables that arose from transactions between the Consolidated Sold Companies, on the one hand, and the Sellers or any of their Affiliates, on the other hand.  It is agreed and understood that any Intercompany Factoring Receivables supported by a third party customer invoice or trade payables with a third party assigned by a Consolidated Sold Company or a Seller to CICC and/or Nafta that have not yet been settled are part of the Net Working Capital.  Schedule 1.1(f) sets forth an example of the calculation of the Net Working Capital.

“Ordinary Course of Business” means, in all material respects, the usual, regular and ordinary course of business of the Business consistent with the past practice thereof.

“Organizational Document” means, as to any Person, its certificate or articles of incorporation, its regulations or by-laws or any equivalent documents under the Law of such Person’s jurisdiction of formation.

“Other Businesses” means all businesses conducted prior to the Closing by Sellers and their Affiliates (other than the Business), including the chemical, plastic and plastic processing business (which includes chemical, plastic and plastic processing products developed, used and marketed in health applications).

“Owned Real Property” means (a) the real property owned by the Seller Parent or any of its Affiliates (other than the Sold Companies) that is primarily used or held for use in the Business and (b) the real property owned by any of the Sold Companies, in each case together with all buildings and other structures, facilities or improvements currents or hereafter located thereof, all fixtures, systems, equipment and items of personal property of the Seller Parent or any of its Affiliates (other than the Sold Companies) related to the Business or any of the Sold Companies attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Paddock” means Paddock Laboratories, Inc. and its Affiliates.

“Par” means Par Pharmaceutical Companies, Inc. and its Affiliates.

“Patents” means all patents, patent applications, utility models, utility model applications, petty patents, design patents and certificates of invention and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, restorations and reexaminations thereof.

“Payables” means all accounts, notes and other payables, whether current or noncurrent, including any value added taxes or similar Taxes levied on such accounts payable any unpaid interest accrued on any such accounts payable and any security or collateral related thereto, all file documentation related to such accounts, notes and other payables, including invoices, shipping documents, communications and correspondence submitted to or received from suppliers related to such sales.

“Payee Base Currency Amount” means the amount expressed in the Base Currency of the relevant Sold Company or Asset Seller that is the payee of an Intercompany Factoring Receivable.

“Payor Base Currency Amount” means the amount expressed in the Base Currency of the relevant Sold Company or Asset Seller that is the payer of an Intercompany Factoring Receivable.

“Pension Arrangement” means a defined benefit pension promise which has been made by Solvay Pharmaceuticals Belgium, any of the Sold Companies or the Asset Sellers on an individual, collective or local labor law basis to one or more of their employees prior to Closing, including pension-type indemnities provided upon retirement on a mandatory basis, supplemental executive retirement programs, defined benefit cash balance plans, seniority awards, disability pension benefits, survivor pension and lump sum benefits, early or accelerated retirement arrangements and post-employment medical benefits, but excluding purely defined contribution promises.

“Pension Liabilities” means the Liabilities determined as of the Closing under Pension Arrangements pertaining to the Business and attributable to Business Employees and Former Employees, whether organized under either internally or externally financed arrangements, which are transferred to and assumed by Buyers or their Affiliates (including the Sold Companies after the Closing).  With respect to Pension Liabilities:

(a)           Except as otherwise provided in paragraph (b) below with respect to the outcome of any Proceedings, such Liabilities will be valued as the projected benefit obligation (or other similar calculation as required under ASC for other post-employment benefit plans) on an ASC 715 or ASC 712 basis (formerly FAS 87, 106 or 112 basis), as applicable (or, if ASC 715 or ASC 712 is not applicable, using accounting principles consistent with ASC 715 or ASC 712, as appropriate) using the projected unit credit method based on plan provisions as in effect at Closing and applying (i) the assumptions set forth in Schedule 7.2(f) and (ii) the assumptions mutually agreed upon by Seller Parent and Buyer Parent within forty-five (45) days after the date of this Agreement (the assumptions in (i) and (ii), collectively, the “Agreed Assumptions”).  If Seller Parent and Buyer Parent have not agreed within said 45-day period under part (ii) of the prior sentence on such assumptions to be applied, then within an additional five (5) days they will appoint a mutually acceptable actuary who will establish those assumptions prior to Closing; provided, however, that in establishing those assumptions the actuary will be limited to selecting on a plan by plan basis either the assumptions proposed by Sellers or the assumptions proposed by Buyers. The cost of the actuary will be borne 50/50 by Sellers and Buyers.  If any Section 75 Debt is payable by Pharma Healthcare Limited to the UK Pension Plan, then (i) the proportion of the Pension Liabilities to which the Section 75 Debt relates will be valued so as to be equal to the amount of the Section 75 Debt instead of on the basis of the Agreed Assumptions and (ii) the proportion of the Pension Liabilities attributable to the UK Pension Plan and to which the Section 75 Debt does not relate will be valued on the basis of the Agreed Assumptions.

(b)           If the existence or the amount of a Pension Liability depends on the outcome of any of the Proceedings described on Schedule 7.2(e), the Pension Liability will be redetermined immediately following the conclusion of such Proceeding.

“Permits” means any registrations, licenses, consents, approvals, permits and other governmental approvals.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable, or being contested in good faith and for which appropriate reserves have been established in accordance with (i) with respect to Solvay Pharmaceutical Luxembourg and its consolidated subsidiaries, IFRS Standards, and (ii) with respect to the Unconsolidated Sold Companies, GAAP in the relevant jurisdiction, (b) Encumbrances in respect of property or assets imposed by Law that were incurred in the Ordinary Course of Business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar liens, (c) pledges or deposits made in the Ordinary Course of Business to secure obligations under workers’ compensation Laws or similar legislation, (d) Encumbrances that will be released and, as appropriate, removed of record, at or prior to Closing in accordance with the terms of this Agreement and, (e) in addition, with respect to the Real Property, (i) reciprocal easement agreements, utility easements and other customary encumbrances on title, and (ii) zoning, ordinances, building codes, regulations and enactments of any Governmental Authority having jurisdiction over the Real Property; provided, that such matters described in clauses (i) and (ii) do not, individually or in the aggregate, materially impair the present use of the Real Property in the operation of the Business or the value of the Real Property, affected thereby.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, private limited company, limited liability company, Governmental Authority or other entity.

“Pre-Closing Period” means the period from and after the date of this Agreement and until the earlier of (a) the termination of this Agreement or (b) the Close of Business in each applicable jurisdiction on the Closing Date.

“Prime Rate” means the 1-month Euribor rate as published by from time to time at 11 a.m. (CET) at the website sponsored by the European Banking Federation (based on a 360 / Actual).

“Proceeding” means any action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, whether civil, criminal, regulatory or otherwise, whether formal or informal, in Law or equity, by or before any Governmental Authority.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Real Property Leases” means, collectively, each lease, sublease, license and other written agreement pursuant to which Seller Parent or any of its Affiliates (other than a Sold Company) (with respect to the Business) or a Sold Company is granted the right to use or occupy, now or in the future, the Leased Real Property or any portion thereof.

“Receivables” means all accounts, notes and other receivables, whether current or noncurrent, including any value added Taxes or similar Taxes levied on such accounts receivable, any unpaid interest accrued on any such accounts receivable and any security or collateral related thereto, all file documentation related to such accounts, notes and other receivables, including invoices, shipping documents, communications and correspondence submitted to or received from customers related to such sales.

“Registrations” means the authorizations, approvals, clearances, licenses, other Permits, certificates or exemptions issued by any Regulatory Authorities of any applicable jurisdiction (including Investigational New Drug Applications, New Drug Applications, Supplemental New Drug Applications, Investigational Device Exemptions, Premarket Approval Applications, 510(k) notifications, or similar or foreign equivalents, product recertifications, manufacturing approvals and authorizations, the European Union Conformity Marking (CE marks) issued by an European Union Notified Body, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) that are required for the research, development, clinical testing, manufacture, distribution, import, export, marketing, storage, transportation, use or sale of the products of the Business.

“Regulatory Authority” means the FDA or any counterparty of the FDA outside the United States, or any other supranational (e.g., the European Commission, the European Chemicals Agency, the Counsel of the European Union or the European Agency for the Evaluation of Medical Products), national, regional, federal, state, provincial or local regulatory agency department, bureau, commission, counsel or other Governmental Authority, regulating or otherwise exercising authority over the research, development, clinical testing, manufacture, distribution, import, export, marketing, storage, transportation, use or sale of the products of the Business.

“Sellers Mixed Use Intellectual Property” means all Technology that is owned by or licensed to the Sellers and its Affiliates at the Closing (or, in the case of any Deferred Local Business, at the Deferred Local Closing), and that is used in connection with both the Business and any Other Businesses.

“Sold Companies” means, individually or collectively, Sodufa, SPML and/or the Transferred Subsidiaries.

“Solvay Brands” means the trademark or trade name “SOLVAY” and any variants of any of the foregoing.

“Solvay India” means Solvay Pharma India Ltd, a company organized under the Laws of India.

“Solvay Pharmaceuticals Luxembourg” means Solvay Pharmaceuticals Sarl, a company organized under the Laws of Luxembourg and, subject to the completion of the Thai Business Restructuring, an indirect owner of all of the outstanding shares or other equity interests of all the Sold Companies other than SPML.

“Solvay Thailand” means Solvay Thailand Ltd.

“Stock Buyers” means, collectively or individually, (a) Abbott Luxembourg, and/or (b) Abbott Overseas.

“Stock Sellers” means, collectively or individually, (a) Solvay Pharmaceuticals Belgium, and/or (b) Terlin.

“Taiwan Asset Buyer” means Abbott Laboratories Services Corp., a company organized under the Laws of State of Illinois.

“Taiwan Asset Seller” means Solvay Taiwan Co. Ltd.

“Tax or Taxes” means any taxes of any kind including, but not limited to those measured on or by, income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, value added, property, environmental or windfall profits taxes, customs duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties and any additions to tax.

“Tax Authority” means, with respect to any Tax, the Governmental Authority thereof that imposes such Tax and the agency, court or other body (if any) charged with the interpretation, administration or collection of such Tax for such Governmental Authority.

“Tax Return” means any return, report, declaration, form election letter, statement or other information required to be filed with any Tax Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Territory” means the United States of America and its territories and possessions, including the District of Columbia and Puerto Rico.

“Technology” means all (a) software, data, databases and compilations of information and (b) confidential and proprietary information, inventions, formulas, processes, developments, technology, research, trade secrets and know-how.

“Trademarks” means all trademarks, trade names, brand names, domain names, service marks, trade dress, logos and other source indicators, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith.

“Transfer Documents” means, collectively, such deeds, bills of sale, business transfer agreements, asset transfer agreements, Intellectual Property transfer agreements, endorsements, assignments, assumptions (including liability assumption agreements), leases, subleases, affidavits and other instruments of sale, conveyance, lease, transfer and assignment between any Seller on the one hand, and any Buyer, on the other hand, in form and substance reasonably satisfactory to Buyers, as may be reasonably necessary or advisable under the Laws of the relevant jurisdictions to effect the transactions contemplated by this Agreement.

“Transfer Taxes” means any Liability for transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax).

“Transferred Subsidiaries” means the Affiliates of Sodufa and SPML listed on Schedule 3.4.

“Unimed” means Unimed Pharmaceuticals, Inc.

“UK Pension Plan” means the Solvay UK Defined Benefits Plan.

“VAT” means value added tax levied on the basis of Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax (as further amended) and any other similar tax on sales, value or turnover which is enacted in addition to or in substitution for it in Belgium or is imposed in any other jurisdiction.

“Watson” means Watson Pharmaceuticals, Inc. and its Affiliates.

Section 1.2            Additional Defined Terms.  For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section

Abandonment Notice	2.7(b)(v)
Accounting Firm	2.9(c)
Acquired Business	5.15(a)(ii)
Acquired Competing Business	5.15(a)(ii)
Acquired Contracts	Exhibit B
Adjusted Net Transfer Amount	7.3(a)(ii)
Agreed Assumptions	1.1
Assigned Intellectual Property	Exhibit B
Alternate Transaction	5.14
AndroGel Milestone Payments	2.6(a)
AndroGel Net Sales Records	2.6(d)
Arbitral Tribunal	Schedule 12.10
Arbitration	Schedule 12.10
Assets	7.2(e)
Audited Financial Statements	3.6(a)
Audited Non-Consolidated Financial Statements	3.6(c)
Business Intellectual Property	3.13(a)
Buyer Parent	Preamble
Buyer Parent Field of Use	2.12(a)
Buyers	Preamble
Buyers Indemnified Parties	11.1(a)
Buyers Benefit Plan	7.9(a)
Buyers Dedicated Employees	5.11(b)
Buyers Non-Business Pension Indemnification Amount	7.2(f)
Buyers Pension Indemnification Amount	7.2(e)
Buyers Trust	7.3(a)
Buyer’s U.K Pension Plan	7.4(a)
Cap	11.1(b)(i)
Certain Nations	3.21(c)
Change of Control Payments	3.17(f)
Closing	2.7(a)
Closing Date	2.7(a)

Closing Net Working Capital Statement	2.9(a)
Commercially Reasonable Efforts	2.6(c)
Commonly Controlled Entity	3.18(a)
Competing Business	5.15(a)
Competition Law Filings	5.3(b)
Confidential Information	12.3
Days	1.3
DC Transfer Amount	7.5(b)
DC Employees	7.5(a)
Deductible	11.1(b)(i)
Deferred Local Business	2.7(b)(i)(A)(1)
Deferred Local Closing	2.7(b)(ii)
Deminimis Amount	11.1(b)(i)
Dollars	1.3
Employee Procedures	5.11(a)
Environmental Remediation Costs	11.1(b)(iv)
Estimated Net Cash	2.5(c)
European Bank Facility	5.6(a)
Euros	1.3
Fair Market Value	7.2(e)
Final Determination Date	7.3(a)
Final Statement of Closing Net Working Capital	2.9(d)
Final Statement of Net Cash	2.9(e)
Final Transfer Amount	7.3(a)
First Pension Transfer Amount	7.3(a)
Fournier	5.21(a)
Government Officials	3.21(a)(i)
ICC Rules	Schedule 12.10
India Mandatory Takeover Offer	5.20
Initial Purchase Price	2.5(a)
Insurance Proceedings	5.17(d)
Intercompany Loans	5.5(a)
LaBounty Indemnification	11.1(a)(iv)
LaBounty Release	5.29
Licensed Patents	3.13(a)(ii)
Material Contracts	3.14(a)
Milestone Due Date	2.6(b)
Milestone Report	2.6(b)
Mixed Account	5.19(b)
Mixed Contract	5.19(a)
Net Cash Statement	2.9(a)
Net Transfer Amount	7.3(a)(i)
Non-Business Pension Liabilities	7.2(f)
Non-Business Transferred Amounts	7.2(f)
Non-Final Injunction	2.7(b)(i)(B)(1)
Non-Pharma Loans	5.5(a)

Non-U.S. Business Employee	7.1
Non-U.S. Buyer DC Plans	7.5(a)
Non-U.S. Buyer Pension Plans	7.4(a)
Non-U.S. Former Employee	1.1
Non-U.S. Seller DC Plans	7.5(a)
Non-U.S. Transferred Employee	7.1
Objection	2.9(b)
Owned Patents	3.13(a)(i)
Party or Parties	Preamble
Pension Plan Employees	7.4(a)
Pension Plan Former Employees	7.4(a)
Pension Transfer Amounts	7.3(a) and 7.4(b)
Pharma Health Field of Use	2.12(a)
Post-Closing Straddle Period	11.10(c)
Pre-Closing Straddle Period	11.10(a)
Purchase Price	2.5(a)
Related Party Contracts	3.19(a)
Registered Trademarks	3.13(a)(iii)
Response	2.9(c)
Restricted Period	5.15(a)
Section 75 Debt	7.4(h)
Seller Non-U.S. Benefit Plans	3.18(a)
Seller U.S. Benefit Plans	3.18(c)
Seller Parent	Preamble
Seller Parent Share of AndroGel Litigation Costs	2.6(e)
Seller Parent Representations	Article 3
Seller Pension Plans	7.4(a)
Sellers	Preamble
Sellers Dedicated Employees	5.11(b)
Sellers Indemnified Parties	11.2(a)
Sellers Non-Business Pension Indemnification Amount	7.2(f)
Sellers Pension Indemnification Amount	7.2(e)
Shares	Recitals
SIP	7.2(g)
Sodufa	Recitals
Sodufa Shares	Recitals
Sold Company Pension Plan	7.4(a)
Solvay Pharmaceuticals Belgium	Recitals
Solvay Pharmaceuticals Belgium Employees	7.1
Special Indemnification Matters	11.1(a)(iii)
SPML	Recitals
SPML Shares	Recitals
Straddle Period	6.2
Takeover Documents	5.20
Tax Claim	11.11(a)

Terlin	Recitals
Termination Date	10.1(b)
Transferred U.S. Plans	3.18(d)
Thai Business Restructuring	2.1(c)
Third Party Claim	11.3(b)
Third Party Financial Indebtedness	5.6(a)
Trailing Benefit Payments	7.3(a)(iii)
Transfer Credits	7.4(a)
Transferred Employee	7.1
Transferred Amounts	7.2(e)
Transition Services Agreement	5.16
Unconsolidated Sold Companies	3.6(c)
Unaudited Financial Statements	3.6(a)
U.S Business Employee	7.1
U.S. Buyer DC Plans	7.3(b)
U.S. Former Employee	1.1
U.S. Transferred Employee	7.1
Voluntary Guidance	3.21(a)(ii)
WARN Act	3.17(e)

Section 1.3            Construction.  The language in all parts of this Agreement is to be construed in all cases according to its fair meaning.  Sellers and Buyers acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved (a) against the drafting Party or the Party in favor of which a clause has been drafted or (b) in favor of the Party who has committed itself in a clause is not to be employed in the interpretation of this Agreement.  Whenever used herein, the words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively.  The masculine, feminine or neuter gender and the singular or plural number are each deemed to include the other whenever the context so indicates.  “Days” means calendar days unless otherwise specified.  Whenever used herein, the words “Sellers” and “Buyers” include their respective Affiliates whenever the context requires or to the extent applicable.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not to any particular provision of this Agreement, and all Article, Section, Exhibit and Schedule references are to this Agreement unless otherwise specified.  Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.  Except as otherwise expressly provided herein, all references to (a) “Euros” will be deemed references to the lawful currency of the European Union and (b) “Dollars” will be deemed references to the lawful currency of the United States.

Section 1.4            Performance of Obligations by Affiliates.  Any obligation of Sellers under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Sellers’ sole and exclusive option, either by Sellers directly, or by any Affiliate or designee of Sellers that Sellers cause to satisfy, meet or fulfill such obligation, in whole or in part.  Any obligation of Buyers under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Buyers’ sole and exclusive option, either by Buyers directly, or by any Affiliate or designee of Buyers that Buyers cause to satisfy, meet or fulfill such obligation, in whole or in part.  With respect to any particular action, the use of the words “Sellers will” also means “Sellers will cause” the particular action to be performed, and the use of the words “Buyers will” also means “Buyers will cause” the particular action to be performed.  The Seller Parent jointly (“hoofdelijk”/ “solidairement”) guarantees the performance of all actions, agreements and obligations to be performed by any of its Affiliates under the terms and conditions of this Agreement. The Buyer Parent jointly (“hoofdelijk”/”solidairement”) guarantees the performance of all actions, agreements and obligations to be performed by any of its Affiliates under the terms and conditions of this Agreement.

ARTICLE 2

PURCHASE AND SALE

Section 2.1            Purchase and Sale of the Shares and Acquired Assets.

(a)           At the Closing, and subject to the terms and conditions set forth in this Agreement, (i) first, Terlin will sell, convey, assign and transfer to Abbott Overseas, and Abbott Overseas will purchase and acquire, all of Terlin’s right, title and interest in and to the SPML Shares, free and clear of all Encumbrances and (ii) then, Solvay Pharmaceuticals Belgium will sell, convey, assign and transfer to Abbott Luxembourg, and Abbott Luxembourg will purchase and acquire, all of Solvay Pharmaceuticals Belgium’s right, title and interest in and to the Sodufa Shares, free and clear of all Encumbrances.

(b)           At the Closing, and subject to the terms and conditions set forth in this Agreement, the Asset Sellers will sell or transfer the respective Acquired Assets to the respective Asset Buyer, and the Asset Buyers will purchase the respective Acquired Assets from the respective Asset Seller.  The Asset Buyers will acquire, and the Asset Sellers will transfer, or cause to be transferred, the Acquired Assets free and clear of all Encumbrances other than Permitted Encumbrances.

(c)           Sellers agree that they will cause Solvay Thailand to be reorganized prior to the Closing by transferring the Other Businesses held by Solvay Thailand and all employees of Solvay Thailand who are not Business Employees to a separate company and transferring the share capital of Solvay Thailand to Solvay Pharmaceuticals GmbH, a company organized under the Laws of Germany and two other Sold Companies that will hold a minority interest in Solvay Thailand (the “Thai Business Restructuring”) so that, upon the consummation of the Thai Business Restructuring, (i) Solvay Thailand will (A) own only all of the assets of the Business in Kingdom of Thailand, (B) hold only the Business and (C) employ only Business Employees and (ii) all of the issued and outstanding shares of capital stock or other equity interests of Solvay Thailand will be owned, beneficially and of record, free and clear of any Encumbrances, by Solvay

Pharmaceuticals GmbH and two other Sold Companies that will hold a minority interest in Solvay Thailand.  The Thai Business Restructuring will be accomplished in the manner described in Section 5.4.

(d)           Wherever required under local Laws, the applicable Buyers and Sellers will enter into appropriate local Transfer Documents, for the transfer of the relevant Acquired Assets; it being understood that such local Transfer Documents will only contain provisions to effect the transfer of title under local law and not change the terms of this Agreement which will prevail over the local Transfer Documents.  Buyers and Sellers will cooperate in good faith in the identification of all such local requirements and the preparation of such Transfer Documents.

Section 2.2            Excluded Assets.  Notwithstanding anything in Section 2.1(b) to the contrary, the Asset Buyers will not purchase, and the Acquired Assets will not include, any right, title and interest in and to any of the Excluded Assets.

Section 2.3            Assumption of Liabilities.  On the Closing Date, and subject to the terms and conditions set forth in this Agreement, each of the Asset Buyers will expressly assume, and agree to pay or otherwise perform or discharge, their respective Assumed Liabilities.

Section 2.4            Excluded Liabilities.  On the Closing Date, and subject to the terms and conditions set forth in this Agreement, each of the Asset Sellers will expressly retain and agree to pay or otherwise perform or discharge, their respective Excluded Liabilities.

Section 2.5            Purchase Price.

(a)           On the Closing Date, and subject to the terms and conditions set forth in this Agreement, Buyers will pay to Sellers in the manner set forth in Section 2.5(b) an aggregate amount equal to Four Billion Five Hundred Million Euros (€4,500,000,000) (the “Initial Purchase Price”), plus or minus the Estimated Net Cash, payable in Euros to the bank account or accounts designated in writing by Seller Parent by means of a wire transfer of immediately available funds with value as of the Closing Date.  The Initial Purchase Price (as adjusted pursuant to this Agreement) and the AndroGel Milestone Payments are collectively referred to herein as the “Purchase Price”.

(b)           The Parties agree that: (i) Abbott Luxembourg will pay to Solvay Pharmaceuticals Belgium the portion of the Initial Purchase Price allocated to the Sodufa Shares in Schedule 2.10; (ii) Abbott Overseas will pay to Terlin the portion of the Initial Purchase Price allocated to the SPML Shares in Schedule 2.10; (iii) the Taiwan Asset Buyer will pay €2,000,000 to the Taiwan Asset Seller, which amounts will be paid in New Taiwan Dollars at the then prevailing spot currency exchange rate as published by the Wall Street Journal two (2) Business Days prior to the Closing Date; and (iv) the Chinese Asset Buyer will pay €6,000,000 locally to the Chinese Asset Seller by wire transfer of immediately available funds in Chinese Renminbi at the then prevailing spot currency exchange rate as published by the Wall Street Journal two (2) Business Days prior to the Closing Date.

(c)           No later than three (3) Business Days prior to the Closing Date, Seller Parent will deliver to Buyer Parent a good faith estimate of the Net Cash as of the Closing Date, which will be calculated in accordance with the definition of Net Cash (such estimate, the “Estimated Net Cash”).  To the extent Estimated Net Cash is positive (i.e., Cash of the Consolidated Sold Companies exceeds Financial Indebtedness of the Consolidated Sold Companies) such amount will be added to the Initial Purchase Price paid at the Closing.  To the extent Estimated Net Cash is negative (i.e., Financial Indebtedness of the Consolidated Sold Companies exceeds Cash of the Consolidated Sold Companies) such amount will be deducted from the Initial Purchase Price paid at the Closing.

(d)           The Buyers will make any required withholding of Taxes from the Purchase Price and will pay Sellers the Purchase Price net of any such withholding.  Buyers will have no obligation to gross-up, indemnify or otherwise compensate Sellers for any withholding Tax due or imposed with respect to the Purchase Price.

Section 2.6            AndroGel Milestone Payments.

(a)           Abbott Luxembourg will make the following non-refundable milestone payments to Solvay Pharmaceuticals Belgium, in accordance with the provisions of Section 2.6(b), upon the achievement of the following milestone events:

(i)            One Hundred Million Euros (€100,000,000), if the amount of AndroGel Net Sales during the calendar year 2011 exceeds Five Hundred Million Dollars ($500,000,000);

(ii)           One Hundred Million Euros (€100,000,000), if the amount of AndroGel Net Sales during the calendar year 2012 exceeds Four Hundred Thirty Five Million Dollars ($435,000,000); and

(iii)          One Hundred Million Euros (€100,000,000), if the amount of AndroGel Net Sales during the calendar year 2013 exceeds Three Hundred Ninety Million Dollars ($390,000,000)

(each of (i), (ii) or (iii) an “AndroGel Milestone Payment”, and, collectively, the “AndroGel Milestone Payments”).

(b)           Within sixty (60) days after the end of each of the 2011, 2012 and 2013 calendar years (each a “Milestone Due Date”), Abbott Luxembourg will deliver to Solvay Pharmaceuticals Belgium a written report setting forth the actual amount of AndroGel Net Sales during the preceding calendar year (each a “Milestone Report”) together with the payment of the respective AndroGel Milestone Payment if the milestone event for the respective calendar year has been achieved.  For informational purposes only, within sixty (60) days following the end of each calendar quarter, Abbott Luxembourg will deliver to Solvay Pharmaceuticals Belgium a written report setting forth an estimate of the amount of the AndroGel Net Sales during the preceding calendar quarter.

(c)           During the 2010, 2011, 2012 and 2013 calendar years, Buyer Parent and its Affiliates will use Commercially Reasonable Efforts to commercialize AndroGel in the Territory.  For purposes of this Section 2.6(c), the term “Commercially Reasonable Efforts” means, with respect to the activities of Buyer Parent and its Affiliates with respect to the commercialization of AndroGel in the Territory during each of the 2010, 2011, 2012 and 2013 calendar years, the level of effort commonly used in the research-based pharmaceutical industry in the Territory to conduct activities similar to those contemplated by the first sentence of this Section 2.6(c) for a pharmaceutical product that is at a similar stage in its lifecycle and is of comparable market potential, profit potential or strategic value, taking into account relevant considerations including safety (including adverse effects) and efficacy, product profile, the proprietary position, the then-current competitive environment for such product, the likely timing of such product’s entry into the market, the then-current market penetration, return on investment potential of such product, the regulatory environment and status of such product, and other relevant scientific, technical and commercial factors, as measured by the facts and circumstances at the time such efforts are due.

(d)           During the 2010, 2011, 2012 and 2013 calendar years, Buyer Parent and its Affiliates will keep Books and Records reflecting the amount of AndroGel Net Sales (the “AndroGel Net Sales Records”).  Within ninety (90) days of the Milestone Due Date, Seller Parent, at its own expense, will have the right to notify Buyer Parent that it wishes to have such AndroGel Net Sales Records (and all related work papers and other information and documents) examined by an independent accounting firm of nationally-recognized standing reasonably acceptable to Buyer Parent for the sole purpose of verifying the AndroGel Net Sales Records.  Such independent accounting firm will be subject to a reasonable confidentiality agreement and will be instructed to redact any information of Buyer Parent and its Affiliates not relevant to verifying whether the AndroGel Milestone Payment for the prior calendar year has been achieved and to provide its audit report to Buyer Parent and Seller Parent.  If Buyer Parent or Seller Parent disputes any such report, it will promptly notify the other in writing and Buyer Parent and Seller Parent will use good faith efforts to resolve such dispute.  If Buyer Parent and Seller Parent are unable to resolve such dispute within thirty (30) days after delivery of such written notice, an independent accounting firm mutually agreed to by Buyer Parent and Seller Parent (the costs of which will be shared 50/50) will resolve such dispute and such accounting firm’s resolution will be final and binding.  If such audit concludes an AndroGel Milestone Payment was owed to Solvay Pharmaceuticals Belgium, Abbott Luxembourg will promptly pay such AndroGel Milestone Payment to Solvay Pharmaceuticals Belgium, plus interest on the applicable AndroGel Milestone Payment computed at six percent (6%) per annum for the period from the Milestone Due Date to the date of such payment.

(e)           If at any time (i) Solvay Pharmaceuticals Belgium earns or receives one or more of the AndroGel Milestone Payments and (ii) the AndroGel Litigation Costs incurred by Buyer Parent or its Affiliates from and after the Closing Date exceed Fifty

Million Dollars ($50,000,000) in the aggregate, then Seller Parent hereby agrees and covenants that it would be responsible for an amount equal to fifty percent (50%) of the AndroGel Litigation Costs (including such AndroGel Litigation Costs that are incurred prior to the date Solvay Pharmaceuticals Belgium earns an AndroGel Milestone Payment) that are in excess of Fifty Million Dollars ($50,000,000); provided, however, that Seller Parent’s responsibility for the AndroGel Litigation Costs may not exceed the aggregate amount of the AndroGel Milestone Payments earned or received by Solvay Pharmaceuticals Belgium (the amount for which Seller Parent is responsible being, the “Seller Parent Share of AndroGel Litigation Costs”).  If Seller Parent becomes responsible for any Seller Parent Share of AndroGel Litigation Costs pursuant to this Section 2.6(e), then if Solvay Pharmaceuticals Belgium has already received payment of one or more of the AndroGel Milestone Payments, Buyer Parent will have the right to seek reimbursement for all or part of, and Seller Parent will pay to Abbott Luxembourg, the Seller Parent Share of AndroGel Litigation Costs up to the amount of AndroGel Milestone Payments that have actually been received by Solvay Pharmaceuticals Belgium at such time.  In addition to, and not in limitation of, the foregoing if Seller Parent becomes responsible for any Seller Parent Share of AndroGel Litigation Costs pursuant to this Section 2.6(e), then Abbott Luxembourg will have a full right of set-off and may apply all or any part of any future AndroGel Milestone Payments earned by Solvay Pharmaceuticals Belgium to pay such Seller Parent Share of AndroGel Litigation Costs for which Seller Parent is responsible under this Section 2.6(e).  Abbott Luxembourg may exercise such right of set-off in its sole discretion, including if (x) Seller Parent fails to pay any Seller Parent Share of AndroGel Litigation Costs due to Buyers, (y) Solvay Pharmaceuticals Belgium has earned (but not yet received) any of the AndroGel Milestone Payments or (z) the amount of AndroGel Milestone Payments that have been received by Solvay Pharmaceuticals Belgium is less than the amount of Seller Parent Share of AndroGel Litigation Costs then due pursuant to this Section 2.6(e).

Section 2.7            The Closing.

(a)           Unless this Agreement will have been terminated pursuant to Article 10, subject to the satisfaction or waiver of all of the conditions set forth in Articles 8 and 9, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Freshfields Bruckhaus Deringer LLP, Bastion Tower, Place du Champ de Mars, Marsveldplein 5, B-1050 Brussels, Belgium, as soon as practicable, but in any event on a date no later than three (3) Business Days following the satisfaction or waiver of all of the conditions set forth in Articles 8 and 9 (other than those conditions that by their terms are to be satisfied at the Closing), or at such other date or place as the Seller Parent and Buyer Parent may mutually agree upon in writing (the “Closing Date”).  Unless the Seller Parent and Buyer Parent agree otherwise, the Closing will be deemed effective in each applicable jurisdiction as of the Close of Business on the Closing Date.

(b)           Deferred Local Closings.

(i)            If, on the Closing Date:

(A)  (1) (x) the Chinese Asset Seller or the Chinese Asset Buyer has not obtained any required Governmental Approval in the People’s Republic of China legally required in order to transfer any of the Acquired Assets to the Chinese Asset Buyer or in order for the Chinese Asset Buyer to conduct the Business in the People’s Republic of China or (y) Sellers or Solvay Thailand have not taken all necessary actions and steps required to complete the Thai Business Restructuring in the manner set forth in Section 5.4 prior to the Closing Date, and as a result thereof the Parties are prevented from transferring any of the Acquired Assets or the Solvay Thailand Shares in accordance with the terms of this Agreement (the Acquired Assets and the Solvay Thailand Shares referred to in clauses (x) and (y), each, a “Deferred Local Business”), and (2) all other conditions precedent to the Closing have been satisfied or waived, or

(B)  (1) there is in effect any injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction in the People’s Republic of China or the Kingdom of Thailand or any Law or Governmental Order in the People’s Republic of China or the Kingdom of Thailand that restrains or prohibits the transfer to the applicable Buyer of a Deferred Local Business that is not permanent or remains appealable (a “Non-Final Injunction”), and (2) all other conditions precedent to the Closing have been satisfied or waived, then such Deferred Local Business will be withheld from transfer on the Closing Date and the portion of the Initial Purchase Price allocated to such Deferred Local Business will be withheld by Buyer Parent.  From and after the Closing, Sellers and Buyers will continue to use commercially reasonable efforts to obtain all such Governmental Approvals relating to the applicable Deferred Local Business, the completion of the Thai Business Restructuring or the transfer thereof and/or to cause all Non-Final Injunctions relating to the applicable Deferred Local Business to be lifted.

(ii)           From and after the Closing, and until such time as the applicable Deferred Local Business has been transferred to the applicable Buyer pursuant to Section 2.7(b)(iv) (each, a “Deferred Local Closing”), the Deferred Local Business will be held for such Buyer’s benefit and account and will be managed and operated by the applicable Seller for such Buyer’s benefit and account, with all gains, income, Losses, Taxes and Tax benefits or other items generated thereby to be for such Buyer’s account.  The Buyer will indemnify the Seller Parent and its Affiliates in respect of all Losses incurred as a result of the operation of the Deferred Local Business for actions taken in compliance with the instructions of Buyer Parent or its Affiliates.  The applicable Seller and the applicable Buyer will use their respective commercially reasonable efforts to allow the applicable Buyer to receive the uninterrupted use and benefit of any Deferred Local Business from the Closing Date to the date of its Deferred Local Closing, and to protect and preserve the value of the Deferred Local Business during such period.  Except as otherwise contemplated by this Section 2.7(b) or the other provisions of this Agreement, to the extent permitted under applicable Law, until a Deferred Local Closing occurs, the applicable Seller will conduct the Business in such jurisdiction in accordance with the instructions of Buyer Parent and its Affiliates (including the marketing practices and code of conduct of Buyer Parent).  The Parties will use commercially reasonable efforts to minimize any Tax Liability resulting from Deferred Local Closings.  Sellers and their

Affiliates will have no Liability to Buyers or any of their Affiliates arising out of the management or operation of Deferred Local Businesses other than for breach of this Agreement, negligence or willful misconduct, for which breach, negligence or willful misconduct Sellers and their Affiliates will indemnify Buyers and their Affiliates; provided, that Sellers and their Affiliates will have no Liability for actions taken in compliance with the instructions of Buyer Parent or its Affiliates.

(iii)          If a Deferred Local Closing has not occurred by the date that is three (3) months after the Closing Date, Buyer Parent may, by delivery of written notice to Seller Parent, request that the Parties expeditiously identify alternative means or structures by which any remaining Deferred Local Business (and/or the benefits thereof) may be transferred (or otherwise made available) to Buyers, and Sellers will effect such transfer by such alternative means or structure as Buyer Parent may reasonably request.

(iv)          Subject to Section 2.7(b)(v), each Deferred Local Closing will be effected on the fifth Business Day after receipt of all applicable legally required Governmental Approvals, the completion of the Thai Business Restructuring and the lifting of all applicable Non-Final Injunctions, or at such other time as the Parties may agree in writing.  At such Deferred Local Closing, the applicable Buyer will pay locally to the applicable Seller the portion of the Initial Purchase Price allocated to such Deferred Local Business by wire transfer of immediately available funds in local currency at the then prevailing spot currency exchange rate as published by the Wall Street Journal two (2) Business Days prior to the Closing Date; provided, however, that if the Deferred Local Closing relates to Solvay Thailand and if the portion of the Initial Purchase Price to be paid is not legally required to be paid in Thai Baht, then such payment will be made in Euros.  If the Deferred Local Business has net profits during the period from the Closing to the Deferred Local Closing, the amount of such net profits will be netted against the portion of the Initial Purchase Price to be paid at the applicable Deferred Local Closing and the amount of funds to be delivered by the applicable Buyer will be reduced accordingly.  If the Deferred Local Business has a net loss during the period from the Closing to the Deferred Local Closing, the amount of such net loss will be netted against the portion of the Initial Purchase Price to be paid at the applicable Deferred Local Closing and the amount of funds to be delivered by the applicable Buyer will be increased accordingly.  Any disputes with respect to the net profits or net loss of the Deferred Local Business will be resolved in the manner provided in Section 2.9 for resolution of disputes relating to the Closing Net Working Capital Statement.  If the Deferred Local Closing relates to Solvay Thailand, prior to such Deferred Local Closing Buyer Parent will notify Seller Parent in writing of the Affiliate of Seller Parent to which the share capital of Solvay Thailand will be transferred at such Deferred Local Closing.

(v)           At any time on or after the date that is the first anniversary of the Closing Date, so long as Buyers’ failure to comply with the last sentence of Section 2.7(b)(i) is not the primary cause of the failure of any Deferred Local Businesses to be transferred, Buyer Parent may, by delivery of written notice by Buyer Parent to Seller Parent (each an “Abandonment Notice”), elect at its sole discretion to abandon the purchase of the remaining Deferred Local Businesses.  As promptly as practicable following the delivery of an Abandonment Notice, each of Sellers and Buyers will use its reasonable best efforts to restore the other Party to the position it would have been in with respect to the remaining Deferred Local Business had such items been included in the Excluded Assets.

Section 2.8                                   Deliveries at the Closing.

(a)                                  At or prior to the Closing, Seller Parent will deliver or cause to be delivered to Buyer Parent the following:

(i)                                     (A) first, with respect to the SPML Shares, stock certificates evidencing the SPML Shares to be sold by Terlin duly endorsed in blank, or accompanied by stock powers duly executed in blank, or such other instruments of assignment required under Swiss Law to effect the transfer of the SPML Shares to Abbott Overseas (along with a true and correct copy of certified resolutions of the board of directors of SPML approving Abbott Overseas as a new shareholder of SPML), and (B) then, with respect to the Sodufa Shares, a notarial deed jointly executed by Solvay Pharmaceuticals Belgium and Abbott Luxembourg required under Dutch Law to effect the transfer of the Sodufa Shares to Abbott Luxembourg;

(ii)                                  each Transfer Document to which a Seller is a party duly executed by the applicable Sellers (other than Transfer Documents relating to any Deferred Local Closing which will be delivered on the date of the relevant Deferred Local Closing);

(iii)                               to the extent action by its Board of Directors (or equivalent thereof) and/or its shareholders (or equivalent thereof) is required by its respective Organizational Documents, a certificate of the Secretary (or equivalent thereof) or directors of each of the applicable Sellers certifying that the resolutions adopted by its Board of Directors (or the equivalent thereof) and, if applicable, shareholders (or the equivalent thereof) attached thereto, authorizing the execution and delivery by such Sellers of this Agreement and the other Ancillary Agreements to which such Sellers are a party, and the performance by such Sellers of their obligations hereunder and thereunder, were duly and validly adopted and are in full force and effect;

(iv)                              with respect to the Sold Companies, signed resignations effective as of the Closing Date as follows (A) signed resignations for each of the non-employee officers and directors of the Sold Companies and (B) for those Business Employees who are officers and directors of the Sold Companies, signed resignations to the extent requested by Buyer Parent;

(v)                                 executed counterparts of the Transition Services Agreement; and

(vi)                              a receipt from Seller Parent for the Initial Purchase Price (as adjusted pursuant to Section 2.5(c)) less any amounts to be paid in connection with a Deferred Local Closing, in which case Seller Parent or the applicable Seller will deliver to Buyer Parent or the applicable Buyer a receipt acknowledging the payment of the portions of the Initial Purchase Price allocated to the applicable Deferred Local Closing on the date of such Deferred Local Closing; and

(vii)                           the certificate required by Section 9.1.

(b)                                 At or prior to the Closing, Buyers will deliver or cause to be delivered to Sellers the following:

(i)                                     with respect to the Sodufa Shares, a notarial deed jointly executed by Abbott Luxembourg and Solvay Pharmaceuticals Belgium required under Dutch Law to effect the transfer of the Shares to Abbott Luxembourg;

(ii)                                  the Initial Purchase Price (as adjusted pursuant to Section 2.5(c)), by wire transfer of immediately available funds in Euros with value as of the Closing Date to the account designated in writing by Sellers not less than two (2) Business Days prior to the Closing Date (except to the extent (A) any amounts must be paid locally to the applicable Sellers pursuant to applicable Law, in which case the portion of the Initial Purchase Price that must be paid locally to the applicable Sellers will be paid by wire transfer in immediately available funds (in the local currency, if required by applicable Law) to a local bank account of such Sellers designated in writing by Sellers not less than two (2) Business Days prior to the Closing Date or (B) any amounts will be paid in connection with a Deferred Local Closing, in which case the portion of the Initial Purchase Price to be paid in connection with such Deferred Local Closing will be paid in accordance with Section 2.7(b)(iv)), less any withholding of Taxes described in Section 2.5(d);

(iii)                               each Transfer Document to which a Buyer is a party duly executed by the applicable Buyers (other than Transfer Documents relating to any Deferred Local Closing which will be delivered on the date of the relevant Deferred Local Closing);

(iv)                              to the extent action by its Board of Directors (or equivalent thereof) and/or its shareholders (or equivalent thereof) is required by its respective governing documents, a certificate of the Secretary (or equivalent thereof) or director of each of the applicable Buyers certifying that the resolutions adopted by its Board of Directors (or the equivalent thereof) and, if applicable, shareholders (or the equivalent thereof) attached thereto, authorizing the execution and delivery by such Buyers of this Agreement and the other Ancillary Agreements to which such Buyers are a party, and the performance by such Buyers of their obligations hereunder and thereunder, were duly and validly adopted and are in full force and effect;

(v)                                 executed counterparts of the Transition Services Agreement; and

(vi)                              the certificate required by Section 8.1.

Section 2.9                                   Post-Closing Purchase Price Adjustment.

(a)                                  Within sixty (60) days after the Closing Date, Buyer Parent will prepare, in cooperation with Seller Parent and its representatives, and will deliver to Seller Parent a calculation of the Closing Net Working Capital together with reasonably supporting documentation (the “Closing Net Working Capital Statement”).  The Closing Net Working Capital Statement will be prepared on a combined basis in accordance with the principles set forth on Schedule 2.9(a)(ii) (including any principles providing for exchange rate adjustments) and, to the extent not inconsistent with such principles, in accordance with IFRS Standards applied on a basis consistent with the 2008 Audited

Financial Statements and the Unaudited Financial Statements and reflecting all adjustments reflected on the Benchmark Net Working Capital Statement.  Within the same time period, Buyer Parent will deliver to Seller Parent a statement containing a calculation of the Net Cash together with reasonably supporting documentation, which will be prepared in accordance with the definition of Net Cash (the “Net Cash Statement”).

(b)                                 Seller Parent will complete its review of the Closing Net Working Capital Statement and the Net Cash Statement within thirty (30) days of Seller Parent’s receipt thereof.  In connection with such review, Seller Parent and its accountants will be provided with full access to the working papers and other records of Buyer Parent and its accountants used in the preparation of the Closing Net Working Capital Statement and the Net Cash Statement; provided, however, that Seller Parent and its accountants have signed any customary release letters requested in connection therewith.  If Seller Parent determines that either the Closing Net Working Capital Statement or the Net Cash Statement has not been prepared on a basis consistent with the requirements of Section 2.9(a), Seller Parent will, on or before the last day of such 30-day period, inform Buyer Parent in writing (the “Objection”), setting forth a description containing reasonable detail of the basis of Seller Parent’s Objection, the adjustments to the Closing Net Working Capital Statement or the Net Cash Statement which Seller Parent believes should be made, and Seller Parent’s calculation of the Closing Net Working Capital or Net Cash, as the case may be. Seller Parent will be deemed to have accepted any items not specifically disputed in Seller Parent’s Objection.  Failure by Seller Parent to so notify Buyer Parent will constitute acceptance and approval by Seller Parent of Buyer Parent’s calculation of the Closing Net Working Capital and Net Cash.

(c)                                  Buyer Parent will then have thirty (30) days following the day it receives Seller Parent’s Objection to review and respond in writing to such Objection (the “Response”).  During the twenty (20) days immediately following a delivery of Buyer Parent’s Response, Seller Parent and Buyer Parent will seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in Seller Parent’s Objection.  If Seller Parent and Buyer Parent are unable to resolve all of such differences within such 20-day period, either or both Parties may refer the remaining differences to KPMG LLP or another internationally recognized firm of independent public accountants as to which Seller Parent and Buyer Parent mutually agree in writing (the “Accounting Firm”) for review and resolution of all matters which remain in dispute and which were indicated in Seller Parent’s Objection.  The Accounting Firm will act as an expert in accounting and not as an arbitrator and will determine on a basis consistent with the requirements set forth in Section 2.9(a), and only with respect to the specific remaining accounting-related differences so submitted, whether and to what extent, if any, the Closing Net Working Capital Statement and/or the Net Cash Statement, as applicable, requires any adjustments.  Seller Parent and Buyer Parent will request the Accounting Firm to use its reasonable best efforts to render its determination within thirty (30) days.  The Accounting Firm’s determination will be conclusive and binding upon Seller Parent and Buyer Parent.  Subject to the execution of a confidentiality agreement by the Accounting Firm on terms and conditions reasonably acceptable to the Parties, Seller Parent and Buyer Parent will make available to the Accounting Firm all relevant personnel, Books and Records, any working papers (including those of the Parties’ respective accountants) and supporting documentation relating to the Closing Net Working Capital Statement and/or the Net Cash Statement, as applicable, and all other items and support reasonably requested by the Accounting Firm.  The fees and expenses of the Accounting Firm will be shared equally between Seller Parent and Buyer Parent.

(d)                                 The “Final Statement of Closing Net Working Capital” will be the calculation of the Closing Net Working Capital contained (i) in the Closing Net Working Capital Statement in the event that (A) no Objection is delivered by Seller Parent to Buyer Parent within the 30-day period specified above, or (B) Seller Parent and Buyer Parent so agree, (ii) in the Closing Net Working Capital Statement, as adjusted in accordance with Seller Parent’s Objection, in the event that (A) Buyer Parent does not deliver a Response to Seller Parent’s Objection during the 30-day period specified above following receipt by Buyer Parent of Seller Parent’s Objection, or (B) Seller Parent and Buyer Parent so agree, or (iii) in the Closing Net Working Capital Statement, as adjusted pursuant to the mutual agreement of Buyer Parent and Seller Parent, or as adjusted by the Accounting Firm, together with any other modifications to the Closing Net Working Capital Statement mutually agreed upon by Buyer Parent and Seller Parent.

(e)                                  The “Final Statement of Net Cash” will be the calculation of the Net Cash contained (i) in the Net Cash Statement in the event that (A) no Objection is delivered by Seller Parent to Buyer Parent within the 30-day period specified above, or (B) Seller Parent and Buyer Parent so agree, (ii) in the Net Cash Statement, as adjusted in accordance with Seller Parent’s Objection, in the event that (A) Buyer Parent does not deliver a Response to Seller Parent’s Objection during the 30-day period specified above following receipt by Buyer Parent of Seller Parent’s Objection, or (B) Seller Parent and Buyer Parent so agree, or (iii) in the Net Cash Statement, as adjusted pursuant to the mutual agreement of Buyer Parent and Seller Parent, or as adjusted by the Accounting Firm, together with any other modifications to the Net Cash Statement mutually agreed upon by Buyer Parent and Seller Parent.

(f)                                    (i)                                     Subject to Section 2.9(g), if the calculation of the amount of the Closing Net Working Capital contained in the Final Statement of Closing Net Working Capital is less than the Benchmark Net Working Capital, Solvay Pharmaceuticals Belgium will pay to Abbott Luxembourg an amount in cash in Euros equal to the amount of such deficiency plus interest on the amount paid computed at the Prime Rate for the period from the Closing Date to the date of such payment.  If, by contrast, the calculation of the Closing Net Working Capital contained in the Final Statement of Closing Net Working Capital is greater than the Benchmark Net Working Capital, Abbott Luxembourg will pay to Solvay Pharmaceuticals Belgium an amount in cash in Euros equal to the amount of such deficiency plus interest on the amount paid computed at the Prime Rate for the period from the Closing Date to the date of such payment.  All payments made pursuant to this Section 2.9(f)(i) will be made to the applicable Party by means of a wire transfer of immediately available funds in Euros within three (3) Business Days after the ultimate determination of the Final Statement of Closing Net Working Capital as provided in this Section 2.9.

(ii)                                  Subject to Section 2.9(g), if the calculation of the amount of the Net Cash contained in the Final Statement of Net Cash exceeds the Estimated Net Cash, Abbott Luxembourg will pay to Solvay Pharmaceuticals Belgium an amount in cash in Euros equal to the amount of such excess plus interest on the amount paid computed at the Prime Rate for the period from the Closing Date to the date of such payment.  If, by contrast, the Estimated Net Cash exceeds the calculation of the Net Cash contained in the Final Statement of Net Cash, Solvay Pharmaceuticals Belgium will pay to Abbott Luxembourg an amount in cash in Euros equal to the amount of such excess plus interest on the amount paid computed at the Prime Rate for the period from the Closing Date to the date of such payment.  All payments made pursuant to this Section 2.9(f)(ii) will be made to the applicable Party by means of a wire transfer of immediately available funds in Euros within three (3) Business Days after the ultimate determination of the Final Statement of Net Cash as provided in this Section 2.9.

(g)                                 All amounts payable by Abbott Luxembourg or Solvay Pharmaceuticals Belgium, as the case may be, pursuant to Sections 2.9(f)(i) and 2.9(f)(ii), will be netted against all amounts payable to such Party by the other Party pursuant to such Sections 2.9(f)(i) and 2.9(f)(ii).

(h)                                 The Parties agree to treat any amounts payable pursuant to this Section 2.9 as an adjustment to the Purchase Price.

Section 2.10                            Allocation.

(a)                                  Schedule 2.10 sets forth the allocation of the Initial Purchase Price among the Acquired Assets, the SPML Shares and the Sodufa Shares. The portion of the Initial Purchase Price allocated to the shares of Solvay India is further set forth on Schedule 2.10.  In the event an adjustment to the Initial Purchase Price is made pursuant to Section 2.9 or otherwise under this Agreement, the allocation of the Initial Purchase Price will be revised to allocate such adjustment to the Sodufa Shares.

(b)                                 Except as required by applicable Law, Sellers and Buyers will report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with Schedule 2.10 and the Initial Purchase Price allocation described therein, as it may be revised from time to time, and will not take any position inconsistent therewith in preparing any Tax Returns, IRS Form 8594 and any other Tax forms or filings, as well as in preparing any published financial statements in accordance with IFRS Standards, and none of Buyers or Sellers will take any position inconsistent therewith upon examination of any Tax Return, in any Tax refund claim, or in any Tax litigation or investigation, without the prior written consent of Sellers or Buyers, as the case may be.

Section 2.11                            Consents.

(a)                                  Notwithstanding any other provision of this Agreement, this Agreement does not constitute an agreement to sell, convey, assign, assume, transfer or deliver any interest in any Acquired Asset, or any claim, right, benefit or obligation arising thereunder or resulting therefrom if a sale, conveyance, assignment, assumption, transfer or delivery, or an attempt to make such a sale, conveyance, assignment, assumption, transfer or delivery, without the Consent of a third party would (i) constitute a breach or other contravention of the rights of such third party, (ii) be ineffective with respect to any party to a Contract concerning such Acquired Asset or (iii) upon transfer, in any way adversely affect the rights of an Asset Buyer under such Acquired Asset.  If the sale, conveyance, assignment, transfer or delivery by any Asset Seller to an Asset Buyer of any interest in, or assumption by an Asset Buyer of any Liability under, any Acquired Asset requires the Consent of a third party, then such sale, conveyance, assignment, transfer, delivery or assumption will be subject to such Consent being obtained.  Without limiting Section 2.11(b), if any Acquired Asset may not be assigned to an Asset Buyer by reason of the absence of any such Consent, an Asset Buyer will not be required to assume any Assumed Liability arising under such Acquired Asset.

(b)                                 If any Consent in respect of an Acquired Asset has not been obtained on or before the Closing Date, Sellers will continue to use commercially reasonable efforts to obtain such Consent as promptly as practicable after the Closing until such time as such Consent has been obtained, and to cooperate in any lawful and reasonable arrangement which will provide the Asset Buyer the benefits of any such Acquired Asset, including subcontracting, licensing or sublicensing to an Asset Buyer any or all of Sellers’ or any Asset Seller’s rights with respect to such Acquired Asset and including the enforcement for the benefit of Buyers of any and all rights of Sellers or any Asset Seller against a third party thereunder. Once a Consent for the sale, conveyance, assignment, assumption, transfer and delivery of an Acquired Asset is obtained, the Asset Seller will promptly assign, transfer, convey and deliver such Acquired Asset to an Asset Buyer, and the Asset Buyer will assume the obligations under such Acquired Asset assigned to it from and after the date of assignment to such Asset Buyer.  If and when such Consents are obtained or such other required actions have been taken, the transfer of such Acquired Asset will be effected in accordance with the terms of this Agreement

(c)                                  Nothing in this Section 2.11 will be deemed a waiver by Buyers of their rights under this Agreement, nor will this Section 2.11 be deemed to constitute an agreement to exclude from the Acquired Assets any of the assets described under Section 2.1.

Section 2.12                            Mixed Use Technology.

(a)                                  Sellers, on behalf of themselves and their Affiliates, will grant effective immediately after the Closing (and with respect to any Deferred Local Business, immediately following the applicable Deferred Local Closing) (to the extent the Sellers and their Affiliates have rights to) to the Sold Companies and their Affiliates, a perpetual, irrevocable, worldwide, sole and exclusive (even with respect to the Sellers and their Affiliates) and royalty-free right and license (with the right to grant sublicenses) under the Sellers Mixed-Use Technology, solely within the Pharma Health Field of Use and the Buyer Parent Field of Use.  For the purposes of this Agreement, the term “Pharma Health Field of Use” means the business of researching, developing, manufacturing, selling, marketing or distributing pharmaceutical, vaccine and diagnostics products and related services.  For the purposes of this Agreement, the term “Buyer Parent Field of Use” means the business of researching, developing, manufacturing, selling, marketing or distributing any other products of Buyer Parent or its Affiliates.  Sellers and their Affiliates will have the right, but not the obligation, to commence, prosecute and defend any Proceedings involving the Sellers Mixed-Use Technology.

(b)                                 The Sold Companies will grant effective immediately after the Closing (to the extent the Sold Companies have rights to) to Sellers and their Affiliates, a perpetual, irrevocable, worldwide, sole and exclusive (even with respect to the Sold Companies and their Affiliates) and royalty-free right and license (with the right to grant sublicenses) under the Buyers Mixed-Use Technology for (i) all fields other than the Pharma Health Field of Use and (ii) the manufacturing and sale of active pharmaceutical ingredients for commercial products in the ordinary course of business.  The Sold Companies and their Affiliates will have the right, but not the obligation, to commence, prosecute and defend any Proceedings involving the Buyers Mixed-Use Technology.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER PARENT

Subject to Section 3.26, Seller Parent hereby represents and warrants to Buyers as of the date hereof and as of the Closing Date as follows (such representations being, the “Seller Parent Representations”):

Section 3.1                                   Organization.  Each of the Sellers and each of the Sold Companies is a company or other business entity duly formed, validly existing and in good standing (or local legal equivalent, if any) under the Laws of its jurisdiction of formation.  Each of the Sellers and each of the Sold Companies has the requisite corporate or other similar power and authority and is duly registered (or local legal equivalent, if any) to do business and is in good standing (or local legal equivalent, if any) in the jurisdictions in which the ownership of its property or the conduct of the Business requires such registrations, except where the failure to be so registered (a) would not have, or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement, or (b) would not have, or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth on Schedule 3.1, neither any of the Sellers nor the Sold Companies have been dissolved or liquidated, no resolution to dissolve or liquidate has been adopted and there is no action or request pending to accomplish any such dissolution or liquidation with respect to Sellers or the Sold Companies.

Section 3.2                                   Authorization; Enforceability.  Each of the Sellers has the corporate or other similar power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by each Seller of this Agreement and each Ancillary Agreement to which it is a party, and the performance by such Seller of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate or other similar action on the part of such Seller, and no other corporate or other proceedings or actions are necessary to authorize or consummate this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by each of the Sellers and each Seller will duly execute and deliver each Ancillary Agreement to which it is a party and, assuming due authorization, execution and delivery by Buyers, this Agreement constitutes, and each Ancillary Agreement will constitute, a valid and binding agreement of each of the Sellers party thereto, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law).

Section 3.3                                   No Conflicts or Approvals.  The execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate, conflict with or result in a breach of any Organizational Documents or corporate resolutions of any of the Sellers or Sold Companies, (b) violate, conflict with or result in a breach of, or constitute a default by any of the Sellers or Sold Companies (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of any of the Sold Companies or any Acquired Asset, or require notice, under any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, agreement or other Contract or instrument to which such Sellers or Sold Company or any of its properties or assets may be bound, (c) violate or result in a breach of any Law applicable to any of the Sellers or the Sold Companies or any of their respective properties or assets, or (d) except for applicable requirements of any applicable Competition/Investment Law, require any Governmental Approval or other Consent of any Person, except, with respect to the foregoing clauses (b), (c) and (d) above, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect or impair in any material respect the ability of Sellers to consummate the transactions contemplated by this Agreement.

Section 3.4                                   Capital Stock of the Sold Companies.

(a)                                  Schedule 3.4 sets forth for each of the Sold Companies: its jurisdiction of formation; the number of authorized, issued and outstanding shares of each class of its capital stock or other equity interests, as applicable; the name of the holders thereof; and the number of shares or percentage interests, as applicable, held by each such holder.  There are no other authorized, issued or outstanding shares of capital stock or other equity interests of the Sold Companies.  All of the issued and outstanding Shares are owned beneficially and of record, free and clear of any Encumbrances, by the Stock Sellers and no other Person owns any interest in the Shares.  All of such issued and outstanding Shares and shares of capital stock or other equity interests of the other Sold Companies were duly authorized and have been validly issued, are fully paid and nonassessable (or local legal equivalent, if any) and have not been issued in violation of any preemptive, preferential or similar rights.  There are no outstanding subscriptions, options, warrants, calls, conversion or other rights, agreements, commitments, arrangements or understandings relating to the sale, issuance or voting of any shares of capital stock or other equity interests of the Sold Companies, or of any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or other equity interests of the Sold Companies.  There are no outstanding agreements or commitments obligating Sellers, any of their Affiliates or the Sold Companies to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other equity interests of the Sold Companies.  At the Closing, Stock Sellers will convey good and valid legal title and possession to all of the Shares to Stock Buyers, free and clear of any Encumbrances.

(b)                                 Other than the €70,000,000 milestone payment due upon FDA approval of Certriad® and one (1) earnout payment expected to be earned by the sellers of Fournier in 2010 which Sellers estimate to be €1,000,000, there are no other milestone payments, earnout payments or other payments based, in whole or in part, on profits, revenues, fee income or milestone events that are due or which may become due to the sellers of Fournier under the Fournier Acquisition Agreements.

Section 3.5                                   Transferred Subsidiaries.

(a)                                  Except as set forth on Schedule 3.4, all of the issued and outstanding shares of capital stock or other equity interests of the Transferred Subsidiaries are owned, beneficially and of record, free and clear of any Encumbrances, by another Sold Company and no other Person owns any interest in the issued and outstanding capital stock or other equity interests of the Transferred Subsidiaries.

(b)                                 No Sold Companies own, or have any obligation to make or acquire, any Investments, except for other Sold Companies or as set forth on Schedule 3.4.

Section 3.6                                   Financial Statements.

(a)                                  Schedule 3.6(a) sets forth the audited consolidated balance sheets of Solvay Pharmaceuticals Luxembourg as of each of December 31, 2006, December 31, 2007 and December 31, 2008 and the related audited consolidated statements of income and cash flows for the years ended December 31, 2006, December 31, 2007 and December 31, 2008 (the “Audited Financial Statements”).  Schedule 3.6(a) also sets forth the unaudited consolidated balance sheets of Solvay Pharmaceuticals Luxembourg as of August 31, 2009 and the related unaudited consolidated statements of income and cash flows for the eight month period ended August 31, 2009 (the “Unaudited Financial Statements”).  All of the foregoing financial statements have been prepared from the Books and Records of Solvay Pharmaceuticals Luxembourg and in accordance with IFRS Standards.  All of the foregoing income statements and statements of cash flow present fairly in all material respects the consolidated results of operations and cash flows of Solvay Pharmaceuticals Luxembourg for the respective periods covered; and all of the foregoing balance sheets present fairly in all material respects the consolidated financial condition of Solvay Pharmaceuticals Luxembourg as of their respective dates, in each case in accordance with IFRS Standards, subject, in the case of the Unaudited Financial

Statements, to the absence of notes and normal year end adjustments, none of which will be material in amount.

(b)                                 The consolidated income statements included in the Audited Financial Statements and the Unaudited Financial Statements include all material charges and credits for shared services relating to the Business, including allocations of corporate overhead costs and expenses provided by Sellers and their Affiliates to the Business and the Sold Companies.

(c)                                  Schedule 3.6(c)(i) sets forth the audited non-consolidated balance sheets of each of the Sold Companies not consolidated for purposes of the Audited Financial Statements and the Unaudited Financial Statements, each of which is listed on Schedule 3.6(c)(ii) (the “Unconsolidated Sold Companies”) as of each of December 31, 2006, December 31, 2007 and December 31, 2008, and the related audited non-consolidated statements of income and cash flows for the years ended December 31, 2006, December 31, 2007 and December 31, 2008 (the “Audited Non-Consolidated Financial Statements”).  All of the foregoing financial statements have been prepared from the Books and Records of the Unconsolidated Sold Companies and in accordance with applicable local GAAP.  All of the foregoing income statements and statements of cash flow present fairly in all material respects the non-consolidated results of operations and cash flows of the Unconsolidated Sold Companies for the respective periods covered; and all of the foregoing balance sheets present fairly in all material respects the non-consolidated financial condition of the Unconsolidated Sold Companies as of their respective dates, in each case in accordance with applicable local GAAP.

(d)                                 The Benchmark Net Working Capital Statement has been prepared from the Books and Records of the Business and has been prepared on a consolidated basis in accordance with the principles set forth on Schedule 2.9(a)(ii) (including any principles providing for exchange rate adjustment) and, to the extent not inconsistent with such principles, in accordance with IFRS Standards applied on a basis consistent with the 2008 Audited Financial Statements and the Unaudited Financial Statements with respect to the Consolidated Sold Companies who are consolidated for purposes of such financial statements.

Section 3.7                                   Proceedings.  Except as set forth on Schedule 3.7, there is (a) no outstanding Governmental Order that is material, individually or in the aggregate, against any Seller relating to the Business, any of the Sold Companies or the Shares or any of the Acquired Assets, and (b) no Proceeding pending or, to the Knowledge of Sellers, threatened against any Seller relating to the Business, any of the Sold Companies or the Shares or any of the Acquired Assets that would reasonably be expected to result in monetary relief in excess of €5,000,000 if determined adversely to the Business, any of the Sold Companies or the Shares or any of the Acquired Assets.  Schedule 1.1(b) lists all pending Proceedings in which it is alleged that the entering into, or performance of the provisions of, the AndroGel Agreements violate any Competition/Investment Laws or other Laws in the United States.

Section 3.8                                   Compliance with Laws; Permits.

(a)                                  The Sold Companies and the Sellers are conducting, and since January 1, 2006 have conducted, the Business, in compliance in all material respects with all applicable Laws.  Further, none of the Sold Companies or the Sellers have received any written or oral notice of any violation of any Law applicable to the operation of the Business, except for notices of violations that have not had, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b)                                 Each of the Sold Companies and the Asset Sellers possess all material Permits necessary to own, lease and operate its assets and conduct the Business as currently conducted.  All such Permits are in full force and effect and no Governmental Authority has provided any notice that it intends to limit, suspend, revoke or modify such Permits.  Since January 1, 2006, there has not occurred any default under, or violation of, any such Permits, except for defaults or violations that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.9                                   Absence of Undisclosed Liabilities.  None of the Sold Companies or Asset Sellers have any Liabilities other than Liabilities (a) reflected or reserved against in the Audited Financial Statements for the year ended December 31, 2008, disclosed in the notes thereto or of the type not required by IFRS Standards to be so reflected, reserved or disclosed, (b) arising after December 31, 2008 in the Ordinary Course of Business, (c) disclosed on Schedule 3.9, (d) that constitute Excluded Liabilities or (e) that have not had, or would not reasonably be expected to have, a material adverse effect on the Business.

Section 3.10                            Absence of Certain Changes.  Except as set forth on Schedule 3.10, as contemplated by the Thai Business Restructuring or as otherwise contemplated or permitted by this Agreement, since December 31, 2008 to the date hereof (a) the Business has been conducted only in the Ordinary Course of Business, and (b) there has not been any Material Adverse Effect.

Section 3.11                            Assets and Condition.

(a)                                  The Sold Companies and the Asset Sellers have good title to, or hold by valid and existing lease or license, all the material tangible assets used or held for use in the conduct of the Business and all such tangible assets that are material to the Business are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the Ordinary Course of Business.

(b)                                 Except to the extent reserved for in the Audited Financial Statements for the year ended December 31, 2008, all items of Inventory of the Sold Companies or included in the Acquired Assets consist of items of a quantity and quality usable or saleable in accordance with the past practices of the Sold Companies or the Asset Sellers (in respect of the Business).

Section 3.12                            Real Property.

(a)                                  With respect to each Real Property Lease that is material to the Business (i) such Real Property Lease is, to the Knowledge of Sellers, in full force and effect in all respects and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent, conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at Law); and (ii) (A) neither the Sold Companies nor the Asset Sellers is in material default under any such Real Property Lease and, to the Knowledge of Sellers, no event has occurred which, with the passage of time or expiration of any grace period that would constitute a material default of any of the obligations of the Sold Companies or the Asset Sellers under such Real Property Lease, (B) to the Knowledge of Sellers, no other party to any such Real Property Lease is in material default thereunder and (C) neither the Sold Companies nor the Asset Sellers has received a notice of material default with respect to such Real Property Lease.

(b)                                 Schedule 3.12(b) sets forth an accurate and complete list of the Owned Real Property that is material to the Business.  With respect to each such portion of the Owned Real Property that is material to the Business, the identified Sold Company or Asset Seller (in respect of the Business) has good and marketable title (or local legal equivalent), free and clear of any Encumbrances, other than any Permitted Encumbrances.

Section 3.13                            Intellectual Property.

(a)                                  Schedule 3.13(a) sets forth a true and correct list of:

(i)                                     all Patents that are owned or co-owned by any of the Sold Companies or Asset Sellers (in respect of the Business) as of the date of this Agreement (the “Owned Patents”);

(ii)                                  all Patents claiming global products or global projects that are licensed in or licensed out (both exclusively or non-exclusively) by any of the Sold Companies or Asset Sellers (in respect of the Business) as of the date of this Agreement (the “Licensed Patents”); and

(iii)                               all material Trademarks that are registered (the “Registered Trademarks”) or applied for by any of the Sold Companies or Asset Sellers (in respect of the Business) (with the exception of domain names)

(The Owned Patents, the Licensed Patents and the Trademarks are jointly referred to as the “Business Intellectual Property”).

(b)                                 All of the Business Intellectual Property is valid and subsisting, subject to modification in ordinary course of business under applied professional state of the art maintenance and renewal review procedures.

(c)                                  Except for any Sellers Mixed Use Intellectual Property and any Intellectual Property relating to information technology, the Business Intellectual Property includes all material rights to Intellectual Property necessary for the conduct of the Business as conducted at the date of this Agreement.

(d)                                 A Sold Company or an Asset Seller owns all right, title and interest in and to the Owned Patents and Registered Trademarks free and clear of any right of a third party with the exception of Owned Patents co-owned with business partners.

(e)                                  To the Knowledge of Sellers, the Business Intellectual Property will not be lost, or rendered liable to termination, by virtue of the transactions contemplated hereby.

(f)                                    To the Knowledge of Sellers, the licenses granted in relation to the Licensed Patents are binding and in force.  To the Knowledge of Sellers, none of the parties to these licenses is in material default.

(g)                                 The Owned Patents and Registered Trademarks are registered in or assigned to the legal name of the applicable Sold Company or Asset Seller owning the Owned Patents or Registered Trademarks in accordance with applicable laws and regulations.

(h)                                 To the Knowledge of Sellers, all of the registrations and pending applications to any Governmental Authority with respect to the Owned Patents and Trademarks that the Sellers and Sold Companies have the right to prosecute have been timely and duly filed, prosecution for such applications has been attended to, all maintenance and related fees have been paid.

(i)                                     To the Knowledge of Sellers, no prior art, data or other facts that might have relevance to the patentability or validity of any of the Business Intellectual Property have been withheld from any patent and trademark offices or other Governmental Authority.

(j)                                     Except as specified in Schedule 3.13(j):

(i)                                     in the last two (2) years, no proceedings or litigations have been instituted or, so far as the Sellers are aware are pending or threatened against the Sold Companies or the Asset Sellers, that challenge the right of the Sold Companies or Asset Sellers with respect to the use or ownership of the Business Intellectual Property;

(ii)                                  in the last two (2) years, no opposition, re-examination, revocation, nullity suit or other Proceeding is or has been pending involving a Sold Company with respect to the Business Intellectual Property or, to the Knowledge of Sellers, threatened, in which the scope, validity, or enforceability of any of Business Intellectual Property is being or has been challenged; and

(iii)                               the Sellers or the Sold Companies have not received any notice alleging, and otherwise have no knowledge of any facts or circumstances, that the Sold Companies or the Asset Sellers, or the conduct of their business, including the research, marketing, manufacturing, distribution, sale, use or other exploitation of any product currently under investigation or in development by the Sold Companies or the Asset Sellers, infringes, or may, in the case of products in development infringe the Intellectual Property rights of any other person anywhere in the world.

(k)                                  Except as specified in Schedule 3.13(k), to the Knowledge of Sellers, no legal or natural person has infringed any of the Business Intellectual Property in the last three (3) years, or is currently doing so.

(l)                                     To the Knowledge of Sellers, there has been no misappropriation of any trade secrets or other material confidential Intellectual Property rights used in connection with the Business by any Person.

Section 3.14                            Contracts.

(a)                                  Schedule 3.14(a) sets forth a complete list as of the date of this Agreement of each of the following Contracts to which the Asset Sellers in respect of the Business or the Sold Companies is a party or by which any of them is bound (collectively, the “Material Contracts”):

(i)                                     Contracts involving the future expenditure by the Asset Sellers in respect of the Business or the Sold Companies of more than €25,000,000 in any instance for the purchase of materials, supplies, equipment or services, excluding any such contracts that are terminable by the Sold Companies or the Asset Sellers without penalty on not more than 180 days notice and without material liabilities or commitments and without any material obligations arising during such 180 day period;

(ii)                                  Contracts involving Financial Indebtedness of an Asset Seller in respect of the Business or any of the Sold Companies for the borrowing of money or guaranteeing of obligations of other Persons by an Asset Seller or the Sold Companies in excess of €10,000,000;

(iii)                               Contracts that include a non-compete covenant restricting any of the Sold Companies or that would restrict any of Buyers or their Affiliates after the date of this Agreement from engaging in any business in any geographic area or competing with any Person (other than any distribution agreements or any territorial restrictions in licenses for Business Intellectual Property);

(iv)                              Licenses, collaborations, or other Contracts under which (A) Sellers or any Sold Companies have licensed or otherwise granted rights in any Business Intellectual Property to any Person, (B) any Person has licensed or sublicensed to Sellers or any Sold Companies, or otherwise authorized Sellers or any Sold Companies to use, any Business Intellectual Property or (C) Sellers or any Sold Companies have acquired ownership in any Business Intellectual Property from any Person or have sold any Intellectual Property to any Person, in each case involving products of the Business having sales in excess of €10,000,000 during the twelve (12) months prior to the date hereof, or related to Alzheimer’s disease;

(v)                                 Contracts that involve royalty payments, upfront payments or other payments based, in whole or in part, on profits, revenues, fee income, milestone events or other financial performance measures of an Asset Seller in respect of the Business, the Sold Companies or the Business, involving the potential expenditure by an Asset Seller in respect of the Business or the Sold Companies after the date of this Agreement of more than €10,000,000 in any instance;

(vi)                              partnership (“vennootschappen zonder rechtspersoonlijkheid / société sans personnalité juridique” or similar entities in other jurisdictions), limited liability company or joint venture agreements, and Contracts for or relating to any investment (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise) in any other Person;

(vii)                           Contracts under which an Asset Seller in respect of the Business or the Sold Companies have obligations or contingent liabilities after the date of this Agreement relating to the acquisition or sale of any business enterprise, in each case for consideration in excess of €10,000,000;

(viii)                        Contracts for the supply of manufactured goods or services that contain any minimum purchase, “take or pay” or similar obligations on the part of an Asset Seller in respect of the Business or the Sold Companies that would require a minimum purchase of at least €10,000,000; or

(ix)                                Contracts entered into by or being performed after January 1, 2006 by any Asset Seller in respect of the Business or any Sold Companies relating to any research or development activities of the Business pursuant to which the Asset Sellers or the Sold Companies have provided prototype products or expended (or reasonably expect to expend) at least €10,000,000 in the performance of such activities.

(b)                                 Each Material Contract is in full force and effect, and is a valid and binding agreement of the applicable Sold Company or the applicable Asset Seller, enforceable against such Sold Company or Asset Seller in accordance with its terms.  To the Knowledge of Sellers, no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a material default by any of the Sold Companies or any of the Asset Sellers or any other Person under any Material Contract.

Section 3.15                            Tax Matters.

(a)                                  All material Tax Returns required to be filed by or on behalf of the Sold Companies prior to the Closing Date (separately or as part of a consolidated, combined or unitary group) have been or will be timely filed prior to the Closing Date.  All such Tax Returns were true, correct and complete in all material respects and were prepared in accordance with all applicable Laws and all Taxes of the Sold Companies shown as due and owing on such Tax Returns have been or will be paid prior to the Closing Date, other than Taxes that are being contested in good faith for which adequate reserves have been established and those Taxes which are under the relevant normal assessment procedure and are not yet due.

(b)                                 The amount accrued as a current Liability for Taxes on the most recent Audited Financial Statements will be sufficient to pay in full all unpaid Taxes of the Sold Companies for taxable periods (or portions thereof) ending on or before the date of the most recent Audited Financial Statements, whether or not such Taxes are due on or before such date and, since the date of the Audited Financial Statements, the Sold Companies have not incurred any Liability for Taxes other than in the Ordinary Course of Business.

(c)                                  Except as set forth in Schedule 3.15(c) (which will be provided by Sellers no later than fifteen (15) days following the date hereof), there are no (i) examinations, audits, Proceedings or disputes notified or, to the Knowledge of Sellers, threatened, (ii) written claims for Taxes asserted, or (iii) unresolved claims in competent authority pursuant to any income tax, trade tax or social insurance tax treaty, against the Sold Companies that, in each case, may result in Taxes of the Sold Companies for any taxable period ending on or before the Closing Date.

(d)                                 Except as set forth on Schedule 3.15(d) (which will be provided by Sellers no later than fifteen (15) days following the date hereof), none of the Sold Companies joins or has joined, for any taxable period in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local or foreign Tax Return and none of the Sold Companies has any Liability for Taxes of any Person other than the Sold Companies under the provisions of any such Tax Laws.

(e)                                  All material Taxes that the Sold Companies are or were required by Law to withhold or collect have been timely and duly withheld or collected and, to the extent required, have been paid to the proper Tax Authority.

(f)                                    None of the Sold Companies is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or arrangement with any Person other than a Sold Company, and none of the Sold Companies has current or potential contractual obligations to indemnify any other Person with respect to Taxes.  Nothing in this Section 3.15(f) will be construed to include items covered by Section 3.15(l).

(g)                                 There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon the Business, the Shares or the Acquired Assets.

(h)                                 Except as set forth in Schedule 3.15(h) (which will be provided by Sellers no later than fifteen (15) days following the date hereof), the Sold Companies have not waived any statutes of limitation in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(i)                                     None of the Asset Sellers or Sold Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j)                                     None of the Sold Companies has entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 or comparable provision under any other Tax Law.

(k)                                  No Governmental Authority in a jurisdiction in which a Sold Company does not file Tax Returns has ever claimed in writing that such Sold Company may be subject to Liability for any Taxes by that jurisdiction or is required to file a Tax Return in that jurisdiction.

(l)                                     None of the Sold Companies is a party to or bound by any advance pricing agreement, closing agreement or other agreement relating to Taxes of any Governmental Authority except as set forth in Schedule 3.15(l) (which will be provided by Sellers no later than fifteen (15) days following the date hereof).

(m)                               Neither Solvay Pharma US Holdings, Inc. nor its predecessor for Tax purposes, if any, has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code ending with the Closing Date.

Section 3.16                            Environmental Matters.   Except as set forth on Schedule 3.16:

(a)                                  Each of the Asset Sellers in respect of the Business and the Sold Companies is, and since January 1, 2006 has been, in compliance in all material respects with all Environmental Laws, all Permits required pursuant to Environmental Laws, and all Laws relating to workplace safety and health.

(b)                                 Since January 1, 2006, none of the Asset Sellers in respect of the Business or the Sold Companies has received any material Environmental Claim or, to the Knowledge of Sellers, notice of any threatened material Environmental Claim and has no reason to believe a reasonable basis for any material Environmental Claim exists,  regarding either the Business or any property currently or formerly owned, operated or used, including off-site treatment, storage and disposal sites, by the Asset Sellers in respect of the Business or the Sold Companies;

(c)                                  None of the Asset Sellers in respect of the Business or the Sold Companies has entered into, has agreed to, or is subject to, any material Governmental Order or, to the Knowledge of Sellers, has received notice of any threatened material Governmental Order under any Environmental Law regarding either the Business or any property currently or formerly owned, operated or used, including off-site treatment, storage and disposal sites, by the Asset Sellers in respect of the Business or the Sold Companies;

(d)                                 None of the Asset Sellers in respect of the Business or the Sold Companies has caused, permitted or, to the Knowledge of Sellers, is otherwise responsible for, a release of any Hazardous Materials in violation of Environmental Law that would reasonably be expected to result in a material Environmental Claim or a material Liability under Environmental Law, and, to the Knowledge of Sellers, no other Person has caused a release of any Hazardous Materials at any property currently or formerly owned, operated or used, including off-site treatment, storage and disposal sites, by the Asset Sellers in respect of the Business or the Sold Companies in violation of Environmental Law or in a manner that will reasonably be expected to result in a material Environmental Claim or material Liability under Environmental Law;

(e)                                  To the Knowledge of Sellers, none of the Real Properties contain any Hazardous Materials present in such character and extent that would require pursuant to applicable Law a material expenditure for investigation, monitoring, cleanup, remediation or corrective action; and

(f)                                    Each of the Asset Sellers in respect of the Business and the Sold Companies has made the appropriate notifications and registrations and are otherwise in compliance with the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH) Regulation (EC/1907/2006).

Section 3.17                            Employment Matters.

(a)                                  To the extent permissible by law, Schedule 3.17(a) contains a true and complete list of all Business Employees (including any employee on leave of absence or layoff status) as of the date of this Agreement, including date of hire and engagement or seniority, which Schedule will be updated pursuant to Section 7.8.

(b)                                 Except as expressly set forth on Schedule 3.17(b), the Asset Seller in respect of the Business and the Sold Companies have complied and remain in compliance in all material respects with all applicable Laws and their own policies relating to labor and employment matters, including fair employment practices, terms and conditions of employment, contractual obligations, consultation with employees, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, payment of social security and similar Taxes, employee termination (actual or constructive), occupational safety, plant closing, changes of operations, collective bargaining agreements, company-wide collective agreements, shop agreements, trade unions, work councils or similar agreements or practices.

(c)                                  Except as set forth on Schedule 3.17(c), (i) neither of the Asset Seller in respect of the Business nor the Sold Companies is a party to or bound by any collective bargaining agreement, company-wide collective agreement, shop agreement, trade union recognition agreements, agreements with work councils or similar agreements or practices applicable to the Business Employees, nor is any such Contract, agreement or practice presently being negotiated or contemplated, (ii) to the Knowledge of Sellers, there is no unfair labor practice charge, complaint or investigation by any Person responsible for investigating or enforcing matters relating to unlawful discrimination pending or threatened against the Asset Seller in respect of the Business or the Sold Companies, (iii) to the Knowledge of Sellers, neither of any of the Asset Seller in respect of the Business nor the Sold Companies have engaged in any unfair labor practice, (iv) to the Knowledge of Sellers, there is no employment Law or labor relations suit, claim, charge, action, investigation, hearing or Proceeding pending or threatened against any of the Asset Seller in respect of the Business or the Sold Companies, and (v) within the past three (3) years there have not been any labor strikes, slowdowns, work stoppages or lockouts in effect, or, to the Knowledge of Sellers, threatened against or otherwise affecting the Asset Seller in respect of the Business or the Sold Companies.  To the Knowledge of Sellers, as of the date of this Agreement, there is no existing union or attempt by organized labor to cause any of the Asset Seller or any Sold Company in respect of Business Employees to recognize any union or collective bargaining representative not previously recognized.

(d)                                 The Asset Seller in respect of the Business and the Sold Companies are each in compliance with its respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar Law.

(e)                                  To the Knowledge of Sellers, Schedule 3.17(e) contains a complete and accurate list of all of the Seller Non-U.S. Benefit Plans and Transferred U.S. Plans and Contracts with respect to which any of the Sold Companies or Sellers are a party or are otherwise bound that provide for any material change of control severance payments, retention payments or similar payments which will be triggered as a result of the transactions contemplated by this Agreement (“Change of Control Payments”).  Prior to the date of this Agreement, Sellers have made available to Buyers complete and accurate copies of all Seller Non-U.S. Benefit Plans, Transferred U.S. Plans and Contracts providing for a material Change of Control Payment, employment and consulting agreements and other similar agreements or special arrangements.

Section 3.18                            Employee Benefit Plans.

(a)                                  Schedule 3.18(a) contains a complete and accurate list, as of the date hereof, of each material employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, superannuation, thrift, savings, stock bonus, thirteenth month, paid time off, perquisite, fringe benefit, workers’ compensation, vacation, severance, redundancy pay, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, contract or agreement (including any consultant agreement or offer letter) maintained, contributed to or required to be maintained or contributed to by Sellers or any of the Sold Companies or any other Person that, together with Sellers or any of the Sold Companies, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) (exclusive of any such plan, program, policy or contract mandated by and maintained solely pursuant to applicable Law other than any workers’ compensation plan, program, policy or Contract), in each case providing benefits to any Non-U.S. Business Employee (or his beneficiaries) or Non-U.S. Former Employee (or his beneficiaries) (collectively, the “Seller Non-U.S. Benefit Plans”).  In addition, Schedule 3.18(a) identifies each Seller Non-U.S. Benefit Plan which is a Pension Arrangement to which Pension Liabilities are attributable.  Sellers have caused to be made available to Buyers a true and complete copy of (i) each Seller Non-U.S. Benefit Plan or, at Sellers’ option, a summary thereof (or, in either case, with respect to any unwritten Seller Non-

U.S. Benefit Plans, descriptions thereof), and (ii) each trust and insurance or group annuity contract or other funding vehicle relating to any Seller Non-U.S. Benefit Plan.

(b)                                 Each Seller Non-U.S. Benefit Plan required to have been approved by any non-U.S. Governmental Authority has been so approved, no such approval has been revoked (nor, to the Knowledge of Sellers, has revocation been threatened) and to the Knowledge of Sellers, no event has occurred since the date of the most recent approval or application therefor relating to any such Seller Non-U.S. Benefit Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto.

(c)                                  Schedule 3.18(c) contains a complete and accurate list, as of the date hereof, of each material employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, superannuation, thrift, savings, stock bonus, thirteenth month, paid time off, perquisite, fringe benefit, workers’ compensation, vacation, severance, redundancy pay, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, contract or agreement (including any consultant agreement or offer letter) maintained, contributed to or required to be maintained or contributed to by Sellers, any of the Sold Companies or any Commonly Controlled Entity (exclusive of any such plan, program, policy or contract mandated by and maintained solely pursuant to applicable Law other than any workers’ compensation plan, program, policy or Contract), in each case providing benefits to any U.S. Business Employee (or his beneficiaries) or U.S. Former Employees (or his beneficiaries) (collectively, the “Seller U.S. Benefit Plans”).  In addition, Schedule 3.18(c) identifies each Seller U.S. Benefit Plan which is a Pension Arrangement to which Pension Liabilities are attributable.  Sellers have caused to be made available to Buyers a true and complete copy of (i) each Seller U.S. Benefit Plan (or with respect to any unwritten Seller U.S. Benefit Plans, descriptions thereof), (ii) the two (2) most recent annual reports on Form 5500 required to be filed with the Department of Labor with respect to each Seller U.S. Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Seller U.S. Benefit Plan for which such summary plan description is required, and (iv) each trust and insurance or group annuity contract or other funding vehicle relating to any Seller U.S. Benefit Plan.

(d)                                 Schedule 3.18(d) lists each Seller U.S. Benefit Plan or portion thereof that is sponsored by or will be transferred to a Sold Company or that will be transferred to or assumed by the Buyers or one of their Affiliates under this Agreement (each, a “Transferred U.S. Plan”).

(e)                                  Except as set forth on Schedule 3.7 or Schedule 3.18(e), each Seller Non-U.S. Benefit Plan and Transferred U.S. Plan has been administered in all material respects in accordance with its terms and the requirements of all applicable Laws. The Asset Seller in respect of the Business and the Sold Companies have each performed all material obligations required to be performed by any of them under, and are not in any material respect in default under or in material violation of, any Seller Non-U.S. Benefit Plan or Transferred U.S. Plan and, to the Knowledge of Sellers, there has not been any material default or violation by any other party to any Seller Non-U.S. Benefit Plan or Transferred U.S. Plan.  The Asset Seller in respect of the Business, the Sold Companies and all the Seller Non-U.S. Benefit Plans and Transferred U.S. Plans are each in compliance in all material respects with applicable Laws and the terms of all collective bargaining Contracts or agreements with any labor organization, works council, union or other employee organization.

(f)            All reports, returns and similar documents with respect to all Seller Non-U.S. Benefit Plans and Transferred U.S. Plans required to be filed with any Governmental Authority or distributed to any Seller Non-U.S. Benefit Plan or Transferred U.S. Plan participant have been duly and timely filed or distributed, except as would not reasonably be expected to result in any material liability.  None of Sellers or any of the Sold Companies has received notice of, and to the Knowledge of Sellers, there are no investigations by any Governmental Authority with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Seller Non-U.S. Benefit Plans or Transferred U.S. Plans), suits or Proceedings against or involving any Seller Non-U.S. Benefit Plan or Transferred U.S. Plan or asserting any rights or claims to benefits under any Seller Non-U.S. Benefit Plan or Transferred U.S. Plan that could reasonably be expected to give rise to any material liability (except claims for benefits payable in the normal operation of the Seller Non-U.S. Benefit Plans or Transferred U.S. Plans), and to the Knowledge of Sellers, there are not any facts that could give rise to any material liability in the event of any such Proceeding.

(g)           All contributions, premiums and benefit payments under or in connection with any Seller Non-U.S. Benefit Plans or Transferred U.S. Plans that are required to have been made as of the date hereof in accordance with the terms of the Seller Non-U.S. Benefit Plans or Transferred U.S. Plans and applicable Laws have been timely made or will be made in accordance with applicable Law.

(h)           Except as set forth on Schedule 3.18(h), none of the execution and delivery of this Agreement or the consummation of any transaction contemplated by this Agreement (alone or in conjunction with any other event, including as a result of any termination of employment on or following the Closing) will (i) entitle any Business Employee or Former Employee to severance or termination pay, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Seller Non-U.S. Benefit Plan or Transferred U.S. Plan, or (iii) result in any breach or violation of, or a default under, any Seller Non-U.S. Benefit Plan or Transferred U.S. Plan.

(i)            None of the Sold Companies or the Asset Seller in respect of the Business has any material Liability or obligations, including under or on account of a Seller Non-U.S. Benefit Plan or Transferred U.S. Plan, arising out of the hiring of persons to provide services to the Business and treating such persons as consultants or independent contractors and not as employees of the Business. No current or former independent contractor that provides or provided personal services to the Business (other than a current or former director) is entitled to any material fringe or other benefits (other than cash consulting fees) pursuant to any plan, program, policy or contract to which any of the Sold Companies or the Asset Seller in respect of the Business is a party or which is maintained, sponsored or contributed to by any of the Sold Companies or the Asset Seller in respect of the Business.

(j)            Each Transferred U.S. Plan intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion letter issued by the IRS, no such determination letter or opinion letter has been revoked (nor, to the Knowledge of Sellers, has revocation been threatened) and to the Knowledge of Sellers, no event has occurred since the date of the most recent determination letter, opinion letter or application therefor relating to any such Transferred U.S. Plan that would reasonably be expected to adversely affect the qualification of such Transferred U.S. Plan or materially increases the costs relating thereto.  Sellers have provided to Buyers a complete and accurate copy of the most recent determination letter or opinion letter received prior to the date hereof with respect to each Transferred U.S. Plan that is intended to be tax-qualified under Section 401(a) of the Code, as well as a complete and accurate copy of each pending application for a determination letter or opinion letter, if any.

(k)           No Transferred U.S. Plan that is intended to be tax-qualified under Section 401(a) of the Code has an “accumulated funding deficiency” (as such term is defined under ERISA and the Code), whether or not waived, and with respect to plan years beginning after December 31, 2007, no such Transferred U.S. Plan has any unpaid “minimum required contribution” (as such term is defined under ERISA and the Code) whether or not such unpaid “minimum required contribution” is waived.

(l)            With respect to each Transferred U.S. Plan, to the Knowledge of Sellers (i) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which any Sold Company or U.S. Business Employee, or any trustee, administrator or other fiduciary of such Transferred U.S. Plan, or any agent of the foregoing, has engaged that could reasonably be expected to subject any Sold Company or any U.S. Business Employee, or any such trustee, administrator or other fiduciary, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA, and (ii) none of the Sold Companies or U.S. Business Employees or trustees, administrators or other fiduciaries of any Transferred U.S. Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject any Sold Company or any U.S. Business Employee or any such trustee, administrator or other fiduciary, to any material liability for breach of fiduciary duty under ERISA or any other applicable Law.

(m)          All Transferred U.S. Plans have complied with and have been operated and maintained in good faith compliance in all material respects with Section 409A of the Code and the guidance promulgated thereunder, to the extent applicable thereto.

(n)           Each Transferred U.S. Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) may be amended or terminated (including with respect to benefits provided to retirees and other U.S. Former Employees) at any time after Closing, without Liability.  Each of the Sold Companies has complied in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any similar state or local Law with respect to each Transferred U.S. Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state Law.

(o)           None of the Sellers, the Sold Companies, nor any Commonly Controlled Entity has, during the six-year period ending on the date hereof, contributed to or been required to contribute to any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

Section 3.19         Intercompany Services and Transactions.

(a)           Schedule 3.19(a) contains a complete and accurate list of all material Contracts of any kind between Sellers or any of their Affiliates, on the one hand, and an Asset Seller in respect of the Business or a Sold Company, on the other hand, other than any Intragroup Agreements (“Related Party Contracts”).

(b)           Schedule 3.19(b) contains a complete and accurate list of all intercompany receivables and all intercompany payables (including any Intragroup Receivables and Intragroup Payables) as of August 31, 2009, other than any Intercompany Factoring Receivables.

Section 3.20         Sufficiency of Assets.  Other than those services to be provided pursuant to the Transition Services Agreement, the Acquired Assets together with the assets, rights, properties and businesses (wherever located, whether tangible or intangible, real, personal or mixed) of the Sold Companies comprise all the assets and properties (tangible and intangible) necessary to conduct the operations of the Business as conducted and as currently planned to be conducted by the Sold Companies and the Asset Seller.

Section 3.21         Business Practices.

(a)           Since January 1, 2006, in respect of the Business or any Sold Company, other than any actions taken by a Person in accordance with Sellers’ applicable codes of conduct and policies included in the Data Room Documents, none of the Sellers or any of their respective Affiliates, directors, officers or employees nor, to the Knowledge of Sellers, any of Sellers’ respective consultants, agents or other representatives (acting on behalf of the Sellers (in respect of the Business) or any Sold Company) has:

(i)            made an offer, payment, promise to pay, or authorized the payment or giving of any non-deminimis money or anything else of non-deminimis value to any government official (including any officer or employee of a government or government-controlled entity or instrumentality (including state owned or controlled commercial enterprises), or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or official thereof, or candidate for political office, all of the foregoing being referred to as “Government Officials”) or to any other person while knowing that all or some portion of the money or value was or will be offered, given or promised to a Government Official, in order to influence official action by a Government Official for the purpose of obtaining or retaining business or securing any improper advantage in violation of applicable anti-corruption Laws, and the Sellers in respect of the Business and each Sold Company has instituted and maintains policies and procedures reasonably designed to promote compliance with applicable anti-corruption Laws; or

(ii)           violated or is in violation of the PhRMA Code on Interactions with Healthcare Professionals, the Office of Inspector General Voluntary Compliance Guidance for Pharmaceutical Manufacturers (the “Voluntary Guidance”) or any Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

(b)           Since January 1, 2006, other than any actions taken by a Person in accordance with Sellers’ applicable codes of conduct and policies included in the Data Room Documents, none of Sellers in respect of the Business or any Sold Company, nor any Person acting on behalf of the Sellers in respect of the Business or any Sold Company, has, directly or indirectly through a third party intermediary acting on behalf of the Sellers (in respect of the Business) or any Sold Company, entered into any Contract that remains in effect and that contains provisions reflecting participation in or cooperation with the Arab League boycott of Israel.

(c)           Except as set forth on Schedule 3.21(c), none of Sellers in respect of the Business or any Sold Company has at any time since January 1, 2006 engaged in the sale, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, to or from Burma, Cuba, Iran, North Korea, Sudan or Syria (the “Certain Nations”) or been a party to or beneficiary of any franchise, license, management or other Contract with any Person, either public or private, in the Certain Nations or been a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, with any Person, either public or private, in the Certain Nations.

(d)           Since January 1, 2006, (i) none of Sellers in respect of the Business or any Sold Company has conducted or initiated any internal investigation or made a disclosure to any Governmental Authority with respect to any alleged act or omission arising under any applicable Laws, including, but not limited to, anti-corruption Laws; and (ii) no Governmental Authority has initiated, or, to the Knowledge of Sellers, threatened to initiate, a Proceeding against Sellers in respect of the Business or any Sold Company, or any of their respective Affiliates, directors, officers, consultants, employees, agents or other representatives asserting that the Sellers, any Asset Seller or any Acquired Company, or any of their respective Affiliates is not in compliance with any export or import Laws or the applicable anti-corruption Laws, including, but not limited to, the U.S. Foreign Corrupt Practices Act.

(e)           Since January 1, 2006, without limiting the representation in Section 3.21(c), all of the products sold to or in Syria that are identified on Schedule 3.21(c) (except for the Innogenetics NV products identified on Schedule 3.21(c)) are medicines in liquid, tablet or capsule form and are not medical devices or diagnostic products, including accessory medical devices for the administration of any medicine.

(f)            Except for the distributor agreements expressed in Section 5.25, Sellers (in respect of the Business) and the Sold Companies have only deminimis sales activities in Iran, North Korea, Sudan and Syria.

Section 3.22         Regulatory Compliance.

(a)           The Asset Sellers (with respect to the Business), the Sold Companies or a host partner or agent of a Sold Company own or otherwise hold all the Registrations that are necessary to the Business.  To the extent any host partners or agents of a Sold Company own any such Registrations, the distribution agreement or other Contract between the Sold Company and such host partner or agent provide that such host partner or agent must transfer such Registration to the Sold Company upon the request of the Sold Company.

(b)           The Asset Sellers in respect of the Business and each of the Sold Companies are in, and since January 1, 2006 have been in, compliance in all material respects with all applicable Laws of the United States and each foreign jurisdiction, including the rules and regulations of any Regulatory Authority, with respect to the Registrations, research, development, clinical testing, manufacture, sale, labeling, storing, testing, distribution, handling of prescription drug samples, record-keeping, reporting, import, export, advertising and promotion of or for such products.  Each of the Sold Companies and Assets Sellers has all material Permits related to the Manufacturing Facilities to conduct the Business as currently conducted.

(c)           None of the Asset Sellers in respect of the Business or any of the Sold Companies or any of their respective directors, officers, Business Employees or, to the Knowledge of Sellers, agents (acting on behalf of any Asset Seller in respect of the Business or any Sold Company) is currently, or has been, excluded or debarred under any Law or otherwise made ineligible to participate in any United States federal health care programs or similar programs outside the United States.  To the Knowledge of Sellers, there are no facts concerning the Asset Seller in respect of the Business or any of the Sold Companies or any of their respective directors, officers, Business Employees or agents that are reasonably likely to form the basis for an exclusion or debarment of any such Persons.

(d)           Except as set forth on Schedule 3.22(d), none of the Sellers or the Sold Companies have been notified in writing of any material failure (or any material investigation with respect thereto) by them or any licensor, licensee, partner or distributor to comply with, or maintain systems and programs to ensure compliance with, any applicable Laws, including pertaining to programs or systems regarding product quality (including Good Manufacturing Practices Requirements), notification of facilities and products, corporate integrity, advertising, sales and marketing, pharmacovigilance and conflict of interest, Good Laboratory Practices Requirements, Good Clinical Practices Requirements, Establishment Registration and Product Listing Requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting and Medical Device Reporting requirements, in each case with respect to any products of the Asset Seller in respect of the Business or any of the Sold Companies.  This includes without limitation FDA Form 483s, warning letters, untitled letters, consent decrees, seizures, injunctions, and criminal prosecutions, and similar notifications and actions by any Regulatory Authority.

(e)           To the Knowledge of Sellers, none of the Sellers or the Sold Companies have been notified in writing of any material failure (or any material investigation with respect thereto) by them or any licensor, licensee, partner or distributor to have at all times complied with their obligations to report accurate pricing information for the Asset Seller’s (in respect of the Business) and the Sold Companies’ products to a Governmental Authority and to pricing services relied upon by a Governmental Authority or other payors for such products.

(f)            Except as set forth in Schedule 3.22(f), no product or product candidate manufactured, tested, distributed, held and/or marketed by the Asset Seller (in respect of the Business) or the Sold Companies has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise) since January 1, 2006.  No Proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such product or product candidate or pre-market approvals or marketing authorizations are pending, or to the Knowledge of Sellers, threatened, against the Asset Seller (in respect of the Business) or the Sold Companies, nor have any such Proceedings been pending at any time since January 1, 2006.  Sellers, prior to the execution of this Agreement, provided or made available to Buyers all current reports and all information about adverse drug experiences and medical device reports in the possession of the Sellers or any Sold Companies (or to which any of them has access), in each case since January 1, 2006 obtained or otherwise received by Sellers or any of Sold Companies from any source in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/ surveillance studies, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held and/or marketed by the Asset Seller (in respect of the Business) or the Sold Companies or any of their licensors or licensees, except for any adverse drug experiences or reports which would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(g)           To the Knowledge of Sellers, none of the Sellers in respect of the Business or any of the Sold Companies or any of their respective directors, officers, Business Employees or agents has with respect to any product that is manufactured, tested, distributed, held and/or marketed by the Asset Seller in respect of the Business or any of the Sold Companies made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority, failed to disclose a material fact required to be disclosed to any Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for a Regulatory Authority to take any action or initiate any Proceeding pertaining to the provision of fraudulent, untrue or other similarly inappropriate statements or information to such Regulatory Authority (e.g., the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991)) or any similar policy or Law outside the United States.

(h)           None of the Sellers or the Sold Companies has received, since January 1, 2006, any written notification, that remains unresolved, from any Government Authorities indicating that any product of the Asset Seller in respect of the Business or any of the Sold Companies is unapproved, misbranded or adulterated, except for such instances which would not, individually and in the aggregate, have or reasonably be expected to have a Material Adverse Effect.  The Asset Seller in respect of the Business and the Sold Companies have manufactured, processed, packaged, labeled, stored, shipped and otherwise handled all products of the Asset Seller or any of the Sold Companies in compliance in all material respects with all applicable Laws and none of such products is unapproved, misbranded or adulterated, except for such instances which would not, individually and in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(i)            Except as set forth in Schedule 3.22(i), to the Knowledge of Seller, the third party contractors manufacturing products of the Business have all of the material Registrations necessary for the manufacture of such products and are not in breach of or default under any such material Registrations.

Section 3.23         Insurance.

(a)           Schedule 3.23(a) sets forth a true and correct list of the insurance policies relating to the Business, any of the Sold Companies or any of the Acquired Assets or Assumed Liabilities that terminate on the Closing Date.

(b)           In respect of each of the insurance policies referred to in paragraph (a):

(i)            all premiums have been duly paid to date;

(ii)           no Sold Company or Asset Seller has received any notification that such insurances are not valid or enforceable.

(c)           Details of all insurance claims relating to the Business in excess of €2,500,000 made during the past two (2) years are contained in Schedule 3.23(c).

Section 3.24         No Brokers.  Except for Citigroup Global Markets, Ltd., Morgan Stanley & Co., Limited, Rothschild & Cie and Deutsche Bank AG, whose fees and expenses will be paid by Sellers, no other Person has acted directly or indirectly as a broker, finder, investment banker or financial advisor in connection with the transactions contemplated hereby, and no other Person is entitled to any fee or commission or like payment in connection with the transaction contemplated hereby based upon any agreement, arrangement or other understanding made by or on behalf of Sellers, the Sold Companies or any of their Affiliates.

Section 3.25         No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 3, Sellers are not making any other express or implied representations or warranties to Buyers.

Section 3.26         Disclosure; Specific Representations.

(a)           The Seller Parent Representations (except for the Seller Parent Representations made in Sections 3.1 (Organization), 3.2 (Authorization; Enforceability), 3.3 (No Conflicts or Approvals), 3.4 (Capital Stock of Sold Companies), 3.5 (Transferred Subsidiaries), 3.11(a) (Assets), 3.20 (Sufficiency of Assets), 3.21 (Business Practices) and 3.24 (No Brokers) and those related to the Special Indemnification Matters and the Tax indemnity covered in Sections 11.10 and 11.11) are made subject to any matters fairly disclosed in this Agreement, the Schedules or in the Data Room Documents (whereby “fairly disclosed” means that a relevant matter is disclosed in a sufficiently clear manner so that a reasonably prudent professional can reasonably understand the nature, the scope and the extent of the matter and that such matter relates to the Seller Parent Representations and breaches it), which will therefore limit the contents and scope of such Seller Parent Representations and prevent any claim or Losses by Buyers Indemnified Parties in respect thereof.

(b)           With the exception of the matters fairly disclosed in the Data Room Documents, this Agreement or the Schedules, no information of which the Buyers and/or its representatives has knowledge (actual, constructive or imputed) or which could have been discovered by the Buyers or its representatives, will prejudice or prevent any claim or reduce any amount recoverable thereunder.

(c)           Sellers acknowledge and accept that for the determination as to whether a matter was fairly disclosed, none of them will be able to rely on, invoke or request to be produced in evidence any of the due diligence notes or reports prepared by or on behalf of Buyers or any of its representatives in view of the transactions contemplated in this Agreement, and each Seller hereby waives any rights it may have in this respect to the fullest extent permitted by applicable Law.

(d)           Seller Parent and Buyer Parent will deposit the Data Room Documents with the notary public Vincent Vroninks pursuant to the terms of the Data Room Deposit Agreement no later than five (5) days after the date of this Agreement.

(e)           The Parties agree that, to the extent a particular matter is treated under both a specific and general representation or warranty, the terms of the specific representation will govern in determining any indemnification obligations under Article 11.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER PARENT

Buyer Parent hereby represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

Section 4.1            Organization.  Each of the Buyers is a company or other business entity duly formed, validly existing and in good standing (or local legal equivalent) under the Laws of its jurisdiction of formation.  Each of the Buyers has the requisite corporate or other similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly registered (or local legal equivalent, if any) to do business and is in good standing in those jurisdictions of ownership of its property or conduct of its business that require such registration, except where the failure to be so registered would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of such Buyers to consummate the transactions contemplated by this Agreement.

Section 4.2            Authorization; Enforceability.  Each of the Buyers has the requisite corporate or other power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and perform its obligations hereunder and thereunder.  The execution and delivery by each Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the performance by such Buyers of its obligations hereunder and thereunder have been duly authorized by all necessary corporate or other action on the part of such Buyers, and no other corporate or shareholder proceedings or actions are necessary to authorize or consummate this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by each of the Buyers, and each Buyer will duly execute and deliver each Ancillary Agreement to which it is a party, and, assuming due authorization, execution and delivery by Sellers of this Agreement constitutes, and each Ancillary Agreement will constitute, a legal, valid and binding agreement of each of the Buyers that is a party thereto, enforceable against such Buyers in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principals (whether considered in a Proceeding in equity or at Law).

Section 4.3            No Conflicts or Approvals.  The execution, delivery and performance by Buyers of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in a breach of any Organizational Documents or corporate resolutions of such Buyers, (b) violate, conflict with or result in a breach of, or constitute a default by such Buyers (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which such Buyers or any of its properties or assets may be bound, (c) violate or result in a breach of any Law applicable to such Buyers or any of its respective properties or assets, or (d) except for applicable requirements of any applicable Competition/Investment Law and filings that are or may be required by Law, require any Governmental Approval, except, with respect to the foregoing clauses (b), (c) and (d) above, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyers to consummate the transactions contemplated by this Agreement.

Section 4.4            Proceedings.  There are no Proceedings pending or, to the Knowledge of Buyers, threatened that, if adversely determined, would have a material adverse effect on Buyers’ ability to perform its obligations hereunder.

Section 4.5            No Brokers.  Except for Barclays Capital Ltd., whose fees and expenses will be paid by Buyers or one of their Affiliates, no other Person has acted directly or indirectly as a broker, finder, investment banker or financial advisor in connection with the transactions contemplated hereby, and no other Person is entitled to any fee or commission or like payment in connection with the transactions contemplated hereby based upon any agreement, arrangement or other understanding made by or on behalf of Buyers or one of their Affiliates.

Section 4.6            Financing.  Buyer Parent has the necessary financial resources available to it to consummate the transactions contemplated hereby when and as contemplated by this Agreement.

Section 4.7            No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 4, Buyers are not making any other express or implied representations or warranties to Sellers.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1            Conduct of Business Prior to the Closing.

(a)           Except as contemplated by the Thai Business Restructuring or as otherwise contemplated by this Agreement, during the Pre-Closing Period (and, with respect to any Deferred Local Businesses, during the period from the Closing Date to the date of the Deferred Local Closing thereof unless otherwise instructed by Buyers), Sellers will, and will cause the Sold Companies to, (i) conduct the operations of the Business in the ordinary course of business in accordance with customary practices in the pharmaceutical industry and (ii) use their commercially reasonable efforts to maintain and preserve intact the Business and to maintain satisfactory relationships with suppliers, customers, Business Employees and other Persons having material business relationships with the Business.

(b)           Without limiting the generality of the foregoing, and except as contemplated by the Thai Business Restructuring or as otherwise contemplated by this Agreement, during the Pre-Closing Period (and, with respect to any Deferred Local Businesses, during the period from the Closing Date to the date of the Deferred Local

Closing thereof unless otherwise instructed by Buyers), the Sellers will not, and will cause their Affiliates (including the Sold Companies) not to, in connection with the Business, without the prior written consent of Buyer Parent (such consent not to be unreasonably withheld):

(i)            (A) sell, assign, lease, transfer or otherwise dispose of any material assets or properties, or waive, modify or release any rights, other than in the Ordinary Course of Business, (B) permit, allow or suffer any material assets or properties to be subjected to any Encumbrance (other than Permitted Encumbrances), or (C) sell, assign, transfer, license, pledge, encumber, abandon, fail to maintain or otherwise dispose of any material Intellectual Property (including any Intellectual Property material to the diagnostic division of the Business) or other material intangible assets;

(ii)           create, incur, assume or guarantee any Financial Indebtedness by the Sold Companies other than in the Ordinary Course of Business;

(iii)          except for (A) legally-required amendments to existing agreements or plans or (B) in the Ordinary Course of Business, enter into or negotiate any collective bargaining, works council or similar agreement covering Business Employees or enter into, amend, adopt, terminate, increase the payments to or benefits under, or supplement any Seller Non-U.S. Benefit Plan, Transferred U.S. Plan, or employment, severance, retirement, employee benefits, termination, profit-sharing, bonus, thirteenth month, redundancy pay, deferred compensation, savings, insurance, pension, superannuation, or other agreement or plan, or employment policies for any Business Employees or Former Employees, or make any change in the compensation, severance or termination benefits payable or to become payable to any Business Employees or Former Employees (other than planned annual increases in the rates of compensation in the Ordinary Course of Business or increases required by Law);

(iv)          make any change in the key management structure of the Business, including the hiring of senior managerial personnel or the termination of any senior managerial personnel out of the Business or materially increase the number of individuals employed by the Business;

(v)           fail to maintain all Seller Non-U.S. Benefit Plans and Transferred U.S. Plans in accordance with applicable Laws;

(vi)          acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or securities of, or by any other manner, any Person;

(vii)         make, incur or authorize any individual capital expenditures or commitment for capital expenditures in excess of €25,000,000 in the aggregate;

(viii)        enter into, or amend, terminate or waive any right under, any Material Contract or material Real Property Lease or any AndroGel Agreements;

(ix)           make or authorize any change in accounting principles, procedures, methods or practices or in any method of calculating bad debt, contingency or other reserve for accounting or financial reporting purposes, other than as required by IFRS Standards or applicable Law;

(x)            take or advocate any Tax position that could reasonably be expected to have an adverse effect on Buyers, their Affiliates or the Sold Companies without first consulting with Buyer Parent regarding such Tax position or take any action with respect to Taxes that would legally bind the Buyers, their Affiliates or the Sold Companies without the prior written consent of Buyer Parent;

(xi)           fail to keep current and in full force and effect or renew any material Permits;

(xii)          initiate, compose or settle any litigation or Proceeding affecting the Business or any Acquired Assets, Assumed Liabilities or Sold Companies, in each case, involving an amount individually in excess of €25,000,000;

(xiii)         change or amend the Organizational Documents of any of the Sold Companies;

(xiv)        issue, sell, or otherwise dispose of the Shares or any of the capital stock or equity interests (as the case may be) of the Sold Companies, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of the Shares or the capital stock or equity interests (as the case may be) of the Sold Companies;

(xv)         declare, set aside, or pay any dividend or make any distribution with respect to the capital stock or equity interests (as the case may be) of the Sold Companies other than dividends or distributions in cash paid to another Sold Company or redeem, purchase, or otherwise acquire any of the capital stock of the Sold Companies;

(xvi)        intentionally do any other act which would cause any representation or warranty of the Sellers in this Agreement to be or become untrue;

(xvii)       sell inventory to third parties outside of the ordinary course of business in anticipation of the transaction contemplated herein; or

(xviii)      authorize, commit, or agree to take any of the foregoing actions.

(c)           The Buyer undertakes to respond as soon as practicable to any request from the Sellers in relation of the foregoing and will use reasonable efforts that all responses are given within five (5) Business Days following the request.

Section 5.2            Pre-Closing Access; Cooperation.

(a)           During the Pre-Closing Period (and, with respect to any Deferred Local Businesses, during the period from the Closing Date to the date of the Deferred Local Closing thereof unless otherwise instructed by Buyers), to the extent permitted by applicable Competition/Investment Laws and Laws relating to labor and employment matters, Sellers will, and will cause the Sold Companies to, afford to Buyers and their counsel, accountants and other authorized representatives, all reasonable on-site and off-site access to the officers, directors, management, accountants and other advisors and agents, properties, Books and Records and Contracts of the Business requested by Buyers; provided, that (i) such access does not interfere with the normal business operations of Sellers or the Sold Companies and (ii) any such access will be scheduled and coordinated through the person(s) listed on Schedule 5.2.  Sellers will, promptly upon availability, provide to Buyers the monthly internal financial reports prepared for management of the Business.

(b)           During the Pre-Closing Period, Sellers will cooperate in good faith with Buyer Parent with respect to (i) the preparation of any audited balance sheets for the Business in accordance with GAAP as applied in the United States and the related statements of income, changes in equity and cash flows that may be required by Buyer Parent to satisfy the reporting requirements of the United States Securities and Exchange Commission following the Closing (including Buyer Parent’s 2009 audited financial statements) and (ii) an unaudited opening balance sheet as of the Closing Date in accordance with GAAP in the Territory.

(c)           The Parties agree that the provisions of the Confidentiality Agreement will continue in full force and effect following the execution and delivery of this Agreement, and all information obtained pursuant to this Section 5.2 will be kept confidential in accordance with the Confidentiality Agreement.

Section 5.3            Efforts; Regulatory Filings and Consents.

(a)           Sellers and Buyers will use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable under Law to bring about the satisfaction of the conditions contained in Article 8 and Article 9 and to consummate the transactions contemplated by this Agreement as promptly as practicable.

(b)           Buyers and Sellers will use commercially reasonable efforts to make, or to cause to be made, with respect to the transactions contemplated by this Agreement, any required or necessary filing(s) under any Competition/Investment Laws.  The Parties acknowledge that (i) Schedule 5.3(b)(i) sets forth the jurisdictions identified by the Parties as of the date of this Agreement where under the applicable Competition/Investment Laws a notification or approval procedure is mandatory and suspensive and (ii) Schedule 5.3(b)(ii) sets forth the jurisdictions identified by the Parties as of the date of this Agreement where under the applicable Competition/Investment Laws a notification or approval procedure is necessary but non-suspensive (collectively, the “Competition Law Filings”).  Each such Competition Law Filing will be in compliance with applicable Law.  Each of Buyers and Sellers will furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation and making of the Competition Law Filings.

(c)           If no later than fifteen (15) days from the date hereof, either Seller Parent or Buyer Parent makes a reasonable determination in good faith that in addition to the merger control filings set forth in Schedule 5.3(b)(i), such Party has an obligation to make a filing under applicable Competition/Investment Laws in an additional jurisdiction in connection with the transactions contemplated herein, then if such Party delivers both (i) an unqualified written opinion of local legal counsel in the jurisdiction in question that a notification or approval procedure for the transactions contemplated by this Agreement is mandatory and suspensive under the applicable Competition/Investment Laws of such jurisdiction and (ii) a confirmatory legal opinion from Freshfields Bruckhaus Deringer (in the case of a request by Seller Parent) or Cleary Gottlieb Steen & Hamilton (in the case of a request by Buyer Parent) that such notification or approval procedure for the transactions contemplated by this Agreement is mandatory and suspensive under the applicable Competition/Investment Laws of such jurisdiction, then such additional filing will be added to Schedule 5.3(b)(i) and such added filing will be deemed a “Competition Law Filing” (each such added filing being, an “Additional Competition Law Filing”).

(d)           Subject to the terms hereof, the Parties agree to cooperate and to use their commercially reasonable efforts to obtain, as promptly as practicable following the date of this Agreement, all Governmental Approvals sought pursuant to the Competition Law Filings and to respond to any Governmental Authority’s request for information thereunder and to contest and resist in good faith any action as a consequence thereunder.  Notwithstanding anything to the contrary contained in this Agreement, in connection with obtaining Governmental Approval, (i) neither Buyers nor any of their Affiliates will be required to take any of the following actions: (A) divesting, selling, licensing or otherwise disposing of, or holding separate or agreeing to divest, sell, license or otherwise dispose of, any entities, assets or facilities of the Business or any entity, facility or asset of Buyers or any of their Affiliates; (B) terminating, amending or assigning any existing relationships or contractual rights and obligations; or (C) amending, assigning or terminating any existing licenses or other agreements and entering into new licenses or other agreements, and (ii) neither Sellers nor any of the Sold Companies will, without Buyers’ prior written consent, take or commit to take any such actions listed in (i) above involving the Business.

(e)           Subject to appropriate confidentiality protections, each Party will (i) promptly notify the other Party of any written communication to that Party from any Governmental Authority and, subject to Law, permit the other Party to review in advance any proposed written communication to any such Governmental Authority and will consult with counsel for the other Party, consider in good faith the views of the other and, if appropriate, incorporate the other Party’s reasonable comments, and (ii) furnish the other Party with copies of all correspondence, filings and written communications with any Governmental Authority with respect to this Agreement or the transactions contemplated hereby; provided, however, that if either Sellers or Buyers believes that any such communication to or from a Governmental Authority contains (or in the case of a meeting is likely to involve discussion of) commercially sensitive information that it is unwilling to provide to the other Party, it will be sufficient for Sellers or Buyers, as the case may be, to provide a copy of such communication (or an opportunity to attend such meeting) to the other Party’s outside counsel.

(f)            All filing fees under the HSR Act, the EC Merger Regulation, other applicable Competition/Investment Laws or other applicable Laws will be borne solely by the Buyers.  Each Party will bear its own costs (including the cost of any advisers appointed by it) incurred in connection with the clearances or any notification to Governmental Authorities.

(g)           Buyers and Sellers will use commercially reasonable efforts to obtain any Consent of any Person (other than Governmental Authorities) required to consummate and make effective the transactions contemplated by this Agreement.  The Parties agree to cooperate reasonably in obtaining such Consents.  To the extent that Sellers and Buyers are unable to obtain any required third party Consents prior to the Closing, Buyers and Sellers will use commercially reasonable efforts to make or obtain (or cause to be made or obtained), as promptly as practicable, all such Consents.  For purposes of this Section 5.3(g), the term “commercially reasonable efforts” will not be deemed to require any Person to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any Consent may be required (other than nominal filing or application fees).  The obligations set forth in this Section 5.3(g) are in addition to, and not in limitation of, the obligations set forth in Section 2.11 regarding Acquired Assets.

Section 5.4            Pre-Closing Restructuring.  Except to the extent provided in Section 2.7(b), prior to the Closing, Sellers will, and will cause Solvay Thailand to, implement the Thai Business Restructuring in the manner set forth on Schedule 5.4 and any material deviations therefrom will be completed in a manner reasonably acceptable to Buyer Parent and Seller Parent.  Sellers agree that the Thai Business Restructuring will not have any adverse economic effect (including any Tax Liability resulting from such Thai Business Restructuring) on Solvay Thailand or the Business.

Section 5.5            Intercompany Loans and Cash.

(a)           Schedule 5.5(a) contains a true and complete list of all internal funding or borrowing from Seller Parent or any of its Affiliates (other than a Sold Company) to any Sold Company (including amounts, currency, interest rate and due dates) as of the date of this Agreement, which Schedule 5.5(a) will be updated three (3) Business Days prior to the Closing Date (the “Intercompany Loans”).  Up to twenty (20) Business Days prior to the Closing, Buyer Parent will have the right to elect that all or part of such Intercompany Loans will be (i) repaid in full by the applicable Sold Companies immediately following the Closing with any amounts required to be paid deducted from the Initial Purchase Price or (ii) contributed to the capital of one of the Sold Companies as paid in capital without the issuance of any additional shares prior to the Closing with Buyer Parent paying any capital duties associated with such capital contributions.  Two (2) Business Days prior to the Closing Date, Sellers will deliver to Buyer Parent a statement of the amounts outstanding under all Intercompany Loans for which Buyer Parent elects to repay in full immediately following the Closing.  Buyer Parent will cause the Sold Companies to repay in full such amounts immediately following the Closing.  Sellers agree that such amounts to be repaid may be satisfied in Euros.

(b)           Schedule 5.5(b)(i) contains a true and complete list of the positive balance or the negative balance shown on the statements of the internal financial group account that each Sold Company maintains with Seller Parent or any of its Affiliates (other than a Sold Company) as of August 31, 2009, which Schedule will be updated three (3) Business Days prior to the Closing Date to reflect the balances existing as of such date.  Up to twenty (20) Business Days prior to the Closing, Buyer Parent will have the right (on a Sold Company by Sold Company basis) to elect that (i) all or part of any positive balances in internal financial group accounts of a Sold Company be transferred to an external, third party bank account of such Sold Company prior to the Closing and/or (ii) all or part of any negative balances in internal financial group accounts of a Sold Company (A) be settled prior to the Closing through, as mutually agreed by the Parties, either a contribution to capital or payment of any intercompany indebtedness by such Sold Company or (B) be paid by the Buyers immediately following the Closing to the Seller Parent and/or its relevant Affiliates in full settlement (but subject to the post-closing purchase price adjustment set forth in Section 2.9) of any amounts due under the negative net balances with any amounts required to be paid deducted from the Initial Purchase Price.  Seller Parent will, or will cause its Affiliate, to effect the elections of Buyer Parent (other than with respect to negative net balances to be paid by Buyers at Closing) no later than two (2) Business Days prior to the Closing.  On the Closing Date, with respect to each Sold Company, to the extent there are any remaining positive and negative balances shown on the internal financial group accounts of the Sold Companies with Seller Parent or any of its Affiliates, such balances will be set-off against each other (other than with respect to negative net balances to be paid by Buyers at Closing).  To the extent that the aggregate of such net balances is a negative amount, such amount will be paid by the Buyers immediately following the Closing to the Seller Parent in full settlement (but subject to the post-closing purchase price adjustment set forth in Section 2.9) of any amounts due under the negative net balances with any amounts required to be paid deducted from the Initial Purchase Price.  To the extent that the aggregate of such net balance is a positive amount, the Seller Parent will pay or cause its relevant Affiliates to pay such net positive balance to the Buyer Parent at the Closing in full settlement (but subject to the post-closing purchase price adjustment set forth in Section 2.9) of any amounts due under such positive balances.  To the extent any positive or negative balances are so paid, such amounts paid will form part of the Cash and/or the Financial Indebtedness for the purposes of the adjustment of the Initial Purchase Price.  An illustrative example of the treatment of balances in the internal financial group accounts is attached hereto at Schedule 5.5(b)(ii).

(c)           Without prejudice to the foregoing, the Seller Parent and Sellers will use their best efforts to minimize the amount of positive balances in internal financial group accounts (and any other Cash) maintained by Sold Companies at the time of the Closing by distribution of dividends.

(d)           Schedule 5.5(a) further contains a true and complete list of all internal funding or borrowing from a Sold Company to Seller Parent or any of its Affiliates (other than a Sold Company) (including amounts, currency, interest rate and due dates) as of the date of this Agreement, which Schedule 5.5(a) will be updated three (3) Business Days prior to the Closing Date (the “Non-Pharma Loans”).  Seller Parent will, or will cause its respective Affiliates, to repay or settle in full such Non-Pharma Loans prior to the Closing without causing any Tax Liability on the part of the Sold Companies as a result thereof.

Section 5.6            Third Party Financial Indebtedness.

(a)           Schedule 5.6(a) contains a true and complete list of all Financial Indebtedness of the Sold Companies to Persons other than Sellers or their Affiliates (“Third Party Financial Indebtedness”) as of the date of this Agreement, which Schedule 5.6(a) will be updated three (3) Business Days prior to the Closing Date.  Two (2) Business Days prior to the Closing Date, to the extent practicable, Sellers will cause all Third Party Financial Indebtedness to be repaid in full or otherwise satisfied or eliminated without any continuing Liability of the Sold Companies or causing any Tax Liability on the part of the Sold Companies as a result thereof.  Sellers acknowledge that (i) Solvay Pharmaceuticals Luxembourg is the sole borrower under the Financing Agreement, dated July 25, 2008, by and among Banque Europeenne de Financement, Solvay Pharmaceuticals Luxembourg and Seller Parent (the “European Bank Facility”), (ii) none of the Sold Companies has any Liability under such European Bank Facility and (iii) there are no Encumbrances on any property or asset of the Sold Companies, the Acquired Assets or the Shares arising from such European Bank Facility.

(b)           To the extent any outstanding Third Party Financial Indebtedness is not so paid, satisfied or eliminated, then the amount of any such outstanding Third Party Financial Indebtedness (including any penalties for prepayment in full of any such Third Party Financial Indebtedness and any interest required to be paid on any such Third Party Indebtedness which may not be immediately prepaid in full) will be included in the calculation of Net Cash.

Section 5.7            Related Party Contracts; Intercompany Accounts.

(a)           Except as set forth on Schedule 5.7(a) or in the Transition Services Agreement, on the Closing Date, Sellers will, or will cause their Affiliates to, terminate each Related Party Contract without causing any Tax Liability on the part of the Sold Companies as a result thereof.

(b)           Prior to the Closing, other than with respect to any Intercompany Factoring Receivables relating to third party customer invoices, to the extent permissible under applicable Law, Sellers will, and will cause their Affiliates to, use best efforts to settle or extinguish any intercompany receivables or intercompany payables that arose from transactions between the Sold Companies, on the one hand, and the Sellers or any of their Affiliates (other than a Sold Company), on the other hand, in all cases without any continuing Liability of the Sold Companies or causing any Tax Liability on the part of the Sold Companies as a result thereof.

(c)           To the extent any intercompany receivables or intercompany payables (other than any Intercompany Factoring Receivables relating to third party customer invoices, Intragroup Receivables or Intragroup Payables) are not so settled prior to

Closing, such intercompany receivables and intercompany payables will be paid in accordance with their terms following the Closing and will be part of the calculation of Net Cash.

Section 5.8            Release of Indemnity Obligations.  At or prior to the Closing, Sellers will execute and deliver, or cause to be executed and delivered, to the Sold Companies, for the benefit of each such company, a general release and discharge, in form and substance satisfactory to Buyers, releasing and discharging such Sold Companies from all obligations to indemnify Sellers or any of their Affiliates (other than another Sold Company) or otherwise hold harmless Sellers or any of their Affiliates (other than another Sold Company) harmless pursuant to any Contract entered into prior to the Closing.

Section 5.9            Credit and Performance Support Obligations.

(a)           Buyers agree to use commercially reasonable efforts to cause Sellers and their Affiliates (other than the Sold Companies) to be absolutely and unconditionally relieved on or prior to the Closing Date of all Liabilities arising out of the letters of credit, performance bonds, corporate guarantees and other similar items issued and outstanding in connection with the Business, and Buyers will indemnify Sellers and their Affiliates (other than the Sold Companies) against any Losses of any kind whatsoever with respect to such Liabilities.  If such release cannot be effected in accordance with this Section 5.9(a) prior to Closing, Sellers or their applicable Affiliate will not terminate such Liabilities without the written consent of Buyer Parent; provided, however, that Buyers will enter into a separate arrangement with Sellers or their applicable Affiliate to guarantee the performance of the obligations of the relevant Person pursuant to the Contracts underlying such arrangements.  Buyers agree to continue to use commercially reasonable efforts after the Closing Date to relieve Sellers and their Affiliates (other than the Sold Companies) of all such Liabilities.

(b)           Sellers agree to use commercially reasonable efforts to cause the Sold Companies to be absolutely and unconditionally relieved on or prior to the Closing Date of all Liabilities arising out of the letters of credit, performance bonds and corporate guarantees and other similar items issued and outstanding for the benefit of Sellers and their Affiliates (other than the Sold Companies), and Sellers will indemnify Buyers and the Sold Companies against any and all Losses of any kind whatsoever with respect to such Liabilities. If such release cannot be effected in accordance with this Section 5.9(b) prior to Closing, Buyers and the Sold Companies will not terminate such Liabilities without the written consent of Seller Parent; provided, however, that Sellers will enter into a separate arrangement with Buyers and the Sold Companies to guarantee the performance of the obligations of the relevant Person pursuant to the Contracts underlying such arrangements.  Sellers agree to continue to use commercially reasonable efforts after the Closing Date to relieve Buyers and the Sold Companies of all such Liabilities.

Section 5.10         Contact with Customers and Suppliers.  During the Pre-Closing Period, Buyers and Sellers will cooperate in communicating with any Business

Employees, customers, suppliers, licensors, licensees, partners or distributors of the Business concerning the transactions contemplated hereby, including Buyers’ intentions concerning the operation of the Business following the Closing.  During the Pre-Closing Period, Buyers and their representatives will contact or communicate with the Business Employees, customers, suppliers, licensors, licensees, partners or distributors of the Business in connection with the transactions contemplated hereby only with the prior written consent of Sellers, which will not be unreasonably withheld or delayed and may be conditioned upon a designee of Sellers being present at any meeting or conference.  Nothing in this Section 5.10 will prohibit Buyers and their representatives from contacting the customers, suppliers, licensors, licensees, partners or distributors of the Business in the ordinary course of Buyers’ businesses for the purpose of selling products of Buyers’ businesses or for any other purpose unrelated to the Business or the transactions contemplated by this Agreement.

Section 5.11         Business Employees.

(a)           Prior to Closing, the Sellers will diligently cause the Sold Companies and the relevant Affiliates of Seller Parent to timely comply with the employee consultations and information obligations required by applicable Law (the “Employee Procedures”) which will be triggered by the transactions contemplated hereby or by the arrangements referred to in Section 5.11(b).  The Sellers will use reasonable efforts to ensure that the Employee Procedures are fulfilled as soon as possible following the date of this Agreement and the Sellers agree to regularly review with the Buyers the progress of the Employee Procedures.  Buyers will cooperate and assist Sellers regarding the Employee Procedures.

(b)           The Parties acknowledge that (i) the Sold Companies employ the employees (either directly or under secondment arrangements) listed on Schedule 5.11(b)(i) who are not Business Employees (the “Sellers Dedicated Employees”) and (ii) Sellers and their Affiliates (other than the Sold Companies) employ the employees (either directly or under secondment arrangements) listed on Schedule 5.11(b)(ii) who are Business Employees (the “Buyers Dedicated Employees”).  Following the execution of this Agreement, the Parties will negotiate arrangements to allow (x) the Sellers Dedicated Employees to be offered the opportunity to become employees of the Sellers or any of their Affiliates (other than the Sold Companies) and (y) the Buyers Dedicated Employees to be offered the opportunity to become employees of the Sold Companies, in accordance with applicable Law, collective bargaining agreements or works council requirements.

Section 5.12         Corporate Names.

(a)           Except as specifically provided in this Section 5.12, from and after the Closing, neither Buyers nor their Affiliates may use or permit their distributors to use the Solvay Brands or any other corporate, trade or service marks or names owned or used by Sellers or their Affiliates.

(b)           Buyers will commence immediately after Closing and in any event within thirty (30) days after the Closing Date, to cause the Sold Companies to cease, use and remove or cover the Solvay Brands from all external signs and billboards and update all internet sites (excluding product internet sites or as otherwise required by regulatory Laws) to indicate that the Sold Companies are no longer Affiliates of the Sellers. Further, the Buyers will promptly cease to use and remove or cover the Solvay Brands from telephone listings, sales invoices, printed forms, documents, stationery, office supplies or other similar materials, and in any event within 12 months after the Closing Date.

(c)           As soon as reasonably practicable after the Closing, but in any event no later than two (2) months thereafter, Buyers will cause each of the Sold Companies to amend its Organizational Documents to delete any reference to Solvay in its company name and, within such two (2) month period, to make all required filing with Governmental Authorities to effect such amendments; provided, however, that if the business of a Sold Company may be negatively impacted if its company name is amended within such two (2) month period due to regulatory requirements that would require changes in product labels and/or updates of product registrations upon the change of such name, then the respective Sold Company may amend its Organizational Documents to delete any reference to Solvay in its company name as soon as reasonably practicable after the Closing, but in any event within six (6) months of the Closing.

(d)           Buyers and their Affiliates will have the right to market, promote, sell and distribute finished products of the Business in stock as of the Closing Date bearing the Solvay Brands until the expiration (on a product by product basis) of the relevant stock.

(e)           Buyers and their Affiliates will have the right to manufacture, assemble and package (or have manufactured, assembled and packaged) products of the Business bearing the Solvay Brands for up to eighteen (18) months following the Closing Date.

(f)            Buyers and their Affiliates may use promotional materials that bear the Solvay Brands for up to nine (9) months after the Closing Date.

(g)           If requested by Seller Parent, Buyers will provide a report to the Seller Parent detailing progress on meeting the time periods set out in paragraphs (b), (c), (e) and (f) above.  If the time periods set out in paragraphs (b), (c), (e) and (f) above are not met due to delays in obtaining regulatory approvals, the Parties will act in good faith to agree to extend such time periods as reasonably required.

(h)           Any use by the Buyers and their Affiliates of the Solvay Brands as permitted in this Section 5.12 is subject to their use of the Solvay Brands in a form and manner, and with standards of quality, of that in effect for the Solvay Brands as of the Closing Date.  Any goodwill from the use of the Solvay Brands by the Buyers and their Affiliates will inure solely to the benefit of Sellers.  Buyers and their Affiliates will indemnify and hold harmless Sellers and any of their Affiliates for any Losses arising from or relating to the use by Buyers or any of their Affiliates of the Solvay Brands pursuant to this Section 5.12.

(i)            Each Party acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 5.12 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, Sellers will be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Proceeding that may be brought to enforce any of the provisions of this Section 5.12.

Section 5.13         Further Assurances.

(a)           Subject to Section 5.3, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement.  Without limiting the foregoing, subject to the provisions of Section 5.3, after the Closing Date each of Buyers and Sellers will execute and deliver, or cause to be executed and delivered, (i) such assignments, deeds, bills of sale and other instruments of transfer as either Party reasonably may request as necessary or desirable in order to effect or further evidence the sale and assignment of the Acquired Assets to Buyers and the retention of the Excluded Assets by Sellers as specified in Article 2, and (ii) such assumption agreements (including assumption agreements in relation to specific Acquired Contracts (including such assumption agreements expressly for the benefit of the counterparties thereto)) and other instruments of assumption as either Party reasonably may request as necessary or desirable in order to effect or further evidence the assumption of, and agreement to pay, perform and discharge when due, the Assumed Liabilities and the Excluded Liabilities, all as specified in Article 2, or to obtain releases of Sellers and their Affiliates from any Liability with respect to the Assumed Liabilities or to obtain releases of Buyers and their Affiliates from any Liability with respect to the Excluded Liabilities.

(b)           To the extent that, from time to time after the Closing, Sellers and their respective Affiliates and/or Buyers and their Affiliates identify assets that are included in the Business but that are in the possession of Sellers or their respective Affiliates (including any payments from customers of the Business that are improperly sent to any of Sellers or their Affiliates after the Closing), Sellers will use commercially reasonable efforts to locate such items of the Business and take such action as is necessary to put Buyers or one of their Affiliates in actual possession thereof.  To the extent that, from time to time after the Closing, Buyers, the Sold Companies or their respective Affiliates and/or Sellers identify assets that are included in the Other Businesses, but that are in the possession of any Buyer or any of its Affiliates (including any payments from customers of the Business relating to customer invoices that have been assigned to CICC and/or Nafta pursuant to Intercompany Factoring Arrangements that have been paid in accordance with the terms of Section 5.24 that are sent to any of the Sold Companies after the Closing), Buyers will use commercially reasonable efforts to locate such items of the Other Businesses and take such action as is necessary to put Sellers or one of their Affiliates in actual possession thereof.

Section 5.14         Exclusive Dealing.  Sellers will immediately discontinue and terminate any negotiations or discussions with any Person (other than Buyers) relating to a business combination or transaction involving the Business, including the sale of any of the Shares or any capital stock of any Transferred Subsidiaries, the sale of any of the assets of such Persons or the Asset Seller included in the Acquired Assets (other than sales of assets in the Ordinary Course of Business), any joint venture or partnership, merger or consolidation, or any similar transaction or business combination involving the Business (each, an “Alternate Transaction”).  During the Pre-Closing Period (and, with respect to any Deferred Local Businesses, during the period from the Closing Date to the date of the Deferred Local Closing thereof unless otherwise instructed by Buyers), Sellers will not, directly or indirectly, (a) solicit, encourage or respond substantively to any inquiries, discussions or proposals regarding any Alternate Transaction, (b) continue, propose or enter into negotiations with respect to any Alternate Transaction or provide any information to any third party (other than Buyers) relating to any Alternate Transaction, (c) provide or permit the provision of any information regarding, or afford any access to, the properties, Contracts, or Books and Records of the Sellers or their Affiliates to any third party (other than Buyers) for the purpose of determining whether to make or pursue any inquiries or proposals with respect to any Alternate Transaction, or (d) enter into any agreement or understanding contemplating any Alternate Transaction or otherwise facilitate any effort or attempt to make or implement any Alternate Transaction.  It is agreed and understood that a sale of all of the shares or assets of Seller Parent would not constitute an Alternate Transaction for purposes of this Section 5.14; provided, however, that any such sale would not in any way alter the obligations of Sellers pursuant to the terms of this Agreement.

Section 5.15         Non-Competition; Non-Solicitation.

(a)           During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, except as otherwise contemplated in this Agreement with respect to any Deferred Local Businesses prior to a Deferred Local Closing or in the Transition Services Agreement (or, if not enforceable for such period in any country under the Competition/Investment Laws of such country, for such period as will be enforceable in such country under the Competition/Investment Laws of such country) (the “Restricted Period”), other than as required by this Agreement, Sellers will not, and will cause their Affiliates not to, directly or indirectly, engage in any business anywhere in the world that develops, manufactures, produces, markets, sells or distributes any products or provides any services similar to those developed, under development, manufactured, produced, marketed, sold, distributed or provided by the Business, or own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, consultant or otherwise, any Person that competes with the Business in developing, manufacturing, producing, marketing, selling or distributing any products or providing any services of the kind developed, under development, manufactured, produced, marketed, sold, distributed or provided by the Business (a “Competing Business”); provided, however, that, for the purposes of this Section 5.15(a), the Sellers or any of their Affiliates will not be prevented from:

(i)            being the holder or beneficial owner by way of bona fide investment purposes only of any units of an authorized unit trust and/or any securities in any company carrying on any Competing Business which are listed or traded on any recognized stock exchange, regulated market or trading facility provided always that Sellers do not hold or are not beneficially interested in more than a total of 10 percent of any single class of the equity securities in such listed company, and provided that Sellers do not have directly or indirectly any management functions or any material influence in such a company;

(ii)           acquiring in a single transaction or a series of related transactions any one or more companies and/or businesses (taken together, the “Acquired Business”) and carrying on that Acquired Business although its activities include a Competing Business (the “Acquired Competing Business”), if (A) the Acquired Competing Business represents not more than 10 percent of the Acquired Business (measured in terms of turnover in its last accounting year) or (B) the turnover of the Acquired Competing Business in its last accounting year did not exceed €150,000,000; or

(iii)          from, directly or indirectly through an Acquired Business, manufacturing and selling active pharmaceutical ingredients for commercial products in the ordinary course of business.

(b)           During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date (or, if not enforceable for such period in any country under the Competition/Investment Laws of such country, for such period as will be enforceable in such country under the Competition/Investment Laws of such country), Sellers agree that they will not, and will cause their Affiliates not to, directly or indirectly, in any capacity and either separately, jointly or in association with others, hire or employ or solicit the employment of, or make or extend any offer of employment to, or otherwise any Transferred Employee.  Notwithstanding the foregoing, nothing contained herein will prevent Sellers or their Affiliates from offering employment or service to (i) any Transferred Employee listed on Schedule 5.15(b) and (ii) persons who respond to a general solicitation or advertisement that is not specifically directed at them (and nothing will prohibit such general solicitation or advertisement).

(c)           Buyers and Sellers acknowledge that the covenants set forth in this Section 5.15 are an essential element of this Agreement and that, but for the agreement of Buyers and Sellers to comply with these covenants, Buyers would not have entered into this Agreement.  Buyers and Sellers acknowledge that this Section 5.15 constitutes an independent covenant and will not be affected by performance or non-performance of any other provision of this Agreement by Buyers.  Notwithstanding the foregoing, Buyers may not make claims for rescission of the Agreement as a result of any breaches of this covenant.

(d)           If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 5.15 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power (but without affecting the right of Buyers to obtain the relief provided for in this Section 5.15 in any jurisdiction other than such court’s or tribunal’s jurisdiction) to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  To the extent it may effectively do so under applicable Law, each of Buyers and Sellers hereby waives on its own behalf and on behalf of its successors, any provision of Law which renders any provision of this Section 5.15 invalid, void or unenforceable in any respect.

(e)           Each of the Parties hereto acknowledges and agrees that the remedy of indemnity payments pursuant to Article 11 and the other remedies at Law for any breach of the requirements of this Section 5.15 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy, in any Proceeding which may be brought to enforce any of the provisions of this Section 5.15.

Section 5.16         Transition Services Agreement.  Prior to the Closing, the Parties will negotiate in good faith and enter into a Transition Services Agreement (the “Transition Services Agreement”), the terms of which will be in accordance with the terms and principles contained in the term sheet set forth in Schedule 5.16.

Section 5.17         Access to Insurance

(a)           Until and including Closing, the Sellers will (and will ensure that each of its Affiliates and each Sold Company will) (i) continue in force and comply with the insurance policies set forth in Schedule 5.17 in respect of the businesses and assets of the Business and (ii) will not agree to or permit any amendment of any of such policy or anything which is likely to render any such policy void or voidable.

(b)           If any insured event occurs before Closing in relation to the Business, the Sellers will (or will ensure that their relevant Affiliates will) use all reasonable endeavors to make recovery under the relevant insurance policy prior to Closing.  To the extent that recovery is made, the Sellers will (i) notify and keep informed the Buyers and the relevant Sold Company of the claim for recovery and (ii) ensure that the proceeds are promptly passed on to the relevant Sold Company.

(c)           Except to the extent agreed in writing between the Seller Parent and the Buyer Parent prior to Closing, the Sellers will be entitled to arrange for the insurance policies listed in Schedule 5.17 relating to the Business (whether maintained with third party insurers or other Affiliates of the Seller Parent) to cease upon Closing.

(d)           The Parties agree that the Seller Parent will have the right, in its sole discretion, to assume control over the existing Proceedings relating to the denial of claims in connection with the HRT Litigation under the insurance policies subscribed by Seller Parent and/or its Affiliates prior to the date of this Agreement (the “Insurance Proceedings”).  To the extent Buyers, the Sold Companies or the Business incur any Loss which is covered by such insurance policies in connection with such HRT Litigation, such Parties will have the right to access insurance coverage of Sellers and its Affiliates.

To the extent requested by Seller Parent, Buyers will provide reasonable cooperation to Seller Parent in connection with the Insurance Proceedings.

Section 5.18         Post Closing Cooperation.

(a)           Buyers, on the one hand, and Sellers, on the other, will cooperate with each other, and will cause their respective officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Business from Sellers to Buyers and to minimize any disruption to the Business and the other respective businesses of Sellers and Buyers that might result from the transactions contemplated hereby.  After the Closing, upon reasonable notice, Buyers and Sellers will furnish or cause to be furnished to each other and their respective employees, counsel, auditors, other representatives and advisors reasonable access (including the ability to make copies), during normal business hours, to such employees, advisors, representatives, Books and Records relating to the Business within the control of such Party or any of its Affiliates as is reasonably necessary for (i) financial reporting, Tax and accounting matters and (ii) defense or prosecution of Proceedings and disputes other than those relating to this Agreement or any Ancillary Agreements; provided, that any such access and information will be scheduled and coordinated through the person(s) listed on Schedule 5.2.

(b)           Sellers will cause all Books and Records, Contracts, documents and other information, in whatever form, pertaining to or affecting the Business, to be in the sole possession and control of the Sold Companies or the Asset Seller at the Closing or Deferred Local Closing, as applicable.  To the extent that any Books and Records, Contracts, documents and other information relevant to or affecting the Business relate to both the Business and the Other Businesses, Sellers will provide to Buyers excised portions of such Books and Records, Contracts, documents and other information pertaining solely to the Business.  Except as otherwise provided pursuant to Article 6 hereunder with respect to Tax matters and Tax records, each Buyer and each Seller will retain all Books and Records and other documents pertaining to the Business (and with respect to the Asset Seller, the Other Businesses) in existence on the Closing Date for a period of five (5) years following the Closing.  No such Books and Records or other documents will be destroyed or disposed of by any retaining Party during such five (5) year period without first advising the other Party in writing and giving such Party a reasonable opportunity to obtain possession thereof for the purposes permitted by this Section 5.18.

(c)           Each Party will reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.18.  Neither Party will be required by this Section 5.18 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.  Any information relating to the Business received by Sellers and their employees, counsel, auditors and other representatives and advisors pursuant to this Section 5.18 will be subject to the confidentiality obligations set forth in Section 12.3.

Section 5.19         Mixed Assets.

(a)           Unless the Parties agree otherwise, any Contract to which the Asset Seller is a party prior to the Closing that inures to the benefit or burden of each of the Business and the Excluded Assets (a “Mixed Contract”) will be separated on or as promptly as practicable after the Closing, so that the Asset Buyer and the Asset Seller will be entitled to the rights and benefits and will assume the related portion of any Liabilities (other than in the case of the Asset Buyer, Excluded Liabilities) inuring to their respective businesses.  If any Mixed Contract cannot be so separated, the Asset Seller and Asset Buyer will take such other reasonable and permissible action to cause (i) the Acquired Assets associated with that portion of each Mixed Contract that relates to the Business to be enjoyed by the Asset Buyer; (ii) the Assumed Liabilities related with that portion of each Mixed Contract that relates to the Business to be borne by the Asset Buyer; (iii) the assets associated with the portion of each Mixed Contract that relates to the Excluded Assets to be enjoyed by the Asset Seller; and (iv) the Liabilities (other than Assumed Liabilities) related with that portion of each Mixed Contract that relates to the Excluded Assets to be borne by the Asset Seller.

(b)           Except as may otherwise be agreed by the Parties, the Parties will not assign any Receivable or payable relating to both the Business and the Excluded Assets (a “Mixed Account”).  In the event of any such Mixed Account, the Asset Buyer and the Asset Seller will take such reasonable and permissible actions to cause (i) the Acquired Assets associated with that portion of each Mixed Account that relates to the Business to be enjoyed by the Asset Buyer; (ii) the Assumed Liabilities related with that portion of each Mixed Account that relates to the Business to be borne by the Asset Buyer; (iii) the assets associated with that portion of each Mixed Account that relates to the Excluded Assets to be enjoyed by the Asset Seller; and (iv) the Liabilities (other than Assumed Liabilities) related with that portion of each Mixed Account that relates to the Excluded Assets to be borne by the Asset Seller.

Section 5.20         India Mandatory Tender Offer.  During the Pre-Closing Period and after the Closing, Sellers will, and will cause the Sold Companies and their respective officers, employees, agents, auditors and representatives to, provide to Buyers any information and Transfer Documents that Buyer may require to file a mandatory takeover bid to acquire an additional twenty percent (20%) of the Shares of Solvay India as required by the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997, as amended (the “India Mandatory Takeover Offer”) (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of any Seller or Sold Company), including (a) assisting with the preparation of the public announcement for the attention of Solvay India shareholders and any similar documents required in connection with the India Mandatory Takeover Offer (the “Takeover Documents”) and (b) furnishing Buyers with financial and other information regarding Solvay India and any other information required in the preparation of the Takeover Documents, as may be reasonably requested by any Buyer.

Section 5.21         TriCor Cases.  Schedule 5.21 sets forth the agreement of Seller Parent and Buyer Parent with respect to the TriCor Cases.

Section 5.22         Notifications.  Sellers and Buyers will promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in (a) any representation or warranty made by such Party to be untrue or inaccurate in any material respect at any time after the date of this Agreement and prior to the Closing, (b) any material failure on such Party’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) the failure of any condition precedent set forth in Article 8 or Article 9; provided, however, that the delivery of any notice pursuant to this Section 5.22 will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 5.23         Shareholders and Board Meetings.

(a)           Sellers hereby covenant and agree that, at Buyer Parent’s written request, Sellers will, and will cause each of those Sold Companies requested by Buyer Parent to, call a meeting of the shareholders and boards of the Sold Companies in full compliance with the requirements of applicable Law and their respective Organizational Documents, with such meetings to be held on the Closing Date, in each case for the purpose of adopting such resolutions as Buyer Parent may request related to the replacement of directors and officers of such Sold Companies, the granting of or revoking of banking authority by such Sold Companies, the giving of décharge / kwijting (or similar release under applicable Law) to the directors, the approval of Stock Buyers as a new shareholder of Sodufa, SPML or any amendments to the Organizational Documents of such Persons.

(b)           To the extent not already granted, the Buyers hereby covenant and agree that, as soon as practicable, they will convene general meetings or procure that such meetings are convened and take any other corporate action or procure that such action is taken in order to grant décharge / kwijting (or similar release under applicable Law) for the period up to Closing to the directors of the Sold Companies who are not Business Employees that were replaced on Closing, save for negligence, willful misconduct or fraud of such directors.

Section 5.24         Intercompany Factoring Receivables.

(a)           Sellers acknowledge that CICC and/or Nafta have entered into Intercompany Factoring Arrangements with Asset Sellers (to the extent related to the Business) and/ or Sold Companies, pursuant to which the Asset Seller (only to the extent related to the Business) and/or the Sold Companies, upon the shipment of products and or rendering of services to a customer, have assigned to CICC and/or Nafta the related customer invoices with or without recourse (i.e. in the case of an assignment without recourse, CICC and/or Nafta have agreed to assume all credit risk of default and collection from the customer if the customer does not pay any such invoices when they become due and payable regardless of whether the customer pays any such invoices and, in turn, CICC and/or Nafta have issued an Intercompany Factoring Receivable in the amount equal to any such customer invoices and have agreed to pay the applicable Asset Seller or Sold Company the Payee Base Currency Amount of such Intercompany

Factoring Receivable on the date that the underlying customer invoice becomes due and payable (except in the case of a commercial dispute regarding the supply of products or rendering of services related to the underlying customer invoice, in which case no payment on the disputed amount will be made by CICC and/or Nafta or, to the extent payment has already been made, such disputed amount will be reclaimed by CICC and/or Nafta and, in each case, the underlying customer invoice will be re-assigned to the relevant Asset Seller or Sold Company)).  Following payment by CICC and/or Nafta of the Payee Base Currency Amount to the relevant Sold Company or Asset Seller, CICC and/or Nafta are subrogated in the rights of the Sold Company or the Asset Seller under the underlying customer invoice.  Immediately following such payment CICC and/or Nafta claim the Payor Base Currency Amount from the original debtor (which may be another Sold Company or Asset Seller).  Any conversion into an applicable Base Currency is based on the Exchange Rate applicable on the date of the assignment of the underlying customer invoice under the Intercompany Factoring Arrangements.  Schedule 5.24(a) contains a true and complete list of all Intercompany Factoring Receivables and Intercompany Factoring Payables (including amounts, third party customers and due dates) as of August 31, 2009, which Schedule will be updated on the Closing Date to reflect all Intercompany Factory Receivables and Intercompany Factoring Payables outstanding as of the Closing Date.

(b)           Sellers agree, on their own behalf and on behalf of CICC and Nafta, that following the Closing Date, CICC and Nafta will pay any amounts outstanding as of the Closing Date under such Intercompany Factoring Receivables to the applicable Asset Buyer or Sold Company when the underlying customer invoice becomes due and payable, subject to (i) in the case of Intercompany Factoring Receivables without recourse, in the case of a commercial dispute regarding the supply of products or rendering of services related to the underlying customer invoice, no payment on the disputed amount being made by CICC and/or Nafta or, to the extent payment has already been made, such disputed amount being reclaimed by CICC and/or Nafta and, in each case, the underlying customer invoice being re-assigned to the relevant Asset Seller or Sold Company and (ii) the contractual terms of recourse in the case of an Intercompany Factoring Receivable with recourse.  With respect to any payments under this Section 5.24(b), the Parties agree that the payment will be made to the applicable Asset Buyer or Sold Company in accordance with the practices of CICC and/or Nafta (including with respect to timing) for crediting the internal financial group accounts with respect to payment of Intercompany Factoring Receivables as of the date hereof.

(c)           During the Pre-Closing Period, the Parties will act in good faith to determine a process for the settlement following the Closing of any Intercompany Factoring Payables remaining outstanding as of the Closing.

Section 5.25         Trading With Certain Nations.

(a)           Prior to the Closing, Sellers (in respect of the Business) will, and will cause the Sold Companies to, terminate any existing distributorship concerning the territory of North Korea, including the “Distribution and Trademark License Agreement” with Pyongsu Pharma Joint Venture Company Ltd.  During the Pre-Closing Period,

Sellers (in respect of the Business) will, and will cause the Sold Companies to, not establish any new distributorship concerning the territory of North Korea.  Without limiting the foregoing covenant, prior to the Closing, Sellers (in respect of the Business) will, and will cause the Sold Companies to, not have any contract with a party in North Korea or associated with the territory of North Korea the performance of which has not been completed prior to the Closing.

(b)           Prior to the Closing, Sellers (in respect of the Business) will, and will cause the Sold Companies to, terminate any existing distributorship concerning the territory of Syria, including the “Formulation, Distribution and Trademark License Agreement” with Universal Pharmaceutical Industries (Unipharma) and (to the extent not already terminated as of the date hereof) the “Marketing and Promotion Agreement” with Zenpharm.  During the Pre-Closing Period, Sellers (in respect of the Business) will, and will cause the Sold Companies to, not establish any new distributorship concerning the territory of Syria.

(c)           Prior to the Closing, Sellers (in respect of the Business) will, and will cause the Sold Companies to, terminate any existing manufacturing in the territory of Iran.  During the Pre-Closing Period, Sellers (in respect of the Business) will, and will cause the Sold Companies to, not establish any new distributorship concerning the territory of Iran or Sudan.  Without limiting the foregoing covenant, with respect to the “Manufacturing, Distribution and Trademark License Agreement” with Sobhan Pharmaceutical Co., prior to the Closing, Sellers (in respect of the Business) will, and will cause the Sold Companies to, cease manufacturing in Iran of Luvox® and source Luvox® from outside the territory of Iran.  Except for the “Manufacturing, Distribution and Trademark License Agreement” with Sobhan Pharmaceutical Co., the “Distribution and Trademark License Agreement with Behestan Darou P.J.S.”, and the “Distribution and Trademark License Agreement” with Marwaco Commercial Enterprises Ltd.” related to these agreements, prior to the Closing, Sellers (in respect of the Business) will, and will cause the Sold Companies to, not have any contract with a party in Iran or Sudan or associated with the territory of Iran or Sudan the performance of which has not been completed.

(d)           Prior to the Closing, Sellers (in respect of the Business) will, and will cause the Sold Companies to, not have any contract with a party in Cuba or associated with the territory of Cuba the performance of which has not been completed and, at the Closing, Sellers (in respect of the Business) and the Sold Companies will not have any other business activities, directly or indirectly, with a party in Cuba or associated with the territory of Cuba.

(e)           Prior to the Closing, Sellers (in respect of medical devices and diagnostic products, including products of Innogenetics NV) will, and will cause the Sold Companies to, not have any contract with a party in the Certain Nations or associated with the territory of the Certain Nations the performance of which has not been completed (including the “Distribution Agreement” with Emrafar Co. in Iran and the “Distribution Agreement” with Al Foral Medial Comp. Ltd in Sudan)  and, at the Closing, Sellers (in respect of medical devices and diagnostic products, including products of Innogenetics NV) and the Sold Companies will not have any other business activities, directly or indirectly, with a party in the Certain Nations or associated with the territory of the Certain Nations.

Section 5.26         Resignation of Local Statutory Auditors.  Prior to the Closing, to the extent requested by Buyer Parent, Sellers will use commercially reasonable efforts to obtain signed resignations effective as of the Closing Date of the statutory auditors of any of Sodufa or any other Sold Companies.

Section 5.27         Hedging Arrangements.  Prior to the Closing, Sellers will cause the Sold Companies to close the positions of any derivatives or hedging or similar arrangements entered into between a Sold Company and any third parties (including any Sellers or any of their Affiliates).

Section 5.28         Unconsolidated Sold Companies.  Seller Parent agrees and covenants that, as of the Closing, (i) the aggregate Financial Indebtedness of the Unconsolidated Sold Companies (including any penalties for prepayment in full of any Financial Indebtedness and any interest required to be paid on any such Financial Indebtedness which may not be immediately prepaid in full) will not exceed the aggregate Cash of the Unconsolidated Sold Companies and (ii) the aggregate current liabilities of the Unconsolidated Sold Companies will not exceed the aggregate current assets of the Unconsolidated Sold Companies.

Section 5.29         LaBounty Liability.  Following the date hereof, Seller Parent will, at no cost to Buyers and its Affiliates, (i) use its commercially reasonably efforts to obtain the necessary consents from Wyeth to cause Solvay Pharma US Holdings, Inc. (formerly Solvay America, Inc.) to assign all its rights and obligations under the LaBounty Agreement to Seller Parent, (ii) upon the receipt of such consent, assign such rights and obligations under the LaBounty Agreement to Seller Parent and (iii) in connection with such assignment, obtain a release in form and substance reasonably acceptable to Buyer Parent which releases Solvay Pharma US Holdings, Inc and its Affiliates from any and all Liabilities relating to the LaBounty Agreement (a “LaBounty Release”).  Upon delivery of a LaBounty Release from Wyeth, Seller Parent’s obligations under the LaBounty Indemnification will terminate.  Buyer Parent agrees to cooperate with Seller Parent in connection with obtaining the LaBounty Release and the assignment of the LaBounty Agreement.

ARTICLE 6

TAX MATTERS

Section 6.1            Cooperation.  Sellers agree to furnish or cause to be furnished to Buyers, upon request, as promptly as practicable, such information and assistance (including, at the expense of Buyers, reasonable access to Sellers’ Tax Return preparer, provided that Sellers may limit such access as they deem necessary to protect Confidential Information or privileged information) relating to the Sold Companies as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by a Tax Authority, and the prosecution or defense of any Proceeding relating to any Tax Return.  Sellers agree to (a) consult with Buyers prior to taking any position or settling any claim with respect to Taxes that could reasonably be expected to have a material adverse effect on Buyers, and (b) not take any action with respect to Taxes that would legally bind Buyers without the prior written consent of Buyers.  Buyers agree to (x) consult with Sellers prior to taking any position or settling any claim with respect to Taxes that could reasonably be expected to have a material adverse effect on Sellers, and (y) not take any action with respect to Taxes that would legally bind Sellers without the prior written consent of Sellers.

Section 6.2            Preparation of Returns.  Sellers will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns in respect of any of Sellers and the Sold Companies for any taxable period ending on or before the Closing Date.  All such Tax Returns will be prepared on a basis consistent with the last previous similar Tax Return and in accordance with Law.  Sellers will timely pay to the relevant Tax Authority all Taxes due in connection with any such Tax Returns.  Buyers will prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns in respect of the Sold Companies including for any taxable period ending after the Closing Date which begins on or before the Closing Date (a “Straddle Period”).  Buyers will provide Sellers with a copy of each proposed Straddle Period Tax Return (and such additional information regarding such Straddle Period Tax Return as may reasonably be requested by Sellers) for its approval (which approval will not be unreasonably withheld or delayed) at least thirty (30) days prior to the filing of such Tax Return and Buyers will take into account Sellers’ reasonable comments on such Tax Return.  Any Tax Return to be prepared and filed by Buyers for a Straddle Period will be prepared on a basis consistent with the last previous similar Tax Return and in accordance with Law; provided, however, that Buyers may prepare or cause to be prepared any Tax Return for the Straddle Period on an inconsistent basis if Buyers believe that such change is required by Law.  Buyers will pay, or cause to be paid, all Taxes shown as due on the Tax Returns prepared by Buyers under this Section 6.2; provided that nothing in this Section 6.2 will affect the rights of Buyers to indemnification under Section 11.10.

Section 6.3            Tax Allocations.  Any Tax imposed on any gain or income recognized by reason, or as the result, of (a) a transfer of any Acquired Assets or Assumption of Assumed Liabilities from Asset Sellers to the Asset Buyers after the Closing Date because of a Deferred Local Closing, (b) the transactions contemplated by Section 5.5, Section 5.6 and Section 5.7 and (c) any other material transactions involving the Acquired Assets or Sold Companies prior to Closing will be attributable to the Pre-Closing Straddle Period; provided that such Tax is not attributable to a Tax Return of a Seller or which Seller is required to prepare under Section 6.2.  With respect to any Tax Return for any Straddle Period of a Sold Company, Buyers will, to the extent permitted by Law, and without modifying the financial year of such Sold Company, elect to treat the Closing as the last day of the taxable year or period and will apportion any Taxes arising out of or relating to a Straddle Period to the Pre-Closing Straddle Period under the “closing of the books” method as described in Treasury Regulation Section 1.1502-76(b)(2)(i)(or any similar provision of state, local or foreign Law).  In any case where applicable Law does not permit a Sold Company to treat the Closing as the last day of the taxable year or period, any Taxes arising out of or relating to a Straddle Period will be apportioned to the Pre-Closing Straddle Period and the Post-Closing Straddle Period based on a closing of the books; provided, however, that (x) exemptions, allowances or deductions that are calculated on an annualized basis (including depreciation, amortization and depletion deductions) will be apportioned on a daily pro rata basis, (y) solely for purposes of determining the marginal Tax rate applicable to income during such period in a jurisdiction in which such Tax rate depends upon the level of income, annualized income will be taken into account, and (z) the amount of real, personal and intangible property Taxes (and any refund or credit for such Taxes) allocable to a Pre-Closing Straddle Period will equal the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.4            Refunds and Credits.  Any refund of or credit for Taxes of any Sold Company for any taxable period ending on or before the Closing Date (and the allocable portion of any such refund or credit for any Pre-Closing Straddle Period) will be for the account of the Sellers except to the extent (a) that such refund or credit is attributable (determined on a marginal basis) to the effect of any loss, deduction, credit or other item from a taxable period after the Closing Date (or the allocable portion of any such item from a Straddle Period) or (b) of accruals for such refund or credit are shown in the Audited Financial Statements, Final Statement of Closing Net Working Capital or Final Statement of Net Cash or would have been shown but for the availability of liabilities against which the refund or credit was offset in accordance with GAAP.  Any other refund of or credit for Taxes of any Sold Company will be for the account of the Buyers.  If any Party or its Affiliates receives a Tax refund or credit to which another Party is entitled, such Party will or will cause its Affiliates to pay an amount equal to the refund or credit to the Party entitled to it within 30 Business Days after receiving the refund or applying the credit against a Tax amount then due.  Any such payment with respect to a Tax refund or credit will be treated as an adjustment to the Purchase Price.

Section 6.5            Tax Agreements.  Except for those between Sold Companies, all Tax sharing agreements or similar arrangements with respect to or involving the Business will be terminated prior to the Closing Date and, after the Closing Date, Buyers and their respective Affiliates will not be bound thereby or have any Liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

Section 6.6            Certain Tax Elections.  Buyers may make an election under Section 338 of the Code with respect to any Sold Company except for a Sold Company organized under the laws of any of the states of the United States, any state thereof or the District of Columbia.  At the request of Buyer Parent, Seller Parent will, and will cause the Sold Companies to, make any tax elections, including the tax election under Treasury Regulation Section 301.7701-3(c) with respect to one or more of the Sold Companies to be effected prior to the Closing; provided that the designated Sold Company is an “eligible entity” for purposes of such Treasury Regulation.  Buyers and Sellers will cooperate in properly filing any such Tax election under this Section 6.6.

Section 6.7            Transfer Taxes.  All Transfer Taxes other than VAT (for which Buyers will bear) applicable to the conveyance and transfer from Sellers to Buyers of the Shares, Sold Companies, the Business or the Acquired Assets and any other transfer or documentary Taxes in connection therewith will be borne fifty percent (50%) by Buyers and fifty percent (50%) by Sellers.  Each Party will, with the exception of transfers of tangible assets where Sellers will, wherever relevant, have the right to elect to apply VAT, use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

ARTICLE 7

EMPLOYEE MATTERS

Section 7.1            Transferred Employees.  As applicable, a Sold Company or the Asset Buyer will (a) continue to employ each Business Employee of a Sold Company as of the Closing, (b) continue to employ each Business Employee as of the Closing where employment transfers by operation of Law, provided that such Business Employee does not validly reject the automatic transfer in accordance with applicable Law, (c) on or prior to the Closing, make individual offers of employment with respect to all other Business Employees employed by the Asset Seller whose employment does not transfer to the Asset Buyer by operation of Law, and (d) on or prior to the Closing, make individual offers of employment with respect to each employee of Solvay Pharmaceuticals Belgium listed on Schedule 7.1, which Schedule 7.1 sets forth the name, title, position and location of each such employee (such scheduled employees being, the “Solvay Pharmaceuticals Belgium Employees”), in each case on substantially the same terms and conditions as in effect for each such employee prior to the Closing (except as otherwise provided herein).  To the extent an individual Solvay Pharmaceuticals Belgium Employee refuses to transfer to Buyers, Sellers may terminate the employment of such Solvay Pharmaceuticals Belgium Employee and, if terminated within a period of three (3) months following the Closing Date, Buyers will bear the severance costs (up to the amount of the severance costs that would be applicable if such Solvay Pharmaceuticals Belgium Employee had been dismissed on the Closing Date) in respect of such Solvay Pharmaceuticals Belgium Employee.  For purposes of this Agreement, (v) “Transferred Employee” means each Business Employee of a Sold Company and each Business Employee whose employment transfers to the applicable Buyer by operation of Law (provided that such Business Employee does not validly reject the automatic transfer in accordance with applicable Law) or who accepts the offer of employment by a Buyer, (w) “Non-U.S. Business Employee” means a Business Employee employed by an employer domiciled outside the United States as of the Closing, (x) “Non-U.S. Transferred Employee” means each Non-U.S. Business Employee of a Sold Company who remains employed by such Sold Company as of the Closing and each Non-U.S. Business Employee whose employment transfers to the applicable Buyer by operation of Law (provided that such Non-U.S. Business Employee does not validly reject the automatic transfer in accordance with applicable Law), or who accepts the offer of employment by a Buyer, (y) “U.S. Business Employee” means a Business Employee employed by an employer domiciled inside the United States as of the Closing, and (z)

“U.S Transferred Employee” means each U.S. Business Employee of a Sold Company who remains employed by such Sold Company as of the Closing.

Section 7.2            General Employee Benefits.

(a)           For a period of twenty-four (24) months following the Closing, Transferred Employees who remain in the employment of the applicable Asset Buyer or Sold Company or any of its or their Affiliates will receive employee benefits that in the aggregate are substantially comparable to the employee benefits provided to such employees immediately prior to the Closing (with no reduction in employer-paid value, based on comparability standards used by nationally recognized benefits consulting firms).  For a period of twelve (12) months following the Closing, the Transferred Employees who remain in the employment of the applicable Asset Buyer or Sold Company or its or their Affiliates will receive base salary or wage rates that are not less than those in effect for such Transferred Employees immediately prior to the Closing.  Except as required by Law or expressly set forth herein, nothing contained in this Agreement will be construed as requiring the Buyers or any of their Affiliates to continue or offer any specific employee benefit plans or to continue the employment of any Transferred Employee or any other Person.

(b)           With respect to any welfare plan maintained by the applicable Asset Buyer or Sold Company or its or their Affiliates in which Transferred Employees are eligible to participate after the Closing, such Asset Buyer or Sold Company or Affiliate will (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by Sellers or any of their Affiliates prior to the Closing and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(c)           With respect to Transferred Employees, the Asset Buyers or Sold Companies will, and will cause their applicable Affiliates to, comply with all applicable Laws, directives and regulations relating to the Transferred Employees.

(d)           The Asset Buyer or its Affiliates will assume all Liabilities related to the Non-U.S. Transferred Employees employed by it, including any Liabilities under any Seller Non-U.S. Benefit Plan regardless of whether such employee benefit plan transfers automatically to the Asset Buyer or its Affiliates as a result of the transactions contemplated by this Agreement except as otherwise provided in Sections 7.4 and 7.5.  In addition to any Assets that will transfer automatically to the Asset Buyer or its Affiliates or to the Non-U.S. Transferred Employees employed by it as a result of the transactions contemplated by this Agreement, Sellers will cause to be transferred to the Asset Buyer or its Affiliates, or the appropriate compensation or benefit plan of the Asset Buyer or its Affiliates, such Assets, if any, specifically set aside and designated by Sellers in respect of the Liabilities related to the affected Non-U.S. Transferred Employees as of the Closing, including Assets of any applicable compensation or benefit plan of Sellers, to the extent such Assets do not transfer automatically to the Asset Buyer or its Affiliates as a result of the transactions contemplated by this Agreement. However, any such transfer will be subject to the consent of the affected Non-U.S. Transferred Employees or any other third party to the extent required by applicable Law.

(e)           If the Pension Liabilities exceed the sum of (i) €300,000,000, (ii) the Fair Market Value of the Pension Transfer Amounts referred to in Sections 7.3(a) (but only with respect to the Solvay America Companies’ Pension Plan) and 7.4(b) and allocable to such Pension Liabilities, and (iii) the Fair Market Value of the Assets under the trusts under the Sold Company Pension Plans and allocable to such Pension Liabilities (the sum of (i), (ii) and (iii) hereinafter referred to as the “Transferred Amounts”), Sellers agree to indemnify Buyers for such excess amount (such excess hereinafter referred to as the “Buyers Pension Indemnification Amount”).  Sellers agree to pay Buyers in cash the Buyers Pension Indemnification Amount as soon as practicable but not later than ten (10) days after the date of the determination which fixes the Buyers Pension Indemnification Amount.  If the sum of (x) Fair Market Value of the Pension Transfer Amounts referred to in Sections 7.3(a) (but only with respect to the Solvay America Companies’ Pension Plan) and 7.4(b) and allocable to such Pension Liabilities and (y) the Fair Market Value of the Assets under the trusts under the Sold Company Pension Plans and allocable to such Pension Liabilities, exceeds such Pension Liabilities, Buyers agree to indemnify Sellers for such excess amount (such excess amount hereinafter referred to as the “Sellers Pension Indemnification Amount”).  Buyers agree to pay Sellers, in cash, the Sellers Pension Indemnification Amount as soon as practicable but not later than ten (10) days after the date of the determination which fixes the Sellers Pension Indemnification Amount. Interest from the Closing Date to the date of payment, at the Prime Rate, will be paid along with the Buyers Pension Indemnification Amount or Sellers Pension Indemnification Amount, as applicable.  Sellers and Buyers jointly will provide Sellers’ and Buyers’ actuaries with all relevant plans and employee census information needed to calculate the Pension Liabilities within thirty (30) days after Closing.  The Pension Liabilities will be determined by mutual agreement between Sellers and Buyers within thirty (30) days after their actuaries’ receipt of said information.  If Sellers and Buyers cannot agree on the amount of such Pension Liabilities within said 30-day period, Sellers and Buyers will appoint within five (5) days a mutually acceptable actuary who will review their calculations and within forty-five (45) days after appointment, render a final and binding decision on the amount of the Pension Liabilities and who will, in making such decision, be limited on a plan by plan basis to either the position of Sellers or Buyers.  The cost of the actuary will be borne 50/50 by Sellers and Buyers.  In connection with the procedures referred to herein, Sellers and Buyers will provide each other and the actuaries referred to herein access to the relevant business records and other relevant documents, and will permit the other Party to consult with its employees and the employees of its Affiliates.  The indemnifications provided for in this Section 7.2(e) are separate and apart from any other indemnification provision of this Agreement.  Any payment made by Sellers or by Buyers pursuant to this Section 7.2(e) will be treated as an adjustment of the Purchase Price.  “Fair Market Value” means the fair market value determined as of the Closing Date.  For purposes of this determination, (i) the Fair Market Value of cash or cash equivalents will be the face value, (ii) the Fair Market Value of readily marketable securities will be the closing price on the date of determination and (iii) the Fair Market Value of any other asset will be as determined by mutual agreement of Buyers and Sellers.  “Assets” means cash or cash equivalents, insurance contracts, securities or any other property.  Notwithstanding anything to the contrary in this Section 7.2(e), if the existence or the amount of the Pension Liabilities referred to in this Section 7.2(e) depends on the outcome of any of the Proceedings described on Schedule 7.2(e), the Pension Liabilities will be redetermined immediately following the conclusion of such Proceedings and any appropriate corresponding adjustment will be made to the Buyers Pension Indemnification Amount or the Sellers Pension Indemnification Amount, whichever is applicable.

(f)            The Buyers and Sellers agree, and agree to use commercially reasonable efforts to procure, that any Liabilities under any Pension Arrangements that are attributable to employees and former employees who are not Business Employees or Former Employees (the “Non-Business Pension Liabilities”), and the Fair Market Value of the Assets allocable to such Liabilities, will be retained by or transferred to a pension plan maintained by (or, if this is not possible, otherwise assumed by) Sellers or one of their Affiliates within twelve (12) months of the Closing Date.  If the Non-Business Pension Liabilities cannot be retained by or transferred to a pension plan maintained by (and cannot be otherwise assumed by) Sellers or one of their Affiliates within twelve (12) months of the Closing Date, and the Non-Business Pension Liabilities exceed (i) the Fair Market Value of the Pension Transfer Amounts referred to in Section 7.3(a) (but only with respect to the Solvay America Companies’ Pension Plan) and 7.4(b) and allocable to the Non-Business Pension Liabilities, and (ii) the Fair Market Value of the Assets under the trusts under the Sold Company Pension Plans and allocable to the Non-Business Pension Liabilities (the sum of (i) and (ii) hereinafter referred to as the “Non-Business Transferred Amounts”), Sellers agree to indemnify Buyers for such excess amount (such excess hereinafter referred to as the “Buyers Non-Business Pension Indemnification Amount”).  Sellers agree to pay Buyers in cash the Buyers Non-Business Pension Indemnification Amount as soon as practicable but not later than ten (10) days after the date of the determination which fixes the Buyers Non-Business Pension Indemnification Amount.  If the Non-Business Transferred Amounts exceed the Non-Business Pension Liabilities, Buyers agree to indemnify Sellers for such excess amount (such excess amount hereinafter referred to as the “Sellers Non-Business Pension Indemnification Amount”).  Buyers agree to pay Sellers, in cash, the Sellers Non-Business Pension Indemnification Amount as soon as practicable but not later than ten (10) days after the date of the determination which fixes the Sellers Non-Business Pension Indemnification Amount.  Interest from the Closing Date to the date of payment, at the Prime Rate, will be paid along with the Buyers Non-Business Pension Indemnification Amount or Sellers Non-Business Pension Indemnification Amount, as applicable.  Sellers and Buyers jointly will provide Sellers’ and Buyers’ actuaries with all relevant plans and employee census information needed to calculate the Non- Business Pension Liabilities within thirty (30) days of the date that is twelve (12) months after Closing.  The Non-Business Pension Liabilities will be determined by mutual agreement between Sellers and Buyers within thirty (30) days after their actuaries’ receipt of said information.  If Sellers and Buyers cannot agree on the amount of the Non-Business Pension Liabilities within said 30-day period, Sellers and Buyers will appoint within five (5) days a mutually acceptable actuary (who will, if any actuary is appointed for the purposes of determining the Pension

Liabilities under Section 7.2(e) above, be the same actuary) who will review their calculations and within forty-five (45) days after appointment, render a final and binding decision on the amount of the Non-Business Pension Liabilities and who will, in making such decision, be limited on a plan by plan basis to either the position of Sellers or Buyers.  The cost of the actuary will be borne 50/50 by Sellers and Buyers.  In connection with the procedures referred to herein, Sellers and Buyers will provide each other and the actuaries referred to herein access to the relevant business records and other relevant documents, and will permit the other Party to consult with its employees and the employees of its Affiliates.  The indemnifications provided for in this Section 7.2(f) are separate and apart from any other indemnification provision of this Agreement.  Any payment made by Sellers or by Buyers pursuant to this Section 7.2(f) will be treated as an adjustment of the Purchase Price.  Notwithstanding anything to the contrary in this Section 7.2(f), if the existence or the amount of the Liabilities referred to in this Section 7.2(f) depends on the outcome of any of the Proceedings described on Schedule 7.2(e), the Non-Business Pension Liabilities will be redetermined immediately following the conclusion of such Proceedings and any appropriate corresponding adjustment will be made to the Buyers Non-Business Pension Indemnification Amount or the Sellers Non-Business Pension Indemnification Amount, whichever is applicable.

(g)           Effective as of the Closing, each Transferred Employee who participates in the Solvay Healthcare Limited Share Incentive Plan (the “SIP”) will cease participation in the SIP and will have his or her payroll deductions refunded by the Sellers as soon as administratively practicable in accordance with the terms of the SIP.

Section 7.3            Transferred U.S. Plans

(a)           As of the Closing, (i) the Sellers or their Affiliates will take any and all actions necessary to transfer the sponsorship of the Transferred U.S. Plans (which are not sponsored by a Sold Company) to the relevant Sold Company, Buyers or their Affiliates; (ii) the Sellers or their Affiliates will take all actions necessary to transfer any and all Assets of any funded Transferred U.S. Plan to the Sold Company, Buyers or their Affiliates (or plans sponsored by any such entity) in accordance with the principles and procedures similar to the principles and procedures described in Section 7.4 (including Section 7.4(d))(subject to the provision below in this Section in relation to the Solvay America Companies’ Pension Plan, such transferred Assets being collectively referred to as “Pension Transfer Amounts”); (iii) Buyer will, or will cause its Affiliates to, take any and all action necessary to assume the sponsorship of the Transferred U.S. Plans (not currently sponsored by a Sold Company) and cause the appropriate trusts to take title to plan Assets; and (iv) Buyers and their Affiliates will assume or the Sold Company will retain (as applicable), all Liability with respect to the Transferred U.S. Plans, including benefit Liabilities of Solvay America, Inc. or its Affiliates or the Solvay America Companies’ Pension Plan related to the accrued benefits of U.S. Transferred Employees or U.S. Former Employees (and their respective beneficiaries) resulting from the outcome of the Jensen Cash Balance Litigation, and any such benefit Liabilities assumed by Buyers or their Affiliates or retained by a Sold Company will also constitute “Pension Liabilities” for purposes of this Agreement, but expressly excluding any fines, penalties, punitive or special damages, attorney’s fees or other litigation costs, or substantially similar Liabilities.  All transfers of Assets and Liabilities will be conducted in accordance with the provisions of Code Section 414(l).  Notwithstanding anything to the contrary in this Section 7.3(a), within thirty (30) days of the Closing, Sellers will cause to be transferred to a trust designated by Buyers, which trust is intended to be exempt from U.S. federal income tax under Code Section 501(a) (the “Buyers Trust”), at least ninety (90) percent (as estimated by Sellers’ actuary) of the Fair Market Value of the Assets of the Solvay America Companies’ Pension Plan allocable to the Pension Liabilities attributable to the U.S. Transferred Employees and U.S. Former Employees (and their respective beneficiaries) (such transfer of Assets from the Solvay America Companies’ Pension Plan will be the “First Pension Transfer Amount” and will be treated as a Pension Transfer Amount for the purposes of this Section 7.3). As soon as reasonably practicable after the final determination of the amount to be transferred by Sellers’ actuary (the “Final Determination Date”), Sellers will cause to be transferred to the Buyers Trust a Final Transfer Amount (as defined below) (which will be treated as a Pension Transfer Amount for purposes of this Section 7.3) calculated as follows:

(i)            the total Fair Market Value of the Assets of the Solvay America Companies’ Pension Plan allocable to the Pension Liabilities attributable to the U.S. Transferred Employees and U.S. Former Employees will be reduced by the First Pension Transfer Amount (the resulting amount, the “Net Transfer Amount”);

(ii)           the Net Transfer Amount will be adjusted for the proportionate earnings and losses under the Solvay America Companies’ Pension Plan from the date of transfer of the First Pension Transfer Amount through the date immediately preceding this final transfer (the resulting amount, the “Adjusted Net Transfer Amount”);

(iii)          the Adjusted Net Transfer Amount will be reduced by the amount of benefits paid from the Solvay America Companies’ Pension Plan to U.S. Transferred Employees and U.S. Former Employees from the Closing through the date of the transfer of the First Pension Transfer Amount (the “Trailing Benefit Payments”) (the resulting amount, the “Final Transfer Amount”).

Notwithstanding the foregoing, in the event that the First Pension Transfer Amount plus the Trailing Benefit Payments exceeds the Fair Market Value of the Assets of the Solvay America Companies’ Pension Plan allocable to the Pension Liabilities attributable to the U.S. Transferred Employees and U.S. Former Employees (and their respective beneficiaries), the Buyers Trust will transfer the difference (such difference will be adjusted for the proportionate earnings and losses under the Buyers Trust from the date of transfer of the First Pension Transfer Amount through the date immediately preceding this transfer) back to the Solvay America Companies’ Pension Plan as soon as reasonably practicable after the Final Determination Date.

(b)           Effective as of the Closing, Buyers or their Affiliates will establish or designate defined contribution plans that are intended to be qualified under Section

401(a) of the Code (collectively, the “U.S. Buyer DC Plans”) for the benefit of the U.S. Transferred Employees.  Each U.S. Transferred Employee as of the Closing will be immediately eligible to participate in a U.S. Buyer DC Plan and will receive credit for service with Sellers and their Affiliates for all purposes thereunder.

(c)           Each U.S. Buyer DC Plan will provide for the receipt in cash from U.S. Transferred Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) and will also accept the rollover of participant loans from Seller U.S. Benefit Plans that are tax-qualified defined contribution plans.  Buyers and Sellers will work together in order to facilitate any such distribution or rollover and to effect an eligible rollover distribution for those U.S. Transferred Employees who elect to rollover their account balances or loans directly into a U.S. Buyer DC Plan.

(d)           For a period of twenty-four (24) months following the Closing, and subject to compliance with applicable Law, including compliance with any requirements under the Code in order to secure favorable tax treatment, Buyers or their Affiliates will provide to eligible U.S. Transferred Employees and eligible U.S. Former Employees who are eligible at Closing (and their respective eligible dependents) retiree health and life coverage, medical coverage for disabled employees, and coverage under a defined benefit retirement plan with a cash balance feature or, with respect to eligible U.S. Transferred Employees who participate in the final salary related portion of the Solvay America Companies’ Pension Plan, a final salary benefit formula.

Section 7.4            Non-U.S. Defined Benefit Pension Plans.

(a)           Effective as of the Closing, Buyers or their Affiliates will establish or designate defined benefit pension plans (collectively, the “Non-U.S. Buyer Pension Plans”) for the benefit of the Non-U.S. Transferred Employees and Non-U.S. Former Employees who participated in one or more of the defined benefit pension plans (other than a stand-alone plan that is sponsored by a Sold Company and covers primarily Business Employees and Former Employees, hereinafter, a “Sold Company Pension Plan”) maintained by Sellers or their Affiliates immediately prior to the Closing (collectively, the “Seller Pension Plans”).  Such Non-U.S. Transferred Employees are referred to hereinafter as the “Pension Plan Employees” and such Non-U.S. Former Employees are referred to hereinafter as the “Pension Plan Former Employees”. Each Non-U.S. Buyer Pension Plan will provide benefit plan formulas and provisions that are equivalent in value to the benefit plan formulas and provisions in the corresponding Seller Pension Plan as of the Closing and Buyers or their Affiliates will either continue such Non-U.S. Buyer Pension Plan on the same basis, or offer comparable benefits (with no reduction, in either case, in employer-paid value, based on comparability standards used by nationally recognized benefits consulting firms) to the Pension Plan Employees, for a period of at least twelve (12) months immediately following the Closing.  The Pension Plan Employees will be given credit under the respective Non-U.S. Buyer Pension Plan for all service with and compensation from Sellers or their Affiliates as if it were continuous service with and compensation from Buyers or their Affiliates for purposes of determining eligibility, vesting and the amount of any benefits or benefit accruals under each respective Non-U.S. Buyer Pension Plan and the Pension Plan

Former Employees will be given credit under the respective Non-U.S. Buyer Pension Plan that is equivalent to their vested accrued benefits under the respective Seller Pension Plan (the credits being provided to the Pension Plan Employees and the Pension Plan Former Employees under each Non-U.S. Buyer Pension Plan being “Transfer Credits”) and, subject to and contingent upon the transfer of Assets from the UK Pension Plan to the relevant Non-U.S. Buyer Pension Plan established or designated by Buyers in the United Kingdom (the “Buyer’s UK Pension Plan”), for a period of at least twelve (12) months immediately following the Closing, Buyers will procure (i) that the Buyer’s UK Pension Plan provides that the accrued benefits representing continuous service attributable to Non-U.S. Transferred Employees who continue in employment with Buyers or their Affiliates that are transferred from the UK Pension Plan to the Buyer’s UK Pension Plan will have a continuing link to final salary in respect of the service of the Pension Plan Employees with the Buyers and their Affiliates and (ii) if required by the trustees of the UK Pension Plan in order to agree to a transfer of assets and liabilities from the UK Pension Plan to the Buyer’s UK Pension Plan, that the benefits of the Pension Plan Employees and the Pension Plan Former Employees and the Assets that are transferred from the UK Pension Plan are provided and held under a section of the Buyer’s UK Pension Plan that is segregated or sectionalized as to assets and liabilities for the purposes of the UK funding and employer debt legislation.  Each Non-U.S. Buyer Pension Plan will provide, upon the transfer of Assets referred to below (or, if there is no transfer of Assets with respect to a particular plan because the plan is not required to be funded under applicable Law, as of the Closing), that the accrued benefits for the Pension Plan Employees and Pension Plan Former Employees under such Non-U.S. Buyer Pension Plan will in no event be less than their accrued benefits under the corresponding Seller Pension Plan as of the Closing.  Sellers agree to (x) as soon as reasonably practicable, request the trustees of the UK Pension Plan agree to Buyer Parent being represented, between the signing of this Agreement and the date of the transfer of Assets from the UK Pension Plan, on the investment committee of the UK Pension Plan in respect of the investments of the Duphar Section of the UK Pension Plan, or (y) if it cannot be agreed with the trustees that Buyer Parent be so represented on such investment committee, consult with Buyer Parent, between the signing of this Agreement and the date of the transfer of Assets from the UK Pension Plan, in respect of all matters relating to the investments of the Duphar Section of the UK Pension Plan on which Sellers are consulted by the trustees.

(b)           With respect to any Seller Pension Plan maintained outside of the United States, Sellers will use commercially reasonable efforts to cause to be transferred from the trusts under such Seller Pension Plan to the trusts under the corresponding Non-U.S. Buyer Pension Plan Assets allocable to the relevant Pension Liabilities under such Seller Pension Plan the Fair Market Value of which will be equal to such amount required under locally applicable transfer law and regulations (collectively referred to as the “Pension Transfer Amounts”).  The transfer of the Pension Transfer Amounts, and the assumption by Buyers or their Affiliates of Liabilities with respect to or relating to the Non-U.S. Transferred Employees under the applicable Seller Pension Plans, will be subject to such minimum consents, approvals and other legal requirements as may apply under applicable Law, including if required the consent of the Non-U.S. Transferred Employee or any other third party to the extent required by applicable Law.  Buyers and their

Affiliates will use their commercially reasonable efforts to cause the corresponding Non-U.S. Buyer Pension Plans to accept the Pension Transfer Amounts as soon as possible.

(c)           As of the date of Closing, Sellers or their Affiliates will cause the Non-U.S. Transferred Employees to cease further accrual of benefits under the Seller Pension Plans (other than the Sold Company Pension Plans).

(d)           The Pension Transfer Amount, if any, from each Seller Pension Plan will be equitably adjusted to take into account benefit payments made from, and for the proportionate earnings and losses of, the Seller Pension Plans to the Pension Plan Employees and Pension Plan Former Employees after the Closing but prior to the date of transfer.

(e)           Subject to such consents, approvals and other legal requirements as may apply under applicable Law, Sellers and their Affiliates will use commercially reasonable efforts to cause the transfer of the Pension Transfer Amounts to take place within one hundred eighty (180) days after the date of Closing.

(f)            At the times of the transfers of the Pension Transfer Amounts, Buyers and their Affiliates and the Non-U.S. Buyer Pension Plans will assume all Liabilities for all accrued benefits, including all disability, part-time and other ancillary benefits, under the corresponding Seller Pension Plans in respect of the Non-U.S. Transferred Employees and Non-U.S. Former Employees whose benefits are transferred, and Sellers and their Affiliates and the corresponding Seller Pension Plans will be relieved of all Liabilities to provide benefits under the Seller Pension Plans to the Non-U.S. Transferred Employees and Non-U.S. Former Employees whose benefits are transferred.  From and after the date of such applicable transfer of the Pension Transfer Amounts, Buyers and their Affiliates agree to indemnify and hold harmless Sellers and their Affiliates from and against any and all costs, damages, losses, expenses, or other Liabilities arising out of or related to the provision of such benefits to Non-U.S. Transferred Employees and Non-U.S. Former Employees whose benefits under the Seller Pension Plans are transferred to the Non-U.S. Buyer Pension Plans.

(g)           Notwithstanding anything to the contrary in this Section 7.4, in the event there is no transfer of Assets to the Non-U.S. Buyer Pension Plans, nothing contained in this Section 7.4 will result in a duplication of benefits for any Pension Plan Employees or Pension Plan Former Employees.

(h)           In respect of the UK Pension Plan, Sellers will use commercially reasonable efforts to (i) procure that the provision of Transfer Credits under the relevant Non-U.S. Buyer Pension Plan referred to in Section 7.4(a), the transfer of Assets referred to in Section 7.4(b) and the assumption of Liabilities by the Non-U.S. Buyer Pension Plans referred to in Section 7.4(b) will enable a relevant transfer deduction to apply to the liability share of Pharma Healthcare Limited (“relevant transfer deduction” and “liability share” each having the meaning given in the UK Occupational Pension Schemes (Employer Debt) Regulations 2005) so as to reduce to zero any debt payable by Pharma Healthcare Limited to the UK Pension Plan under section 75 of the Pensions Act 1995

(the “Section 75 Debt”), or (ii) if (i) above is not possible or is not sufficient to reduce the Section 75 Debt to zero, to procure that the trustees of the UK Pension Plan will enter into an arrangement (including a scheme apportionment arrangement or approved withdrawal arrangement under the UK Occupational Pension Schemes (Employer Debt) Regulations 2005) so as to ensure that any Liability of Pharma Healthcare Limited to the UK Pension Plan under section 75 of the Pensions Act 1995 is assumed by another Seller entity.  Buyers agree to take all reasonable steps to assist Sellers to achieve (i) and/or (ii), including procuring that Pharma Healthcare Limited will execute such documents or give such notice to the trustees of the UK Pension Plan as may be necessary to achieve (i) and/or (ii), and that Sellers will have conduct of all discussions with such trustees on behalf of Pharma Healthcare Limited in respect of the above steps and arrangements and the calculation and payment of any Section 75 Debt.

Section 7.5            Non-U.S. Defined Contribution Plans.

(a)           Effective as of the Closing, Buyers or their Affiliates will establish or designate defined contribution plans (collectively, the “Non-U.S. Buyer DC Plans”) for the benefit of the Non-U.S. Transferred Employees who participated in one or more of the defined contribution plans (other than a stand-alone plan that is sponsored by a Sold Company and covers primarily Business Employees) maintained by Sellers or their Affiliates immediately prior to the Closing outside the United States (collectively, the “Non-U.S. Seller DC Plans”).  Such Non-U.S. Transferred Employees are referred to hereinafter as the “DC Employees”.  Each Non-U.S. Buyer DC Plan will target the same benefit value as, provide a benefit design that is equivalent to, provide employer contribution formulas and provisions that are equivalent in value to the employer contribution formulas and provisions in, and where applicable offer a range of investment options that is similar to that provided under, each corresponding Non-U.S. Seller DC Plan as of the Closing.  Buyers will procure that such Non-U.S. Buyer DC Plan will maintain such arrangements and such benefits provisions for DC Employees for a period of at least twelve months immediately following the Closing.  The DC Employees will be given credit under the respective Non-U.S. Buyer DC Plan for all service with and compensation from Sellers or their Affiliates as if it were service with and compensation from Buyers and their Affiliates for purposes of determining eligibility, vesting and the amount of any benefits or benefit accruals under each respective Non-U.S. Buyer DC Plan.

(b)           With respect to a Non-U.S. Seller DC Plan, Sellers will cause the transfer under each such Non-U.S. Seller DC Plan to the corresponding Non-U.S. Buyer DC Plan of Assets equal to the actual account balances of the DC Employees under each such Non-U.S. Seller DC Plan as of the Closing or such greater amount as is required by the applicable regulatory authority having jurisdiction over the Non-U.S. Seller DC Plan in order to obtain approval of such transfer (the “DC Transfer Amount”).  The transfer of the DC Transfer Amounts will be subject to such consents, approvals and other legal requirements as may apply under applicable Law.  Buyers and their Affiliates will use commercially reasonable efforts to cause the DC Transfer Amounts to be accepted by such Non-U.S. Buyer DC Plans.

(c)           The DC Transfer Amounts to be transferred, if any, from the respective Non-U.S. Seller DC Plans will be equitably adjusted to take into account benefit payments made from the respective Non-U.S. Seller DC Plans to the DC Employees after the Closing but prior to the date of transfer and for any investment returns of the Non-U.S. Seller DC Plans allocated to the DC Employees accounts during such period.  The transfer of the DC Transfer Amount, if any, will take place within 180 days after the date of Closing.

(d)           At the times of the transfers of the DC Transfer Amounts, Buyers and their Affiliates and the Non-U.S. Buyer DC Plans will assume all Liabilities with respect to or relating to Non-U.S. Transferred Employees under the applicable Non-U.S. Seller DC Plan and Sellers and their Affiliates and the Non-U.S. Seller DC Plans will be relieved of all such Liabilities under such Non-U.S. Seller DC Plan with respect to the Non-U.S. Transferred Employees.  From and after the date of the transfer of the DC Transfer Amount, Buyers and their Affiliates agree to indemnify and hold harmless Sellers and their Affiliates from and against any and all costs, damages, losses, expenses, or other Liabilities arising out of or related to the Non-U.S. Transferred Employees under the applicable Non-U.S. Seller DC Plans.

(e)           Notwithstanding anything to the contrary in this Section 7.5, in the event there is no transfer of Assets to the Non-U.S. Buyer DC Plans, nothing contained in this Section 7.5 will result in a duplication of benefits for any DC Employee.

Section 7.6            Deferred Closing Jurisdictions.  For purposes of this Article 7, in respect of any jurisdiction where there is a Deferred Local Closing, (a) subject to clause (d) below, Buyers and Sellers and their Affiliates will mutually agree in good faith on appropriate arrangements to continue the Sellers’ compensation and employee benefits (including statutory arrangements) for the Business Employees as of the Closing (unless otherwise agreed by Buyers or required by applicable Law), at the expense of Buyers, until the date of the Deferred Local Closing or such other date as may be agreed upon by Buyers and Sellers and their Affiliates, (b) except to the extent otherwise required by applicable Law, Business Employees in any jurisdiction where there is a Deferred Local Closing will not become Transferred Employees until the Deferred Local Closing, (c) any Pension Transfer Amount and any DC Transfer Amount, or any assets transferred under Section 7.2(d), will be determined as of the date that title to the assets is transferred, in the same manner as provided in Sections 7.2(d), 7.4 and 7.5, respectively, and, subject to such consents, approvals and other legal requirements as may apply under applicable Law, Sellers and their Affiliates will use commercially reasonable efforts to cause the transfer of any Pension Transfer Amount, any DC Transfer Amount and any assets transferred under Section 7.2(d) to take place within 180 days of the applicable Deferred Local Closing, in each case after taking into account adjustments for earnings, gains/losses and benefit payments after the applicable Deferred Local Closing but prior to the date of transfer, in the same manner as provided in Sections 7.2(d), 7.4 and 7.5, respectively, and (d) any required adjustments to implement this Article 7 with respect to such jurisdiction, including in respect of the timing and manner of payments between Sellers, Buyers or any of their respective Affiliates, will be set forth in the business transfer agreement applicable to the jurisdiction in which there is a Deferred Local Closing.

Section 7.7            Sold Companies/Other Liabilities.

(a)           Except as expressly provided to the contrary in this Agreement, the Sold Companies will retain all assets, property, rights, title, interests and privileges of the Sold Companies in respect of employees, consultants and employee benefits, including those under each Contract, collective bargaining agreement and Seller Non-U.S. Benefit Plan or Transferred U.S. Plan sponsored or maintained exclusively by the Sold Companies (including any trust, insurance Contract or other funding arrangement thereunder) and all Liabilities related to and in connection with Business Employees, Former Employees, consultants and employee benefits of the Sold Companies.

(b)           Except as expressly provided to the contrary in this Agreement, Buyers and their Affiliates (i) will not assume any Liability under or in respect of any Seller Non-U.S. Benefit Plan or any Seller U.S. Benefit Plan that is not a Transferred U.S. Plan, and (ii) will not assume any Liabilities whatsoever in respect of Business Employees, Former Employees and consultants (other than current employees and Former Employees and consultants of the Sold Companies).

Section 7.8            Update to Employee Schedule.  Prior to the Closing and on a date to be agreed as between Sellers and Buyers, Sellers will provide to Buyers a revised Schedule 3.17(a).  Upon Buyers’ approval of any Business Employees added to Schedule 3.17(a), which approval will not be unreasonably withheld or delayed, such list will be the definitive list of Business Employees for all purposes of this Agreement.

Section 7.9            Third Party Beneficiaries.

(a)           Notwithstanding the foregoing, nothing contained herein, whether express or implied, will be treated as an amendment or other modification of any Seller Non-U.S. Benefit Plan, Seller U.S. Benefit Plan or any employee benefit plan, program or arrangement maintained by Buyers or any of their Affiliates (each, a “Buyers Benefit Plan”) or will limit the right of Sellers, Buyers and the Sold Companies or any of their respective Affiliates to amend, terminate or otherwise modify any Seller Non-U.S. Benefit Plan, Seller U.S. Benefit Plan, Buyers Benefit Plan or other employee benefit plan, program or arrangement following the Closing Date, provided the provisions of this Article 7 are satisfied.

(b)           The Parties acknowledge and agree that all provisions contained in this Article 7 with respect to Business Employees and Former Employees are included for the sole benefit of the Parties to this Agreement, and that nothing in this Agreement, whether express or implied, will create any third party beneficiary or other rights (i) in any other Person, including any Business Employees, Former Employees, consultants, any participant in any Seller Non-U.S. Benefit Plan or Seller U.S. Benefit Plan or any dependent or beneficiary thereof, or (ii) to employment or continued employment with Buyers, the Sold Companies or any of their respective Affiliates.

ARTICLE 8

CONDITIONS TO SELLERS’ OBLIGATIONS

The obligation of Sellers to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by Sellers.

Section 8.1            Representations and Warranties.  Each of the representations and warranties made by Buyer Parent in this Agreement will be true and correct (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made as of a specified date will be true and correct (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) as of such specified date), in each case except for changes permitted or contemplated by this Agreement, except where any failure of such representations and warranties to be so true and correct would not prevent the consummation of the transactions contemplated by this Agreement.  Seller Parent will have received at the Closing a certificate to the foregoing effect, dated as of the Closing Date and executed by an authorized representative of Buyer Parent.

Section 8.2            Performance.  Buyers will have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by Buyers at or prior to Closing.

Section 8.3            Governmental Approvals.  Any waiting periods (and any extensions thereof) as triggered by the Competition Law Filings set forth in Schedule 5.3(b)(i) will have expired or will have been terminated and the Governmental Approvals of the transactions contemplated by this Agreement pursuant to such Competition Law Filings set forth in Schedule 5.3(b)(i) will have been obtained or any applicable waiting period (and any extension thereof) will have expired or will have been terminated.

Section 8.4            Injunctions.  There will not be in effect any Law directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate such transactions and no Proceeding will have been commenced by any Governmental Authority in such jurisdictions which is reasonably likely to result in any such Law; provided, however, that the foregoing condition will be deemed to be satisfied notwithstanding the existence of a Non-Final Injunction in the People’s Republic of China or the Kingdom of Thailand under which the terms of Section 2.7(b) would take effect.

Section 8.5            Closing Deliveries.  Buyer Parent will have delivered, or caused to be delivered, all of the closing deliveries required by Section 2.8(b).

ARTICLE 9

CONDITIONS TO BUYERS’ OBLIGATIONS

The obligation of Buyers to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Buyers.

Section 9.1            Representations and Warranties.  The representations and warranties made by Seller Parent in Section 3.1 (Organization), Section 3.2 (Authorization; Enforceability), Section 3.3 (No Conflicts or Approval), Section 3.4 (Capital Stock of the Sold Companies), Section 3.5 (Transferred Subsidiaries) and Section 3.6 (Financial Statements) of this Agreement will be true and correct (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made as of a specified date will be true and correct (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) as of such specified date), in each case except for changes permitted or contemplated by this Agreement.  Buyer Parent will have received at the Closing a certificate to the foregoing effect, dated as of the Closing Date and executed by an authorized representative of Seller Parent.

Section 9.2            Performance.  Sellers will have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them at or prior to the Closing.

Section 9.3            Governmental Approvals.  Any waiting periods (and any extensions thereof) as triggered by the Competition Law Filings set forth in Schedule 5.3(b)(i) will have expired or will have been terminated and the Governmental Approvals of the transactions contemplated by this Agreement pursuant to such Competition Law Filings set forth in Schedule 5.3(b)(i) will have been obtained or any applicable waiting period (and any extension thereof) will have expired or will have been terminated.

Section 9.4            Injunctions.  There will not be in effect any Law directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate such transactions and no Proceeding will have been commenced by any Governmental Authority in such jurisdictions which is reasonably likely to result in any such Law; provided, however, that the foregoing condition will be deemed to be satisfied notwithstanding the existence of a Non-Final Injunction in the People’s Republic of China or the Kingdom of Thailand under which the terms of Section 2.7(b) would take effect.

Section 9.5            Closing Material Adverse Effect.  There will not have occurred since the date of this Agreement any condition, change or event which has had or would reasonably be expected to have, individually or in the aggregate, a Closing Material Adverse Effect.

Section 9.6            Closing Deliveries.  Seller Parent will have delivered, or have caused to be delivered, all of the closing deliveries required by Section 2.8(a).

ARTICLE 10

TERMINATION

Section 10.1         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Seller Parent and Buyer Parent;

(b)           by Seller Parent, if the Closing has not occurred on or before February 28, 2010, which date (i) will be automatically extended (A) until May 31, 2010 if all other conditions to the Closing have been satisfied by February 28, 2010 other than the conditions specified in Sections 8.3 and 9.3 and (B) until July 31, 2010 if all other conditions to the Closing have been satisfied by May 31, 2010 other than the conditions specified in Sections 8.3 and 9.3 because of the failure to receive the required Governmental Approvals for (or the expiration of the required waiting periods in connection with) any Additional Competition Law Filings or (ii) as may be extended by the mutual written consent of Seller Parent and Buyer Parent (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) will not be available to Seller Parent if the failure of such consummation is the result of a material breach of this Agreement by Sellers;

(c)           by Buyer Parent, if the Closing has not occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) will not be available to Buyer Parent if the failure of such consummation is the result of a material breach of this Agreement by Buyers;

(d)           by Seller Parent, if any of the conditions set forth in Article 8 becomes incapable of fulfillment on or prior to the Termination Date, unless the failure of such condition is the result of a material breach of this Agreement by Sellers;

(e)           by Buyer Parent, if any of the conditions set forth in Article 9 becomes incapable of fulfillment on or prior to the Termination Date, unless the failure of such condition is the result of a material breach of this Agreement by Buyers; or

(f)            by either Seller Parent or Buyer Parent, if any Governmental Authority in any of the jurisdictions listed on Schedule 5.3(b)(i) will have issued a Governmental Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Governmental Order or other action will have become final and nonappealable.

Section 10.2         Procedure and Effect of Termination.  In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 10.1, written notice thereof will forthwith be given to the other Party.  If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein:

(a)           Buyers will redeliver to Sellers all documents, work papers and other material of Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(b)           This Agreement will become null and void and no Party to this Agreement will have any Liability under this Agreement to any other except for the provisions of Section 10.1, this Section 10.2, Section 12.2, Section 12.3, Section 12.4 and Section 12.14.  Nothing in this Section 10.2 will be deemed to release any Party from any Liability for fraud or any willful breach by such Party of the terms and provisions of this Agreement; provided, that no Party hereto will be entitled to recover any consequential, incidental, indirect, special or punitive damages, including loss of anticipated revenues or profits relating to the same, whatsoever in respect of such breach by the other Party, except (i) in the event of fraud or willful misconduct, and (ii) in the event that a third party has been awarded consequential, incidental, indirect, special or punitive damages.

ARTICLE 11

INDEMNIFICATION AND SURVIVAL

Section 11.1         Indemnification by Seller Parent.

(a)           Seller Parent Indemnity.  Subject to the terms and conditions set forth in this Article 11, and except as provided in Section 11.10 and Section 11.11, from and after the Closing, Seller Parent agrees to indemnify, defend and hold harmless Buyers, their Affiliates (including, after the Closing, the Sold Companies) and their respective officers, directors, employees, agents and representatives (the “Buyers Indemnified Parties”) from and against any and all Losses that any Buyers Indemnified Party may incur or suffer resulting from or arising out of or related to:

(i)            any breach of any of the representations or warranties by Seller Parent contained in this Agreement;

(ii)           any breach by any Seller of any covenants and agreements hereunder;

(iii)          (A) HRT Litigation; (B) the Marinol Litigation; and (C) the Aceon/Luvox Investigation (individually or collectively, the “Special Indemnification Matters”);

(iv)          subject to Section 5.29, any LaBounty Liability (the “LaBounty Indemnification”);

(v)           any Excluded Asset or Excluded Liability; and

(vi)          any Liabilities of the Sold Companies arising out of or relating to the Other Businesses.

For purposes of this Article 11, in the event of a breach of any representation or warranty of Sellers contained in this Agreement that is qualified by any materiality, Material Adverse Event or similar qualification, when calculating the amount of any Losses associated with any such breaches those materiality, Material Adverse Event or similar qualifications contained within the applicable representation or warranty will be disregarded.  All payments made pursuant to this Section 11.1 will be made to Abbott Luxembourg and will constitute an adjustment to the Purchase Price.

(b)           Limitations on Seller Parent Indemnity.

(i)            General Indemnification Matters.  Seller Parent will not be required to indemnify the Buyers Indemnified Parties with respect to any claim for indemnification arising out of or relating to matters described in Section 11.1(a)(i) (x) unless and until the aggregate amount of all such claims against the Buyers Indemnified Parties for such matters exceeds €25,000,000 (the “Deductible”), in which event the Buyers Indemnified Parties will be entitled to recover only the amount of the Losses exceeding the Deductible, (y) with respect to individual matters involving Losses of less than €5,000,000 (other than with respect to the representation made by the Seller Parent in Section 3.6 (Financial Statements) in which case the amount of the Loss must be at least €2,500,000) (the “Deminimis Amount”), which individual Losses less than the Deminimis Amount will not be counted toward satisfaction of the Deductible, or (z) to the extent the aggregate amount of such claims exceeds €500,000,000 (the “Cap”); provided, however that the Deductible, Deminimis Amount and Cap and will not apply for any claim for indemnification arising out of or relating to a breach of the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authorization; Enforceability), Section 3.3 (No Conflicts or Approval), Section 3.4 (Capital Stock of the Sold Companies), Section 3.5 (Transferred Subsidiaries), Section 3.11(a) (Assets and Conditions) and Section 3.24 (Brokers) for which claims Seller Parent will be required to indemnify the Buyers Indemnified Parties for aggregate amounts up to the amount of the Purchase Price.

(ii)           Special Indemnification Matters.  Seller Parent will be required to indemnify the Buyers Indemnified Parties with respect to any claim for indemnification arising out of or relating to the Special Indemnification Matters for aggregate amounts up to the amount of the Cap.  The Parties agree that the Deductible and the Deminimis Amount will not be applicable to any indemnification arising out of or relating to any Special Indemnification Matters.

(iii)          LaBounty Indemnification.  Seller Parent will be required to indemnify the Buyers Indemnified Parties with respect to any claim for indemnification arising out of or relating to the LaBounty Indemnification.  The Parties agree that the Cap, Deductible and Deminimis Amount will not be applicable to any indemnification arising out of or relating to any LaBounty Indemnification.

(iv)          Environmental Remediation Costs.  Seller Parent acknowledges and agrees that Seller Parent will reimburse the Buyer Indemnified Parties for any remediation costs of Hazardous Materials at the manufacturing plants located in Weesp,

Netherlands or Ankerweg, Netherlands for amounts in aggregate up to €5,000,000 (the “Environmental Remediation Costs”).

(v)           Seller Parent will not have Liability to Buyers for any consequential, incidental, indirect, special or punitive damages, including loss of anticipated revenues or profits relating to the same, and Losses indemnifiable hereunder will not include such damages, except, in each case, to the extent (A) Buyers are required to pay such amount to a third party in respect to a final judgment or order obtained by the third party or (B) in the event of fraud, willful misconduct or gross negligence of a nature for which one cannot be exonerated under Belgian law.

(vi)          The Parties agree that Seller Parent and its Affiliates will not have any right of indemnification or contribution against any Sold Company with respect to any matters contained in this Agreement, any Ancillary Agreement or otherwise, whether by virtue of any contractual or statutory right of indemnity, contribution or otherwise, and all claims to the contrary are hereby waived and released.

(vii)         The Parties hereby acknowledge that the Cap will be a single amount applicable to all claims made by Buyers Indemnified Parties for (A) Special Indemnification Matters, (B) any breach of any representations or warranties set forth in Article 3 other than the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authorization; Enforceability), Section 3.3 (No Conflicts or Approval), Section 3.4 (Capital Stock of the Sold Companies), Section 3.5 (Transferred Subsidiaries), Section 3.11(a) (Assets and Conditions) and Section 3.24 (Brokers) and (C) Environmental Remediation Costs.  The Parties further acknowledge that any indemnification payments made pursuant to (A) or (B) or reimbursement payments pursuant to (C) of the previous sentence will reduce the remaining amounts for all such matters under the Cap.

Section 11.2         Indemnification by Buyer Parent.

(a)           Buyers’ Indemnity.  Subject to the terms and conditions set forth in this Article 11 and except as provided in Section 11.10 and Section 11.11, from and after the Closing, Buyer Parent agrees to indemnify, defend and hold harmless Sellers, their respective Affiliates (other than the Sold Companies) and their respective officers, directors, employees, agents and representatives (the “Sellers Indemnified Parties”) from and against any and all Losses that any Sellers Indemnified Party may incur or suffer resulting from or arising out of or related to:

(i)            any breach of any of the representations or warranties by Buyer Parent contained in this Agreement;

(ii)           any breach by any Buyer of any covenant or agreement hereunder; or

(iii)          any Acquired Assets or Assumed Liabilities.

For purposes of this Article 11, in the event of a breach of any representation or warranty of Buyers contained in this Agreement that is qualified by any materiality, Material

Adverse Event or similar qualification, when calculating the amount of any Losses associated with any such breaches those materiality, Material Adverse Event or similar qualifications contained within the applicable representation or warranty will be disregarded.

(b)           Limitations on Buyer Parent’s Indemnity.

(i)            Buyer Parent will not be required to indemnify the Sellers Indemnified Parties with respect to any claim for indemnification arising out of or relating to matters described in Section 11.2(a)(i) (x) unless and until the aggregate amount of all such claims against the Sellers Indemnified Parties for such matters exceeds the Deductible, in which event the Sellers Indemnified Parties will be entitled to recover for the full amount of the Losses, (y) with respect to individual matters involving Losses of less than the Deminimis Amount, which individual Losses less than the Deminimis Amount will not be counted toward satisfaction of the Deductible, or (z) to the extent the aggregate amount of such claims exceeds the Cap; provided, however that the Deductible, Deminimis Amount and Cap and will not apply for any claim for indemnification arising out of or relating to a breach of the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization; Enforceability), Section 4.3 (No Conflicts or Approval) and Section 4.5 (No Brokers) for which claims Buyer Parent will be required to indemnify the Sellers Indemnified Parties for aggregate amounts up to the amount of the Purchase Price.

(ii)           Buyer Parent will not have Liability to Sellers for any consequential, incidental, special or punitive damages, and Losses indemnifiable hereunder will not include such damages except to the extent (A) Sellers are required to pay such amount to a third party in respect to a final judgment or order obtained by the third party or (B) in the event of fraud, gross negligence or willful misconduct.

Section 11.3         Notice and Defense of Claims; Settlements; Expenses.

(a)           The indemnified Party will promptly notify the indemnifying Party in writing of all matters which may give rise to the right to indemnification hereunder; provided, however, that failure to timely give the notice provided in this Section 11.3 will not be a defense to the Liability of the indemnifying Party for such claim, but the indemnifying Party may recover any actual damages arising from the indemnified Party’s failure to give such timely notice.

(b)           In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person other than the indemnified Party (a “Third Party Claim”) the indemnifying Party at its sole cost and expense may, after acknowledging in writing its obligation to indemnify the indemnified Party hereunder and upon written notice to the indemnified Party received by the indemnified Party within fourteen (14) days after the indemnifying Party’s receipt of notice of such claim, assume the defense of any such Third Party Claim in accordance with the terms hereof.  If the indemnifying Party assumes the defense of any such Third Party Claim, the indemnifying Party will select its own counsel to conduct the defense of such Third Party Claim (which must be reasonably acceptable to the indemnified Party)

and, at the indemnifying Party’s sole cost and expense (which costs and expenses will not be applied against any indemnity limitation herein), will take all steps necessary in the defense or settlement thereof.  The indemnified Party will be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense, and will be entitled to any and all information and documentation relating thereto; provided, however, the expense of the indemnified Party’s counsel will be borne by the indemnifying Party if the interests of the indemnified Party and the indemnifying Party with respect to the applicable Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable Law, ethical rules or equitable principles.  If the indemnifying Party does not assume (or continue to diligently and competently prosecute) the defense of any such Third Party Claim in accordance with the terms hereof, the indemnified Party may, at the indemnifying Party’s expense, defend against such Third Party Claim in such manner as it may deem appropriate.  The indemnified Party will cooperate reasonably with the indemnifying Party in its efforts to conduct or resolve such matters, including by making available to the indemnifying Party relevant documents and witnesses.  The indemnified Party (regardless of whether the indemnifying Party acknowledges an obligation to indemnify the indemnified Party with respect to the matter in question) and the indemnifying Party will keep each other informed of all settlement negotiations with third parties and of the progress of any litigation with third parties.  The indemnified Party and the indemnifying Party will permit each other reasonable access to books and records and will otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third Person.

(c)           The indemnified Party will not admit any Liability with respect to, or settle, compromise or discharge any Third Party Claim without the indemnifying Party’s prior written consent (which will not be unreasonably withheld or delayed).

(d)           With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the indemnified Party’s or its Affiliates’ becoming subject to injunctive or other relief or otherwise adversely affecting the business of the indemnified Party or its Affiliates in any manner, and as to which the indemnifying Party has acknowledged in writing its obligation to indemnify the indemnified Party thereunder, the indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, deems appropriate).

(e)           Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the indemnified Party in connection with any Third Party Claim will be reimbursed on a calendar quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the indemnified Party.

Section 11.4         Knowledge of Breach.  It is expressly agreed by the Parties that the indemnification provided by Section 11.1 or Section 11.10 will apply in the case of any breach of any representation or warranty of any Seller contained in this Agreement without regard to any Knowledge of Buyers of the facts giving rise to such prior to the Closing, other than as set forth in Section 3.26 with respect to information disclosed in the Data Room.

Section 11.5         Other Limitations.

(a)           Notwithstanding anything to the contrary in this Agreement, Losses will not include any damages to the extent attributable to a failure to mitigate damages after the indemnified Party becomes aware of the event or omission which caused such damages.

(b)           No Liability will arise in respect of any breach of any representation, warranty, covenant or agreement herein to the extent that Liability for such breach occurs (or is increased) directly or indirectly as a result of any retrospective application of a change in applicable Law, or in accounting policies, procedures or practices, announced or, if not announced in advance of taking effect, taking effect, after the Closing Date.

(c)           Any Liability for any indemnification for any Losses pursuant to this Article 11 will be determined without duplication of recovery by reason of the stated facts giving rise to such Loss which constitute a breach of more than one representation, warranty, covenant or agreement contained in this Agreement.

(d)           All amounts paid by Seller Parent or Buyer Parent under this Article 11 will be treated as adjustments to the Purchase Price except for Tax purposes only to the extent such treatment is permitted by the applicable Tax Law.  In the event that treatment as an adjustment to the Purchase Price is disputed by any Tax Authority, the Party receiving notice of such dispute will promptly notify and consult with the other Party concerning resolution of such dispute.  If any Tax Authority imposes any tax on any amount paid to any Buyers Indemnified Party under this Section 11.1, then the amount so payable will be grossed up by such amount as will ensure that after payment of such tax there will be left a sum equal to the amount which would otherwise be payable under this Section 11.1.

Section 11.6         Survival.

(a)           Any indemnification obligations of the parties with respect to the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authorization; Enforceability), Section 3.3 (No Conflicts or Approval), Section 3.4 (Capital Stock of the Sold Companies), Section 3.5 (Transferred Subsidiaries), Section 3.11(a) (Assets and Conditions) and Section 3.24 (Brokers) will survive until the expiration of the applicable statute of limitations applicable to the relevant matter.

(b)           Any indemnification obligations of the parties with respect to Tax representations and warranties set forth in Section 3.15 of this Agreement and indemnification for Taxes provided under Section 11.10 of this Agreement will survive the Closing Date and continue until the earlier of (x) thirty (30) days following the expiration of the statute of limitations on assessment of the relevant Tax or (y) at 5:00

P.M. (Eastern time) on the date that is the seven (7) year anniversary of the Closing Date (except that if a claim for indemnification has been made prior to such time with respect to the breach of such Tax representation or warranty or Tax matters, such claim will remain outstanding until the earlier of the final resolution thereof).

(c)           Other than with respect to those representations and warranties whose survival period is set forth in Section 11.6(a) or 11.6(b), all indemnification obligations with respect to the representations and warranties of the parties set forth in this Agreement will be extinguished at 5:00 P.M. (Eastern time) on the date that is the 24-month anniversary of the Closing Date (except that if a claim for indemnification has been made prior to such time with respect to the breach of any representation or warranty, such claim will remain outstanding until the earlier of the final resolution thereof).

(d)           All indemnification obligations with respect to the Special Indemnification Matters and Environmental Remediation Costs will be extinguished at 5:00 P.M. (Eastern time) on the date that is the five (5) year anniversary of the Closing Date (except that if a claim for indemnification or remediation payments has been made prior to such time with respect to a Special Indemnification Matter, such claim will remain outstanding until the earlier of the final resolution thereof).

(e)           Any indemnification obligations of the Parties with respect to breaches of any covenants of this Agreement will survive the Closing Date in accordance with their terms (and if such terms do not express any survival period, will survive until the expiration of the applicable statute of limitations with respect to the relevant matter).

(f)            Any indemnification obligations of Seller Parent with respect to the LaBounty Indemnification will survive the Closing Date until the earlier of: (i) the expiration of the applicable statute of limitations with respect to the LaBounty Indemnification or (ii) the termination of the LaBounty Indemnification in accordance with the terms of Section 5.29.

Section 11.7         Exclusive Remedy.  Following the Closing, absent willful concealment or fraud, except with respect to matters covered by Section 2.9, (a) claims pursuant to Section 2.6(e), Section 7.2(e), Section 7.2(f) and this Article 11 and (b) claims for specific performance of the covenants and obligations of the other Party under this Agreement will, collectively, be the sole and exclusive remedies for claims and damages available to Sellers and Buyers and arising out of or relating to this Agreement or any certificate or document delivered in connection herewith and all other rights and remedies (whether at Law or equity) are hereby expressly waived.

Section 11.8         Net Losses and Subrogation.

(a)           Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by the indemnified Party will be calculated after giving effect to (i) any net insurance proceeds received by the indemnified Party and any of its Affiliates with respect to such Losses, and (ii) any net amounts recovered by the indemnified Party and any of its Affiliates from any other third Person.  Each indemnified Party will exercise commercially reasonable efforts to obtain such proceeds or recoveries either prior or subsequent to seeking indemnification under this Agreement.  If any such proceeds or recoveries are received by an indemnified Party or any of its Affiliates with respect to any Losses after the indemnified Party has received the benefit of any indemnification hereunder with respect thereto, the indemnified Party will pay to the indemnifying Party the amount of such proceeds or recoveries, up to the amount of the Indemnifying Party’s payment.

(b)           Upon making any payment to an indemnified Party in respect of any Losses under this Article 11, the indemnifying Party will, to the extent of such payment, be subrogated to all rights of the indemnified Party and its Affiliates against any third Party in respect of the Losses to which such payment relates.  Such indemnified Party and its Affiliates and indemnifying Party will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

Section 11.9         Net of Taxes.  The Seller will not be liable to indemnify any Losses up to the amount (if any) by which any Tax for which the Buyers or any of their Affiliates (including, for the avoidance of doubt, the Sold Companies) would otherwise have been accountable or liable to be assessed is reduced by such Loss in the year in which the Loss occurred or any taxable year following such year provided that no such Tax effect will be applied if the Buyer or its relevant Affiliate that suffered the Loss has or, in the reasonable opinion of the Buyer Parent, will not have any profits in the foreseeable future that can or could compensate the Loss.

Section 11.10       Tax Indemnity.

(a)           Subject to the limitations set forth in Section 11.4, Section 11.5, Section 11.8 and 11.9, Seller Parent agrees to indemnify, defend and hold harmless the Buyers Indemnified Parties against all Losses for Taxes of the Business, Sellers or their Affiliates or the Sold Companies (i) for any taxable period ending on or before the Closing Date, (ii) attributable to the portion of the Straddle Period that begins on or before the Closing Date and ends on the Closing Date (the “Pre-Closing Straddle Period”), or (iii) described in Section 5.4, Section 6.3(a), Section 6.3(b) or Section 6.3(c).

(b)           The Sellers will not be liable to provide indemnification under Section 11.10(a) to the extent that:

(i)            any Tax Liability has already been taken into account for calculations of the Closing Net Working Capital pursuant to Section 2.9;

(ii)           the Liability giving rise to the claim was paid or discharged at or before the Closing;

(iii)          except for elections permitted under Section 6.6, the liability giving rise to the claim is attributable to (A) an action or omission by the Buyers, their transferee or their Affiliates after the Closing (other than an action or omission expressly required by Law in force on the Closing Date), (B) an action or omission by a Sellers or their

Affiliates before the Closing at the express written direction of the Buyers or (C) a breach by the Buyers, their transferee or their Affiliates of any obligation under this Agreement;

(iv)          (A) relief is available to a Buyer or a Sold Company (including relief under an insurance policy), (B) relief would have been available to the Buyers or a Sold Company had it maintained arrangements existing at Closing that could have been maintained on terms no less favorable than those existing at the date of this Agreement or (C) the Sellers makes relief available to the Sold Companies for no consideration;

(v)           the liability giving rise to the claim is attributable to or increased by a change in Law or change in the rate of taxation effective after the Closing Date; or

(vi)          the claim is for consequential Losses.

(c)           Subject to the limitations set forth in Section 11.4, Section 11.5, and Section 11.8, Buyer Parent will indemnify, defend and hold harmless the Sellers Indemnified Parties against any and all Taxes imposed on any of the Sold Companies, which Taxes are not subject to indemnification pursuant to Section 11.10(a), including any and all Taxes with respect to any taxable period that begins after the Closing Date and that are imposed on any of the Sold Companies or with respect to the portion of the Straddle Period that begins after the Closing Date (the “Post-Closing Straddle Period”).

(d)           Payment by the indemnitor of any amounts due under this Section 11.10 will be made within ten (10) days following written notice by the indemnitee that (i) payment of such amounts to the appropriate Tax Authority is due (whether or not there has been a final determination with respect to such Tax) or (ii) in any other circumstance, that the Loss has been incurred but no earlier than five (5) Business Days before the date when the relevant Taxes must be paid to a Taxing Authority.

(e)           Seller Parent will be required to indemnify the Buyers Indemnified Parties with respect to any claim for indemnification arising out of or relating to the matters set forth under Section 11.10(a) for aggregate amounts up to the amount of the Purchase Price.

(f)            If the facts underlying a matter would constitute a breach of the Tax representation contained in Section 3.15 and in addition would be indemnified under Section 11.10(a), any indemnification obligations for Losses arising from such breach would be determined pursuant to Sellers’ indemnification obligations under Section 11.10(a) without any duplication of recovery.

(g)           All payments made pursuant to this Section 11.10 will be made to the appropriate Seller or Buyer and will constitute an adjustment to the Purchase Price.

Section 11.11       Procedures Relating to Indemnity of Tax Claims.

(a)           If a claim will be made against any of the Buyers Indemnified Parties by any Tax Authority, which results, or if successful would result, in an indemnity payment to any of the Buyers Indemnified Parties pursuant to Section 11.10(a) (a “Tax Claim”)

Buyers will promptly notify Sellers in writing of such Tax Claim stating the nature and basis of such Tax Claim and the amount thereof, to the extent known by Buyers; provided, however, that the failure to provide prompt notice as provided herein will relieve Sellers of its obligations hereunder only to the extent that such failure prejudices Sellers hereunder.

(b)           Notwithstanding any other provision in this Agreement, with respect to any Tax Claim described in Section 11.11(a) other than relating to a Straddle Period, Sellers will, at their own expense, control all Proceedings taken in connection with such Tax Claim (including selection of counsel and accountants) and, without limiting the foregoing, may in their sole discretion pursue or forgo any and all administrative appeals, Proceedings, hearings, audits and conferences with any Tax Authority with respect thereto and may contest the Tax Claim in any permissible manner; provided, however, that Sellers will not take or advocate any position that could reasonably be expected to have an adverse effect on Buyers or their Affiliates (including the Sold Companies) without first consulting with Buyers regarding such position or take any action with respect to such Tax Claim that would legally bind the Buyers without the prior written consent of Buyers and provided, further, that Sellers will afford Buyers the opportunity to participate, as may reasonably be requested by Buyers, with Sellers in contesting any Tax Claim.  Buyers will have the right, at their expense, to control any other Tax claim.

ARTICLE 12

MISCELLANEOUS

Section 12.1         Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or otherwise transferred by any Party without the prior written consent of Seller Parent (in the case of the Buyers) and Buyer Parent (in the case of the Sellers), which will not be unreasonably withheld.  Any purported assignment in violation of the preceding sentence will be void and of no effect.  Notwithstanding the foregoing, (a) Buyer Parent may, without the consent of the Seller Parent, assign its rights and obligations, in whole or in part, under this Agreement to one or more of its controlled Affiliates, except that no such assignment will relieve the Buyer Parent from the performance of its obligations hereunder, and (b) a Buyer, without the consent of the Seller Parent, may assign its right to purchase the Shares, Acquired Assets or any of its other rights or any portion thereof hereunder to one or more Affiliates of such Buyer or in connection with a sale, merger or other transaction involving a transfer of substantially all of its assets, provided, that such assignment will not relieve any Buyer of its obligations hereunder.

Section 12.2         No Public Announcements.  Except for the initial press releases to be issued with respect to the transactions contemplated by this Agreement and attached hereto as Exhibit F, which will be released by Buyer Parent and Seller Parent following the execution of this Agreement, neither Party will issue or make any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is required by Law or the rules of a stock exchange on which the securities of the disclosing Party (or its Affiliates) are listed.  In the event a Party is, in the opinion of its counsel, required to make a public disclosure by Law or the rules of a stock exchange on which its securities are listed, such Party will, to the extent practicable, submit the proposed disclosure in writing to the other Party prior to the date of disclosure and provide the other Party reasonable opportunity to comment thereon.

Section 12.3         Confidentiality.  Sellers will, and will cause their directors, officers, employees, advisors and Affiliates to, keep the Confidential Information (as defined below) confidential, and to use Confidential Information exclusively for the purpose of this Agreement, for a period of three (3) years from the Closing Date, except that any Confidential Information required by Law or legal or administrative process to be disclosed may be disclosed consistent with the provisions of this Section 12.3.  For purposes hereof, the term “Confidential Information” means (a) all proprietary information that constitutes a trade secret relating primarily to the Business, (b) information of a confidential nature submitted by Buyers to Sellers, whether in written or oral form, and (c) the terms and conditions of the Agreement, but in each case excluding any such information that is available to the public on the Closing Date or thereafter becomes available to the public other than as a result of a breach of this Section 12.3, or which is developed after the Closing Date by Sellers independently of and without reference to any Confidential Information, or which is obtained from third parties without breach by such third parties of any confidentiality obligation. The foregoing covenant will not prevent Sellers from disclosing Confidential Information as required by Law or in response to the order of a court or Governmental Authority, provided that Sellers promptly notifies Buyers prior to such disclosure.

Section 12.4         Expenses.  Except as otherwise specifically provided herein, Sellers and Buyers will pay all of their own fees, costs and expenses (including fees, costs and expenses of investment bankers, legal counsel, accountants and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

Section 12.5         Severability.  Each of the provisions contained in this Agreement will be severable, and the unenforceability of one will not affect the enforceability of any others or of the remainder of this Agreement.  If the invalidity of any provisions of this Agreement creates any gaps, or if they otherwise exist herein, the Parties agree that such invalidity or gap will not affect the validity of the remaining provisions of this Agreement.  The Parties will replace an invalid provision or fill any gap with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the Parties’ presumed intentions.  If the terms and conditions of this Agreement are materially altered as a result of the preceding sentences, the Parties will renegotiate the terms and conditions of this Agreement in order to resolve any inequities.  Nothing in this Agreement will be interpreted so as to require either Party to violate any applicable Laws.

Section 12.6         Entire Agreement.  This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the Parties hereto.  This Agreement, the Confidentiality Agreement, the Ancillary Agreements and the other documents and writings referred to herein contains the entire agreement of the Parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements, whether written or oral, made prior to the date of this Agreement.

Section 12.7         No Third Party Beneficiaries.  Except as provided under Article 11 with respect to Sellers Indemnified Parties and Buyers Indemnified Parties, this Agreement is solely for the benefit of the Parties hereto and no provision of this Agreement will be deemed to confer upon third parties any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 12.8         Waiver.  Any of the terms or conditions of this Agreement, which may be lawfully waived, may be waived in writing at any time by each Party which is entitled to the benefits thereof.  Any waiver of any of the provisions of this Agreement by any Party hereto will be binding only if set forth in an instrument in writing signed on behalf of such Party.  No failure to enforce any provision of this Agreement will be deemed to or will constitute a waiver of such provision and no waiver of any of the provisions of this Agreement will be deemed to or will constitute a waiver of any other provision hereof (whether or not similar) nor will such waiver constitute a continuing waiver.

Section 12.9         Governing Law.  This Agreement will be governed by and will be construed in accordance with the Laws of Belgium without regard to the conflicts of laws provisions thereof.

Section 12.10       Arbitration.  All controversies, disputes or claims arising out of or relating in any way to this Agreement or the Ancillary Agreements or the transactions contemplated hereunder or thereunder, including any dispute as to the existence, validity, performance, breach or termination hereof or thereof, will be resolved by final and binding arbitration under the Rules of Arbitration of the International Chamber of Commerce which rules will be deemed to be incorporated into this Agreement, as modified by the provisions set forth on Schedule 12.10.

Section 12.11       Governing Agreement.  In case of any conflict or inconsistency between this Agreement and any of the Ancillary Agreements, this Agreement will govern for any and all purposes.

Section 12.12       Headings.  The headings of the Sections and subsections of this Agreement are inserted for reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 12.13       Counterparts.  The Parties may execute this Agreement in one (1) or more counterparts, all of which will be construed as one and the same agreement and each of which will be deemed an original.

Section 12.14       Notices.  All notices, consents and other communications under this Agreement will be (a) in writing in the English language, (b) delivered by either (i) internationally recognized overnight air courier service, (ii) in person or (iii) facsimile with a complete copy of such facsimile sent by internationally recognized overnight air courier service.  All notices, consents and other communications will be deemed to have been duly given upon being so deposited, but the time period in which a response to any notice must be given or any action taken with respect thereto will commence to run from the date of receipt of the notice by the addressee thereof, as evidence by the return receipt.  Rejection or other refusal by the addressee to accept or the inability to deliver because of a changed address of which no notice was given will be deemed to constitute receipt of the notice sent.  Delivery will be made to the individuals and addresses set forth below or such other individuals, addresses, facsimile numbers or e-mail addresses as may hereafter be furnished in writing by any Party to the other Party.  The current individuals and addresses for each Party is set forth herein below:

If to Sellers, to:

Solvay SA

Rue du Prince Albert 33

B-1050

Brussels, Belgium

Attn:  Dominique Dussard

Fax:   + 32 2 509 6397

With a copy (which will not constitute notice) to:

Freshfields Bruckhaus Deringer LLP

Bastion Tower, Place du Champ de Mars

Marsveldplein 5, B-1050

Brussels, Belgium

Attn:  Geert Verhoeven

Timothy Wilkins

Fax:   + 32 2 404 7044

If to Buyers, to:

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois 60064

Attn:  Laura J. Schumacher

Executive Vice President, Secretary and

General Counsel

Fax:   + 1 847 938-6277

With a copy (which will not constitute notice) to:

Baker & McKenzie LLP

One Prudential Plaza

130 East Randolph Drive Chicago, Illinois 60601 Attn: Pablo Garcia-Moreno Peter Leys Michael F. DeFranco Fax: + 1 312 861-2899

provided, however, that if any Party will have designated a different address by notice to the others, then to the last address so designated.

Section 12.15       No Other Compensation.  Each Party hereby agrees and acknowledges that the terms of this Agreement and the Ancillary Agreements fully define all consideration, compensation and benefits, monetary or otherwise to be paid, granted or delivered to or by Sellers or to or by Buyers in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 12.16       Enforcement of Agreement.  Each Party acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a Seller or Buyers could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which any Party may be entitled at law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 12.17       Exhibits and Schedules.  All Exhibits and Schedules referenced herein are incorporated herein by reference and are a part of this Agreement for all purposes. The Parties will use commercially reasonable efforts to prepare, agree upon and complete the Schedules listed in Schedule 12.17 with fifteen (15) days from the date hereof.  Without prejudice to the undertaking in the preceding sentence, the Parties acknowledge that none of such schedules listed in Schedule 12.17 are so essential that failure to reach agreement on their contents may form a basis for rescission of this Agreement.  Each page of the Agreement, Exhibits and Schedules, other than the last signature page of the Agreement, will be initialed, for identification purposes, by the Seller Parent and the Buyer Parent.  Acknowledging that Seller Parent and its Affiliates that are a party to this Agreement, on the one hand, and Buyer Parent and its Affiliates that are a party to this Agreement have the same economic interests under this Agreement, the Parties agree that only the pages, other than the last signature page, of the Agreements, Exhibits and Schedules delivered to Seller Parent and delivered to Buyer Parent will carry original initials, while the pages of the Agreements, Schedules and Exhibits delivered to the other  Parties may carry photocopies of such initials.  Seller Parent herewith authorizes, with the right of substitution, Otto Grolig and Geert Verhoeven, to initial on its behalf, all pages of the Agreement, Exhibits and Schedules. Buyer Parent herewith authorizes, with the right of substitution, Thomas J. Dee to initial, on its behalf, all pages of the Agreement, Exhibits and Schedules.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SOLVAY SA

By:	/s/ Bernard De Laguiche
Name:	Bernard De Laguiche
Title:	Chief Financial Officer

SOLVAY PHARMACEUTICALS SA

By:	/s/ Bernard De Laguiche
Name:	Bernard De Laguiche
Title:	Chief Financial Officer

TERLIN B.V.

By:	/s/ Dominique Dussard
Name:	Dominique Dussard
Title:	Group General Counsel

SOLVAY (SHANGHAI) CO. LTD

By:	/s/ Dominique Dussard
Name:	Dominique Dussard
Title:	Group General Counsel

SOLVAY TAIWAN CO. LTD

By:	/s/ Dominique Dussard
Name:	Dominique Dussard
Title:	Group General Counsel

[SIGNATURE PAGE TO STOCK AND ASSET PURCHASE AGREEMENT]

ABBOTT LABORATORIES

By:	/s/ Thomas C. Freyman
Name:	Thomas C. Freyman
Title:	Executive Vice President, Finance and Chief Financial
Officer

ABBOTT INTERNATIONAL LUXEMBOURG SARL

By:	/s/ Thomas J. Dee
Name:	Thomas J. Dee
Title:	Authorized Signatory

ABBOTT OVERSEAS LUXEMBOURG SARL

By:	/s/ Thomas J. Dee
Name:	Thomas J. Dee
Title:	Authorized Signatory

ABBOTT LABORATORIES SERVICES CORP.

By:	/s/ Thomas J. Dee
Name:	Thomas J. Dee
Title:	Authorized Signatory

ABBOTT LABORATORIES TRADING (SHANGHAI) CO., LTD.

By:	/s/ Thomas J. Dee
Name:	Thomas J. Dee
Title:	Authorized Signatory

[SIGNATURE PAGE TO STOCK AND ASSET PURCHASE AGREEMENT]

EXHIBIT A

LIST OF SELLERS AND BUYERS

I.              Shares

Sodufa

Stock Seller: Solvay Pharmaceuticals SA

Stock Buyer: Abbott International Luxembourg Sarl

Solvay Pharmaceuticals Marketing & Licensing AG

Stock Seller: Terlin BV

Stock Buyer: Abbott Overseas Luxembourg Sarl

II.            Acquired Assets and Assumed Liabilities

China

Chinese Asset Seller: Solvay (Shanghai) Co. Ltd

Chinese Asset Buyer: Abbott Laboratories Trading (Shanghai) Co., Ltd.

Taiwan

Taiwan Asset Seller: Solvay Taiwan Co. Ltd.

Taiwan Asset Buyer: Abbott Laboratories Services Corp.

EXHIBIT B

ACQUIRED ASSETS

“Acquired Assets” means all assets, property, rights, title, interest and privileges of the Asset Sellers that are primarily used or primarily held for use in the Business as of the Closing Date, but expressly excluding the Excluded Assets, including the following items:

(i)            all right, title and interest in and to the Real Property of the Asset Sellers;

(ii)           all right, title and interest of the Asset Sellers in the Intellectual Property listed on Schedule 1.1(a) and any other Intellectual Property used or held for use primarily in the Business (the “Assigned Intellectual Property”);

(iii)          all right, title and interest in, to and under any Contract to the extent used in the Business to which the Asset Sellers is a party, including any Real Property Leases and Intragroup Agreements (collectively, the “Acquired Contracts”);

(iv)          subject to Section 5.12, all Inventory of the Asset Sellers primarily used in, held for use in or related to the Business;

(v)           all Registrations of the Asset Sellers required to commercialize, promote or market the products of the Business;

(vi)          all rights of the Asset Sellers in and to products under research and development as part of, or contemplated to be a part of, the Business;

(vii)         all Books and Records of the Asset Sellers with the exception of any and all Books and Records that pursuant to applicable Law must be maintained by the Asset Sellers, in which case, the Acquired Assets will include copies thereof;

(viii)        to the extent transferable in accordance with applicable Law, all right, title and interest in and to all Permits of the Asset Sellers primarily used in or related to the Business or any Acquired Asset or required for the ownership or use of any Acquired Asset or the operation of the Business, including (a) the original documents and all related data, records and correspondence related thereto and (b) all related Permit applications therefor or renewals thereof;

(ix)           all machinery, equipment, furniture, furnishings, computer hardware, materials, vehicles and other items of tangible personal property of the Asset Sellers of every kind and wherever located, primarily used or held for use in the Business, whether owned or leased by the Asset Sellers and the full benefit of all express or implied warranties by the manufacturers or sellers or lessors of any item or component part thereof;

(x)            unless other arrangements are mutually agreed prior to Closing pursuant to the Transition Services Agreement, (A) all computer and automatic machinery, servers,

network equipment and connections of the Asset Sellers primarily used or held for use in the Business, and (B) all software, program documentation, tapes, manuals, forms, guides and other materials with respect thereto and related licenses and other agreements;

(xi)           all of the Asset Sellers’ Receivables (including any Intragroup Receivables and Intercompany Factoring Receivables), deferred charges, chattel paper, refunds, credits, allowances, rebates and other rights to receive payments primarily arising out of or primarily relating to the Business, any Acquired Asset or any Assumed Liability;

(xii)          all rights, claims and credits of the Asset Sellers to the extent primarily arising out of or primarily relating to the Business, any Acquired Asset or any Assumed Liability, including claims in bankruptcy, and any such items arising under guarantees, warranties, offsets, indemnities and all other intangible property rights or claims and similar rights in favor of the Asset Sellers primarily arising out of or primarily relating to the Business, any Acquired Asset or any Assumed Liability, including any warranties from third party manufacturers and suppliers in favor of the Asset Sellers primarily arising out of or primarily relating to the Business, any Acquired Asset or any Assumed Liability;

(xiii)         subject to Section 5.12, all current and historical sales and promotional material and literature of the Asset Sellers, including samples, premium and promotional items, pamphlets and brochures, historical and current television, radio, internet and other media advertising, historical and current print advertising and all artwork relating to sales and promotional literature primarily arising out of or primarily relating to the Business, any Acquired Asset or any Assumed Liability;

(xiv)        all goodwill associated with the Acquired Assets, the Assumed Liabilities, and the Business;

(xv)         all information of the Asset Sellers relating to customers of the Business, including customer lists, prospective customer lists, after sales documents and records, service and maintenance documents and records and all relevant correspondence;

(xvi)        all rights of the Asset Sellers relating to deposits and prepaid expenses, claims for refunds and rights of offset of the Business; and

(xvii)       any properties and assets of any Sellers Non-U.S. Benefit Plans to the extent expressly provided in Article 7.

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EXHIBIT C

EXCLUDED ASSETS

“Excluded Assets” means the following assets of the Asset Sellers:

(i)            any Cash of the Asset Sellers, except any Cash included in the Acquired Assets under paragraphs (xi), (xii), (xvi) and (xvii) of Exhibit B;

(ii)           except for any Intragroup Receivables and Intercompany Factoring Receivables, all intercompany receivables between the Asset Sellers and Seller Parent or any of its Affiliates;

(iii)          except as set forth in this Agreement, all rights to the Solvay Brands;

(iv)          original copies of all minute books, records, stock ledgers, Tax records and other materials that any of the Asset Sellers is required by Law to retain;

(v)           the shares of the capital stock, quotas, or other equity or ownership interests of the Asset Sellers;

(vi)          all intercompany agreements between the Asset Sellers and Seller Parent or any of its Affiliates (other than any Intragroup Agreements);

(vii)         all assets of any employee or independent contractor compensation or benefit plan, program or arrangement that is maintained or contributed to by the Sellers or any of their Affiliates that are not domiciled in the U.S. (other than a stand-alone plan, program or arrangement that is sponsored by a Sold Company and covers primarily Non-U.S. Business Employees) and that is not transferred to the Buyers or their Affiliates pursuant to Article 7; and

(viii)        all rights of the Asset Sellers under this Agreement, Ancillary Agreements and any other documents, instruments or certificates executed in connection with the transactions contemplated by this Agreement.

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EXHIBIT D

ASSUMED LIABILITIES

“Assumed Liabilities” means, except as otherwise provided herein, all Liabilities of the Asset Sellers to the extent arising out of, in respect of or relating to the Business or the Acquired Assets before, on or after the Closing Date, including the following, but expressly excluding the Excluded Liabilities:

(i)            all Liabilities under the Acquired Contracts;

(ii)           all Liabilities pursuant to Intragroup Payables or payable to third party trade creditors of the Business for goods and services purchased, ordered or received by the Business prior to the Closing (other than intercompany payables to Sellers and their Affiliates that do not constitute Intragroup Payables);

(iii)          all Liabilities incurred by the Asset Sellers to the customers of the Business for goods sold, ordered or supplied by the Business prior to the Closing, based on express or implied warranties made by the Asset Sellers;

(iv)          all Liabilities in respect of any adverse Proceedings (asserted, instituted or rendered, or otherwise existing or occurring, at, or at any time after, the Closing Date) arising out of, relating to or otherwise in respect of, (A) any and all goods sold or supplied, or services or other work performed, by or on behalf of the Business before, on or after the Closing Date or (B) the Acquired Assets or the Business, or the existence, ownership, possession, operation, conduct or condition thereof before, on or after the Closing Date; provided, however, with respect to such Proceedings, Buyers will maintain the rights provided under Section 5.17;

(v)           the Liabilities relating to or arising out of employee benefits to the extent expressly provided in Article 7;

(vi)          all Liabilities relating to workers’ compensation insurance and claims and benefits for and by Transferred Employees, whenever arising, including, for the benefit of doubt (A) all similar statutory or contractual obligations in any jurisdiction to provide insurance, compensation or benefits for work-related injuries, and (B) all administrative functions pertaining to existing and future workers’ compensation claims by Transferred Employees;

(vii)         except as otherwise provided in Article 7, all other Liabilities relating to or arising out of the employment or termination of any Transferred Employee, in each case after the Closing; and

(viii)        except as otherwise provided herein, all Liabilities relating to or arising under any Environmental Laws or relating to Hazardous Materials, to the extent such Liabilities pertain to the Business, its operations or its properties, in all cases, regardless of when incurred and regardless whether any event or condition giving rise to any such liability, obligation or commitment occurred or existed as of, prior to, or after the Closing Date.

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EXHIBIT E

EXCLUDED LIABILITIES

“Excluded Liabilities” means, except as otherwise provided herein, all Liabilities (x) to the extent arising out of, in respect of or relating to the Other Business or the Excluded Assets before, on or after the Closing Date or (y) relating to the Business or the Acquired Assets to the extent set forth in this Exhibit C, including the following:

(i)            all Liabilities to the extent relating to or arising out of the Excluded Assets;

(ii)           all Liabilities to the extent arising out of (A) the operation or conduct by the Asset Sellers of any of the Other Businesses or (B) any asset other than an Acquired Asset or the existence, ownership, possession, operation, conduct or condition thereof;

(iii)          all Financial Indebtedness of the Asset Sellers;

(iv)          all Liabilities for Taxes relating to the operation or ownership of the Acquired Assets for any period ending on or prior to the Closing Date (it being understood that any Transfer Taxes relating to the transactions contemplated herein will be apportioned in the manner described in Section 6.6 hereof);

(v)           all Liabilities, costs, expenses, Taxes, and other amounts arising from, relating to, or incurred in connection with the Thai Business Restructuring;

(vi)          all intercompany payables and loan agreements between the Asset Sellers and Seller Parent or any of its Affiliates other than any Intragroup Payables; and

(vii)         except as otherwise provided in Article 7  or as expressly included in the Assumed Liabilities, all Liabilities (including all claims arising out of any death, accident, disease or injury occurring on or before the Closing, whether asserted before or after the Closing) relating to or arising from any employee or independent contractor compensation or benefit plan, program or arrangement that is maintained or contributed to by the Sellers or any of their Affiliates (other than the Transferred U.S. Plans and a stand-alone plan, program or arrangement that is sponsored by a Sold Company and covers primarily employees of the Business) and that is not transferred to Buyers or their Affiliates pursuant to Article 7.

EXHIBIT F

INITIAL PUBLIC ANNOUNCEMENT

For Immediate Release

Abbott to Acquire Solvay Pharmaceuticals Business

Diversifies Abbott’s pharmaceutical products, expanding international growth platform

Supports long-term strategy to bolster presence in key global emerging markets

Adds substantial R&D spending capacity to accelerate promising pipeline programs

Establishes Abbott’s presence in the growing global vaccines market

Provides accretion of approximately $0.10 to ongoing EPS in 2010, accelerating to more than $0.20 by 2012, increasing thereafter

Media: Melissa Brotz 847-935-3456

ABBOTT PARK, Ill., Sept. 28, 2009 — Abbott today announced a definitive agreement with the Solvay Group for Abbott to acquire Solvay’s pharmaceuticals business for EUR 4.5 billion ($6.6 billion) in cash, providing Abbott with a large and complementary portfolio of pharmaceutical products and a significant presence in key global emerging markets. The acquisition also includes full global rights to the fenofibrate franchise. Currently Abbott has U.S. rights to fenofibrate and pays royalties to Solvay.

Scott Stoffel 847-936-9502

Belgium-based Solvay Pharmaceuticals will add more than $3 billion in annual sales, the majority outside the U.S. Solvay has significant presence and infrastructure in key high-growth emerging markets, including Eastern Europe and Asia. Emerging markets are growing faster and increasing in importance due to demographics, rising incomes and expanded treatment of chronic disease.

Financial: John Thomas 847-938-2655

The acquisition will also add approximately $500 million to Abbott’s annual pharmaceutical R&D investment, providing Abbott with the opportunity to further accelerate near and long-term pharmaceutical growth.

Larry Peepo 847-935-6722

“The acquisition of Solvay Pharmaceuticals further diversifies our pharmaceutical portfolio, expands our presence in key high-growth emerging markets, enhances our investment in R&D and accelerates our long-term earnings-per-share growth outlook,” said Miles D. White, chairman and chief executive officer, Abbott.

- more -

“In anticipation of future market needs, we are ensuring we have the technologies, products, infrastructure and reach to serve patients globally and continue to deliver sustainable industry-leading growth.  This acquisition, as well as the others we’ve announced this year all contribute to achieving that long-term goal,” said Mr. White.

“With this transaction Solvay Pharmaceuticals has found a new strong home, within a respected company with a solid and committed position in the industry,” comments Christian Jourquin, chief executive officer, Solvay.

Solvay’s pharmaceutical portfolio complements Abbott’s presence and expertise in specialty markets such as cardiovascular disease, neuroscience and gastroenterology.  Solvay has treatments for Parkinson’s disease, Ménière’s disease (abnormality of the inner ear), vertigo, and irritable bowel syndrome.  Solvay also offers products to treat men’s and women’s hormonal health, and exocrine pancreatic insufficiency (inability to properly digest food), which is associated with several underlying conditions including cystic fibrosis and chronic pancreatitis.

The acquisition also includes Solvay’s vaccines business, which will provide Abbott entry into the expanding global vaccines market.  Solvay has a small molecular diagnostics unit that will become part of Abbott’s diagnostics organization upon the transaction close.

“Abbott’s international pharmaceutical business has grown significantly over the past several years, driven by specialty products in developed markets,” said Olivier Bohuon, executive vice president, Pharmaceutical Products Group, Abbott. “In emerging markets where chronic disease is being treated more aggressively, the combined Abbott and Solvay portfolio of branded generics expands the global reach of these medicines.  Solvay’s business will also give us a platform to enter the attractive global vaccines market.”

Financial Highlights

The transaction will be approximately $0.10 accretive to ongoing earnings per share in 2010, accelerating to more than $0.20 by 2012, increasing thereafter, all before one-time transaction-related items, which will be provided at a later date.  These one-time transaction-related items are expected to occur between 2010 and 2012.  The transaction also includes payments of up to EUR 300 million if certain sales milestones are met between 2011 and 2013.

2

Abbott plans to fund the transaction with cash currently on the balance sheet.

This transaction is subject to customary closing conditions and regulatory approvals and is expected to close in the first quarter of 2010.  As a result, the deal will have no impact on 2009 ongoing earnings per share.  The boards of directors of both companies have approved the proposed acquisition.

Barclays Capital served as an exclusive financial advisor to Abbott on this transaction.

Abbott Conference Call

Abbott will conduct a special conference call today at 7 a.m. Central time (8 a.m. Eastern time) to provide an overview of the transaction.  The live Web cast will be accessible through Abbott’s Investor Relations Web site at www.abbottinvestor.com.

About Solvay Pharmaceuticals

Solvay Pharmaceuticals is a research driven group of companies that constitutes the global pharmaceutical business of the Solvay Group.  These companies seek to fulfill carefully selected, unmet medical needs in the therapeutic areas of neuroscience, cardiometabolic, influenza vaccines, gastroenterology and men’s and women’s health.  Its 2008 sales were EUR 2.7 billion, and it employs more than 9,000 people worldwide.  For more information, visit www.solvaypharmaceuticals.com.

About Abbott

Abbott (NYSE: ABT) is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics.  The company employs more than 72,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com.

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Abbott Forward Looking Statement

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995.  Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements.  Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2008, and are incorporated by reference.  Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

# # #

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SOLVAY OPTS FOR STRATEGIC REFOCUS OF ACTIVITIES

Decision to sell Pharmaceuticals Sector to Abbott

Solvay today announces that its Board of Directors has decided to refocus the activities of the Solvay Group in order to accelerate the implementation of its sustainable and profitable growth strategy and to sell its entire pharmaceutical business to Abbott for a total Entreprise Value of about EUR 5.2 billion.  This includes a purchase price of EUR 4.5 billion in cash and additional potential payments of up to EUR 300 million if certain milestones are met between 2011 and 2013.  It also includes the assumption of certain liabilities, which Solvay today values at approximately EUR 400 million. This decision is the outcome of the thorough and in-depth analysis and evaluation of the different strategic options for the Pharmaceuticals Sector.

In addition, the transaction provides for the transfer of all employees of the pharmaceutical business with their current employment conditions; it also includes customary provisions limiting future exposure of Solvay to its former pharmaceutical activities. This transaction is expected to be closed in the first quarter 2010, pending the approval by the relevant competition authorities. Solvay will communicate the impact of the transaction on its results when finalized.

After closing of the transaction, Solvay will reinvest the proceeds in organic and sizeable external growth, focused on long term value creation. This will be done by investing in high value-added activities and strategic projects in chemicals and plastics, by continuing the geographical expansion into regions with growth potential and by continuing the development of activities and new products with low energy footprint and which significantly reduce the cyclicality in Solvay’s portfolio of activities. Studies about such reinvestments are ongoing.

“The Board has chosen to give all activities of the Group, Pharmaceuticals and non-Pharmaceuticals, the best possibilities for their future development, and this in the interest of all stakeholders involved”, says Aloïs Michielsen, Chairman of Solvay’s Board of Directors. “We are building a new refocused Group on today’s strong foundations, with the financial means to further accelerate sustainable growth. Our philosophy is unaltered: realizing sustained growth with leading positions and stick to a conservative financial structure. The proceeds from the divestment will be reinvested in external and organic growth with a sharp focus on long term value creation”, adds Christian Jourquin, Chief Executive Officer of Solvay.

“The acquisition by Abbott is an acknowledgment of the performance of the Pharmaceuticals Sector and the strengths and competences of its employees. The Sector will further reinforce Abbott as a leading company in its industry”, comments Werner Cautreels, Group General Manager of the Pharmaceuticals Sector.

Citigroup, Morgan Stanley and Rothschild served as financial advisors to Solvay on this transaction.

Given this announcement, the Solvay Investor Day which was scheduled for 29th September 2009 is cancelled.

ABBOTT is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 72,000 people and markets its products in more than 130 countries. For more information, visit www.abbott.com .

SOLVAY PHARMACEUTICALS is a research driven group of companies that constitutes the global pharmaceutical business of the Solvay Group. These companies seek to fulfill carefully selected, unmet medical needs in the therapeutic areas of neuroscience, cardiometabolic, influenza vaccines, gastroenterology and men's and women's health. Its 2008 sales were EUR 2.7 billion, and it employs more than 9,000 people worldwide. For more information, visit www.solvaypharmaceuticals.com.

SOLVAY is an international chemical and pharmaceutical Group with headquarters in Brussels. It employs more than 29,000 people in 50 countries. In 2008, its consolidated sales amounted to EUR 9.5 billion, generated by its three sectors of activity: Chemicals, Plastics and Pharmaceuticals. Solvay is listed on the NYSE Euronext stock exchange in Brussels (NYSE Euronext: SOLB.BE - Bloomberg: SOLB.BB - Reuters: SOLBt.BR). Details are available at www.solvay.com.

For further information please contact:

ERIK DE LEYE	Dr WERNER VAN DEN EYNDE	PATRICK VERELST
Corporate Press Officer	Pharmaceutical Communications	Head of Investor Relations
SOLVAY S.A.	SOLVAY PHARMACEUTICALS S.A.	SOLVAY S.A.
Tel: +32 2 509 7230	Tel: +32 2 509 6227	Tel. +32 2 509 7243

erik.deleye@solvay.com	werner.vandeneynde@solvay.com	patrick.verelst@solvay.com
www.solvaypress.com	www.solvaypharmaceuticals.com	www.solvay-investors.com

EXHIBIT G

DATA ROOM DEPOSIT AGREEMENT

DATA ROOM DEPOSIT AGREEMENT

- by and between -

THE DEPOSITORS
(as defined herein)

- and -

NOTARY PUBLIC VINCENT VRONINKS

- dated -

SEPTEMBER 26, 2009

DATA ROOM DEPOSIT AGREEMENT

This Data Room Deposit Agreement (the “Agreement”) is entered into on September 26, 2009,

BY AND BETWEEN:

(1)                                  SOLVAY SA;

(2)                                  THE PARTIES LISTED IN EXHIBIT A HERETO;

(3)                                  ABBOTT LABORATORIES;

(4)                                  THE PARTIES LISTED IN EXHIBIT B HERETO; and

(5)                                  NOTARY PUBLIC VINCENT V. VRONINKS, whose office is located at Capitaine Crespelstraat 16, 1050 Brussels, (hereinafter the “Notary”).

RECITALS:

On September 26, 2009, the parties referred to under (1) and (2) above (the “Sellers”), on the one hand, and the parties referred to under (3) and (4) above (the “Buyers”), on the other hand, have entered into a Stock and Asset Purchase Agreement (the “Stock and Asset Purchase Agreement”), relating to the sale by the Sellers to the Buyers of the Business (as defined in such Stock and Asset Purchase Agreement).

In accordance with the Stock and Asset Purchase Agreement, the Sellers and the Buyers (each a “Depositor” and collectively the “Depositors”) have agreed to enter into an arrangement with the Notary as further set out below to place the Data Room Documents (as defined below) in deposit with the Notary to maintain the confidentiality and integrity thereof.  The Notary accepts that he is entrusted with this task as depositary of the Data Room Documents.

IT HAS BEEN AGREED AS FOLLOWS:

1.                                      CERTAIN DEFINITIONS AND INTERPRETATION

1.1.                             Certain Definitions

In this Agreement, the following words and expressions that are not defined elsewhere in this Agreement shall have the following meanings, save where the context requires otherwise:

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized to be closed in Brussels, Belgium or Chicago, Illinois.

“Date of this Agreement” means the date of this Agreement, being September 26, 2009.

“Data Room Documents” has the meaning ascribed thereto in the Stock and Asset Purchase Agreement.

“Party” means any party signatory to this Agreement.

“Person” means any individual or natural person, any legal entity with separate legal personality, partnership, joint venture, corporation, association, limited liability company, trust, unincorporated organization, or any governmental entity (or any department, agency or political subdivision thereof).

1.2.          Headings

Headings used in this Agreement are for convenience purposes only and shall not affect the construction or interpretation of this Agreement.

1.3.          Meaning of References

Unless the context does not so permit, or save where specifically indicated otherwise:

(a)                                  references to the Exhibits (or parts thereof) are to the Exhibits (or parts thereof) to this Agreement, references to the Recitals are to the Recitals to this Agreement, references to Articles are to Articles in this Agreement and references to sub-Articles or paragraphs are to sub-Articles or paragraphs of the Article in which such references appear;

(b)                                 references to this Agreement include the Recitals, and Exhibits which form part of this Agreement for all purposes;

(c)                                  references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation, and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(d)                                 a reference to any Person shall include his respective executors and personal representatives whomsoever, as well as his or its permitted successors or assignees;

(e)                                  a reference to the singular includes a reference to the plural and vice versa, and a reference to the masculine includes a reference to the feminine and neuter and vice versa;

(f)                                    references to any statute or statutory provision shall be deemed to include reference to any statute, regulation or statutory instrument which amends, extends, consolidates or replaces the same (or shall have done so) and to any other regulation, statutory instrument or other subordinate legislation made thereunder or pursuant thereto, provided that no such reference shall include any amendment, extension or replacement of the same with retrospective effect;

(g)                                 except when applicable law provides otherwise, any period of time or term referred to herein shall be calculated or determined as follows:

(i)                                     any reference to a day shall be a reference to a calendar day, running from midnight to midnight;

(ii)                                  any reference to a time of the day are to that time in Brussels (GMT+1, CET);

(iii)                               any term shall start on the subsequent day after the day on which the event triggering such period of time has occurred.  The expiry day of a term shall be included in the term.  If such expiry day is not a Business Day, than the term shall be extended to the first next Business Day following such day.

2.                                      DEPOSIT

(a)                                  Within five (5) Business Days as of the Date of this Agreement, the Depositors will deposit with the Notary, fifty-one (51) sealed and initialed boxes (with subscript “Project Phoenix/Parthenon — Data Room”), containing the Data Room Documents.  Until such deposit, the Data Room Documents will remain in a locked room at the offices of Freshfields Bruckhaus Deringer at Brussels at 1050 Brussels, Place du Champ de Mars 5..  By executing this Agreement, the Notary accepts that he shall act as depositary for the Data Room Documents as further set out in this Agreement.

(b)                                 The Parties agree that the Data Room Documents shall remain deposited with the Notary for the entire duration of this Agreement, whereby:

(i)                                     during a term of three (3) months as of the Date of this Agreement, the Data Room Documents shall remain sealed and shall remain in a locked apartment at the Notary’s office that cannot be accessed without control and supervision by the Notary;

(ii)                                  at the latest at the expiry of the term set out under paragraph (i) above, the Data Room Documents shall, in the presence of the Notary and of the other Parties, be transported to a secure place in Belgium that is agreed by all Parties and that cannot be accessed without control and supervision by the Notary.

3.                                      OBLIGATIONS AND RESPONSIBILITY OF THE NOTARY

The Notary agrees that during the entire duration of this Agreement:

(a)                                  the Notary shall carefully maintain custody of the Data Room Documents;

(b)                                 the Data Room Documents shall, in accordance with Article 2(b), remain sealed and shall remain in a locked apartment at his notarial office or at any other secure place in Belgium that is agreed by all Parties and that cannot be accessed without control and supervision by the Notary (the “Secure Room”);

(c)                                  the Notary shall maintain the Data Room Documents strictly confidential, and the Notary shall not permit access by the Depositors or by any third party to the Data Room Documents, unless in accordance with the provisions set out in Article 4 or pursuant to an order from a court or any other competent authority.

4.                                      CONSULTATION AND RELEASE OF DOCUMENTS

4.1.          Consultation after Request

(a)                                  At any time during the term of this Agreement, each Depositor shall have the right to request by means of a written notice (the “Request Notice”) access to all or part of the Data Room Documents.  The Request Notice must be sent to the Notary, as well as to the other Depositors and must mention, for information purposes only, which Data Room Documents the requesting Depositor wants to consult.

(b)                                 Within five (5) Business Days as of the serving of the Request Notice, the Notary shall notify each of the Depositors of the date, time and place for a meeting, to be held on a Business Day no later than eight (8) Business Days after the Request Notice was served, in order to proceed with a consultation of the Data Room Documents in the presence of the Notary (or a representative appointed for such purpose by the Notary) (the “Consultation Meeting”).

(c)                                  All Depositors shall have the right to attend the Consultation Meeting through one or more representatives.  If one or more of the Depositors refrains voluntarily from being present and/or represented at the Consultation Meeting after having been duly invited for such meeting by the Notary pursuant to the provisions of paragraph (b), the access shall nevertheless be granted to the Depositors that are present and/or represented at the Consultation Meeting.

(d)                                 At the Consultation Meeting, the Notary shall remove the seals of the Data Room Documents, and each of the Depositors (and their advisors) who are present or represented at the meeting shall have the right, under the control and supervision of the Notary (or the Notary’s representative) and in the presence of the other Depositors (and their respective representatives) to consult the Data Room Documents, and to request that copies of Data Room Documents selected by it be made and delivered to it.

(e)                                  If a Depositor (or its representatives) requests that copies of Data Room Documents be provided to it, such copies shall be made by or under the supervision of the Notary or his representative.

(f)                                    If a Depositor (or its representatives) requests more time to access the Data Room Documents, the Depositors present or represented at the Consultation Meeting shall use their commercially reasonable efforts to arrange in common agreement for a subsequent Consultation Meeting.  The date, time and place for such subsequent Consultation Meeting will be notified by the Notary to all of the Depositors prior to such subsequent Consultation Meeting, unless each of the Depositors (or its representatives) were present at such arrangement.

(g)                                 At the end of the Consultation Meeting, the Data Room Documents will be sealed again.

(h)                                 The Notary (or his representative) shall keep minutes of the Consultation Meeting, which shall mention (amongst other things): the Depositors (and, where applicable, their representatives) that are present or represented at the meeting, the fact that the seals were removed from the Data Room Documents, whether copy requests were made, the time and date that is agreed upon for a subsequent Consultation Meeting, and that at the end of the Consultation Meeting the Data Room Documents are sealed again.

(i)                                     Copies of the Data Room Documents must be made available by the Notary to the Depositor that has requested such copies as soon as practicably possible, and in any event within five (5) Business Days after the request was made.  The costs of the copies shall be borne by the Party requesting the copies.

(j)                                     For the avoidance of doubt, during the term of this Agreement, and during the Consultation Meetings, no Data Room Documents may be destroyed, defaced or removed from the Secure Room, unless with the express written approval of all Depositors.

4.2.          Consultation required by a Competent Authority

The Notary may also authorise the consultation, the copying or the transfer of the Data Room Documents, upon an explicit court order or arbitral award addressed to any Depositor or the Notary, it being understood that the Notary shall immediately upon receipt of such order or award, before complying with it, send a copy of such order by means of a notice to the Depositors. The Notary may only relinquish the Data Room Documents, or part thereof, after having copied the documents concerned at the expense of the respective Depositors referred to in Article 5.1(b) in accordance with the provisions of Article 5.1(b).

4.3.          Copies

All copies of Data Room Documents (or parts thereof) that are provided by Notary in accordance with the provisions of this Agreement shall be certified by the Notary as being conform to the documents in the Secure Room.

5.                                      COMPENSATION

5.1.          Compensation of the Notary

(a)                                  As compensation for its tasks and responsibilities under this Agreement, the Notary shall be entitled to the following compensation (collectively the “Compensation”):

(i)                                     a yearly aggregate fee of €18,000 for the keeping of the Data Room Documents by the Notary in a locked apartment at his notarial office in accordance with Article 2(b)(i), which is for the term set out in Article 2(b)(i), due and payable within fifteen (15) days following the Date of this Agreement;

(ii)                                  a yearly aggregate fee for the keeping of the Data Room Documents by the Notary at a secure place in Belgium that is agreed by all Parties in accordance with Article 2(b)(ii), which fee is to be agreed upon by all Parties within fifteen (15) days following the Date of this Agreement, and which fee will be yearly due and payable within fifteen (15) days following the receipt by the Depositors of an invoice from the Notary to this effect; and

(iii)                               all costs and a reasonable fee at an hourly rate incurred by the Notary for any intervention of the Notary during the term of this Agreement, due and payable within fifteen (15) days following the receipt by the Depositors of an invoice from the Notary to this effect.

(b)                                 The Compensation is to be borne by, and to be invoiced to, Solvay SA and Abbott Laboratories, each respectively for 50% of such Compensation.

(c)                                  Each Depositor undertakes to reimburse to the Notary the costs of the copies of the Data Room Documents that it has requested, if any, at cost price.

5.2.          Transportation costs

The costs relating to the transportation of the Data Room Documents are to be borne by, and to be invoiced to, Solvay SA and Abbott Laboratories, each respectively for 50% of such transportation costs.

6.                                      END OF THE OBLIGATIONS OF THE NOTARY AS DEPOSITARY

6.1.          Resignation of the Notary

(a)                                  The Notary may resign, at any time, and be discharged of the obligations created by this Agreement by executing and delivering to each of the Depositors notice of his resignation as depositary hereunder, subject to the provisions set forth below in Articles 6.1(c) and 6.1(d).

(b)                                 Upon receiving the notice of resignation referred to in paragraph (a), each of the Depositors shall endeavor to agree with the other Depositors upon a successor depositary to be selected amongst another notary public in Belgium (unless expressly agreed otherwise) and to be appointed by written instrument, to be executed by each of the

Depositors, one copy of which instrument shall be delivered to the successor depositary (with the additional copies being retained by the respective Depositors).

(c)                                  The resignation of the Notary as depositary shall become effective only upon the acceptance of appointment by the successor depositary in accordance with the preceding paragraph.

(d)                                 If no agreement has been reached as aforesaid between the Depositors and no successor depositary shall have been appointed and have accepted such appointment within thirty (30) days after the notice of resignation of the Notary, the Notary shall no later than forty (40) days after the notice of resignation referred to in paragraph (a) provide one complete copy of the Data Room Documents to the Sellers, certified to correspond to the Data Room Documents, and release the Data Room Documents to the Purchaser, all at the expense of the respective Depositors referred to in Article 5.1(b) in accordance with the provisions of Article 5.1(b).

6.2.          Succession of the Notary

If the Notary shall die, be dissolved, or if his property or affairs shall be taken under the control of any court or administrative body or agency because of insolvency or bankruptcy or for any other reason, a vacancy shall forthwith exist in the office of the depositary, and within a period of twenty (20) days after notice of such event to each of the Depositors by the office of the Notary, a successor depositary shall be appointed by the mutual agreement of the Depositors.  If no agreement has been reached as aforesaid and no successor depositary shall have been so appointed and have accepted such appointment within such twenty (20) day period, the office of the Notary shall no later than thirty (30) days after the aforementioned notice provide one complete copy of the Data Room Documents to the Sellers, certified by another Belgian notary to correspond to the Data Room Documents previously in the Secure Room, and release the Data Room Documents to the Purchaser, all at the expense of the respective Depositors referred to in Article 5.1(b) in accordance with the provisions of Article 5.1(b).

6.3.          Successor Depositary

Any successor depositary appointed hereunder shall execute, acknowledge and deliver to the respective Depositors thereto an instrument accepting such appointment hereunder, and thereupon such successor depositary, without any further act, deed or conveyance, shall become duly vested with all of the property, rights, powers, trusts, duties and obligations of his predecessor hereunder for the purpose of this Agreement, with the same effect as if originally named the Notary.  Notwithstanding any other provision of this Agreement, upon request of such successor depositary, the Notary ceasing to act shall execute and deliver an instrument transferring to such successor depositary all the property, rights, powers and trusts created hereby of the Notary so ceasing to act hereunder, and the Notary so ceasing to act shall immediately transfer to the successor depositary the Data Room Documents.

6.4.          Effect of Termination of Appointment of the Notary as Depositary

The termination of this Agreement does not discharge the Notary and his employees, agents and representatives of the confidentiality obligation(s) as provided in Article 3(c).

7.                                      TERM AND TERMINATION

7.1.          Term

Subject to the provisions of Article 7.2, this Agreement has been entered into for a term starting on the Date of this Agreement and ending at:

(a)                                  the date that all of the obligations of the Sellers pursuant to Section 11.1(a)(i) and Section 11.9 of the Stock and Asset Purchase Agreement shall have expired and any claim and/or legal proceedings (including arbitration proceedings) with respect to any such obligations shall have been definitively settled, allowing no further recourse; or

(b)                                 such date as shall be agreed upon by the Depositors by common and final agreement.

7.2.          Termination

(a)                                  This Agreement shall be terminated:

(i)                                     upon expiry of the term of this Agreement in application of Article 7.1 above, to be notified to the Notary by means of a written notice signed by all Depositors;

(ii)                                  upon the notification of the termination of this Agreement in application of Article 7.1 above addressed by the most diligent Depositor to the other Depositors and to the Notary; in such case however, this Agreement shall only terminate upon the expiry of a period of thirty (30) Business Days as from this notice and subject to the condition that, within this period of thirty (30) Business Days, none of the other Depositors has notified the Notary and the notifying Depositor of its motivated opposition to consider the terms of Article 7.1 above as fulfilled;

(iii)                               in case of termination of the Stock and Asset Purchase Agreement as provided for in Article 10 of the Stock and Asset Purchase Agreement; in such a case the Depositors undertake to notify jointly the Notary within eight (8) Business Days that the Stock and Asset Purchase Agreement is terminated and to instruct the Notary to remit the Data Room Documents to the Sellers;

(iv)                              upon delivery of the certified copy of the Data Room Documents to the Sellers in accordance with the provisions of Article 6.1(d) or Article 6.2 (as the case may be).

(b)                                 Upon termination of this Agreement, and save as provided in Article 7.2(a)(iii) above and subject to the provisions of Article 7.2(a)(iv), the Data Room Documents shall be delivered to the Purchaser.

(c)                                  In the event the Purchaser does not take possession of the Data Room Documents within twenty (20) Business Days of the written notice addressed to it by the Notary, the Notary will notify the Sellers to take possession of the Data Room Documents.  In the absence of reaction of any of the Sellers, the Notary may proceed to have the Data Room Documents destroyed, at the expense of the respective Depositors referred to in Article 5.1(b) in accordance with the provisions of Article 5.1(b).

8.                                      GOVERNING LAW AND JURISDICTION

8.1.          Governing Law

This Agreement shall be governed by and interpreted according to the laws of the Kingdom of Belgium, excluding conflicts of laws rules.

8.2.          Jurisdiction

In case of disputes arising hereunder, the Parties undertake to seriously pursue a reasonable amicable settlement. If notwithstanding such efforts, no amicable settlement can be reached, any dispute arising hereunder shall be submitted to the exclusive jurisdiction of the courts of Brussels, Belgium.

9.                                      MISCELLANEOUS

9.1.          Amendments

This Agreement may not be amended, supplemented or otherwise modified except by a written instrument executed by all Parties directly or indirectly affected by such amendment, supplement or modification.

9.2.          Severability

The invalidity or unenforceability of any one stipulation or clause of the present Agreement shall not result in the invalidity or unenforceability of any other provision of the Agreement or of the Agreement as a whole.  In the event that the validity or enforceability of any provision of this Agreement is jeopardized or seriously challenged, the Parties undertake to do whatever is reasonably necessary or advisable, including effecting such applications or filings, or restructurings of the provision in question, so as to be able to lawfully maintain such provision in full force and effect or to substitute another provision that has economically substantially the same effect for all Parties.

9.3.          Assignment

Save for assignments, delegations or other transfers to Affiliates (as defined in the Stock and Asset Purchase Agreement) (other than assignments or transfers of rights to indemnification pursuant to this Agreement), neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred in whole or in part by any Party without the prior written consent of the other Parties, and any such attempted assignment or delegation without such consent shall be null, void, ab initio and without effect.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the Parties’ successors and permitted assigns.  Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties to this Agreement, any legal or other right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Agreement.

9.4.          Notices

(a)                                  Save as otherwise provided in this Agreement, any notice, demand or other communication (for the purpose of this Article 9.4 a “notice”) to be given by any Party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it.  Any notice shall be served to a Party by sending it by fax to the such Party’s number as set out in Exhibit C, by e-mail to such Party’s e-mail address as set out in Exhibit C, or by delivering it by hand to such Party’s address as set out in Exhibit C and in each case marked for the attention of the relevant Person set out in Exhibit C, and with copy to the relevant Person set out in Exhibit C (or such other Person as otherwise notified from time to time in accordance with the provisions of this Article 9.4).  Any notice so served by fax or hand shall be deemed to have been duly given or made as follows:

(i)                                     if sent by fax, at the time of transmission; or

(ii)                                  if sent by e-mail, at the time of transmission (provided that the notice is confirmed by means of a delivery by fax or by hand)

(iii)                               in the case of delivery by hand, when delivered;

provided that in each case where delivery by fax, e-mail or by hand occurs after 6:00 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9:00 a.m. on the next following Business Day.

References to time in this Article 9.4 are to Belgian time.

(b)                                 A Party may notify all other Parties to this Agreement of a change to its name, relevant addressee, address, e-mail address or fax number for the purposes of this Article 9.4, provided that, such notice shall only be effective on:

(i)                                     the date specified in the notification as the date on which the change is to take place; or

(ii)                                  if no date is specified or the date specified is less than two Business Days after the date on which notice is given, the date following two Business Days after notice of any change has been given.

(c)                                  In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon, that the facsimile transmission was made and a facsimile confirmation report was received or that the e-mail transmission was made and a e-mail receipt report was generated (and the confirmation fax or delivery was properly made as set forth above), as the case may be.

9.5.          Exhibits

All Exhibits referenced herein are incorporated herein by reference and are a part of this Agreement for all purposes. Each page of the Agreement and Exhibits, other than the last signature page of the Agreement, will be initialed, for identification purposes, by Solvay SA, by Abbott Laboratories and by the Notary.  Acknowledging that each of (i) Solvay SA and the other

Sellers, (ii) Abbott Laboratories and the other Buyers and (iii) the Notary, have the same economic interests under this Agreement, parties agree that only the pages, other than the last signature page, of the Agreements and Exhibits delivered to Solvay SA, delivered to Abbott Laboratories and delivered to the Notary will carry original initials, while the pages of the Agreements and Exhibits delivered to the other Parties may carry photocopies of such initials.  Solvay SA herewith authorizes, with the right of substitution, Otto Grolig to initial on its behalf, all pages of the Agreement and Exhibits. Abbott Laboratories herewith authorizes, with the right of substitution, Thomas J. Dee to initial, on its behalf, all pages of the Agreement and Exhibits.

- Signature pages follow -

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SOLVAY SA

By:	/s/ Bernard De Laguiche
Name:	Bernard De Laguiche
Title:	Chief Financial Officer

SOLVAY PHARMACEUTICALS SA

By:	/s/ Bernard De Laguiche
Name:	Bernard De Laguiche
Title:	Chief Financial Officer

TERLIN B.V.

By:	/s/ Dominique Dussard
Name:	Dominique Dussard
Title:	Group General Counsel

SOLVAY (SHANGHAI) CO. LTD

By:	/s/ Dominique Dussard
Name:	Dominique Dussard
Title:	Group General Counsel

SOLVAY TAIWAN CO. LTD

By:	/s/ Dominique Dussard
Name:	Dominique Dussard
Title:	Group General Counsel

ABBOTT LABORATORIES

[SIGNATURE PAGE TO DATA ROOM DEPOSIT AGREEMENT]

ABBOTT LABORATORIES

By:	/s/ Thomas C. Freyman
Name:	Thomas C. Freyman
Title:	Executive Vice President, Finance and Chief Financial Officer

ABBOTT INTERNATIONAL LUXEMBOURG SARL

By:	/s/ Thomas J. Dee
Name:	Thomas J. Dee
Title:	Authorized Signatory

ABBOTT OVERSEAS LUXEMBOURG SARL

By:	/s/ Thomas J. Dee
Name:	Thomas J. Dee
Title:	Authorized Signatory

ABBOTT LABORATORIES SERVICES CORP.

By:	/s/ Thomas J. Dee
Name:	Thomas J. Dee
Title:	Authorized Signatory

ABBOTT LABORATORIES TRADING (SHANGHAI) CO., LTD.

By:	/s/ Thomas J. Dee
Name:	Thomas J. Dee
Title:	Authorized Signatory

[SIGNATURE PAGE TO DATA ROOM DEPOSIT AGREEMENT]

NOTARY VINCENT VRONINKS

By:	/s/ Vincent Vroninks

EXHIBIT A.

THE (OTHER) SELLERS

•                  Solvay Pharmaceuticals SA

•                  Terlin BV

•                  Solvay (Shanghai) Co. Ltd

•                  Solvay Taiwan Co. Ltd.

EXHIBIT B.

THE (OTHER) BUYERS

•                  Abbott International Luxembourg Sarl

•                  Abbott Overseas Luxembourg Sarl

•                  Abbott Laboratories Trading (Shanghai) Co., Ltd.

•                  Abbott Laboratories Services Corp.

EXHIBIT C.

NOTICES

Parties	Details for Notices
The Sellers	Solvay SA Rue du Prince Albert 33 B-1050 Brussels, Belgium
	Attn:	Dominique Dussard
	Fax:	+ 32 2 509 6397

With a copy (which will not constitute notice) to: Freshfields Bruckhaus Deringer LLP Bastion Tower, Place du Champ de Mars Marsveldplein 5, B-1050 Brussels, Belgium
	Attn:	Geert Verhoeven
Timothy Wilkins
	Fax:	+ 32 2 404 7044

The Buyers	Abbott Laboratories 100 Abbott Park Road Abbott Park, Illinois 60064
	Attn:	Laura J. Schumacher
Executive Vice President, Secretary and
General Counsel
	Fax:	847 938-6277

With a copy (which will not constitute notice) to: Baker & McKenzie LLP One Prudential Plaza 130 East Randolph Drive Chicago, Illinois 60601
	Attn:	Pablo Garcia-Moreno
Peter Leys
Michael F. DeFranco
	Fax:	+ 1 312 861-2899

Notary Vincent Vroninks	Attention:	Mr. Vincent Vroninks
	Address:	Capitaine Crespelstraat 16, 1050 Brussels, Belgium
	E-mail:	vincent.vroninks@belnot.be
	Facsimile No.:	+32 (0)2.512.43.87